UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OVERNITE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value per share, of Overnite Corporation (“Overnite common stock”)

(2)	Aggregate number of securities to which transaction applies:

29,517,802 shares of Overnite common stock, which consists of (a) 28,251,130 shares of Overnite common stock, (b) 318,620 shares of Overnite common stock covered by restricted stock awards, (c) 388,000 shares of Overnite common stock underlying outstanding options to purchase Overnite common stock with exercise prices below $43.25, (d) 99,110 shares of Overnite common stock that could be purchased under the Overnite Corporation Employee Stock Purchase Plan (the “ESPP”) as of June 1, 2005, and (e) 460,942 retention stock units that represent an equivalent number of shares of Overnite common stock credited under the Overnite Corporation Equity Swap Program, the Overnite Corporation Long-Term Incentive Plan and the Overnite Corporation Directors’ Deferred Compensation Plan (the “Plans”).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $149,360 was calculated based upon the sum of (a) 28,251,130 shares of Overnite common stock multiplied by $43.25 per share, (b) 318,620 shares of Overnite common stock covered by restricted stock awards multiplied by $43.25 per share, (c) options to purchase 388,000 shares of Overnite common stock with exercise prices below $43.25 per share, multiplied by $23.51 per share (which is the difference between $43.25 and the weighted average exercise price per share), (d) 99,110 shares of Overnite common stock that could be purchased under the ESPP as of June 1, 2005 multiplied by $43.25, and (e) 460,942 retention stock units that represent an equivalent number of shares of Overnite common stock credited under the Plans multiplied by $43.25 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $1,268,985,817, which is the sum of the preceding sentence, by 0.0001177.

(4)	Proposed maximum aggregate value of transaction:

$1,268,985,817

(5)	Total fee paid:

$149,360

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Overnite Shareholder:

On May 15, 2005, Overnite Corporation entered into an agreement of merger and a related plan of merger, with United Parcel Service, Inc. and a subsidiary of UPS, pursuant to which we will become an indirect wholly-owned subsidiary of UPS in a cash transaction valued at approximately $1.25 billion. Upon completion of the merger, you will be entitled to receive $43.25 in cash for each share of our common stock that you own, without interest thereon. This price represents a 46% premium over the closing price per share of $29.58, as quoted on The NASDAQ National Market on the last trading day before the public announcement that Overnite and UPS had entered into the agreement of merger and the related plan of merger.

Upon the unanimous recommendation of a special committee of our board of directors comprised of all five of our independent directors, our board of directors has, by a unanimous vote, (1) determined that the agreement of merger and the related plan of merger are advisable, fair to, and in the best interests of, Overnite and our shareholders, (2) approved and adopted the agreement of merger and the related plan of merger, and (3) recommended that our shareholders approve and adopt the agreement of merger and the related plan of merger.

A special meeting of our shareholders will be held on             ,             , 2005, at              Richmond, Virginia time, to vote on a proposal to approve and adopt the agreement of merger and the related plan of merger so that the merger can occur. The special meeting of shareholders will be held at Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219. Notice of the special meeting is enclosed. This proxy statement gives you detailed information about the special meeting and the merger and includes the agreement of merger and the plan of merger as Annex A and Annex B, respectively. We encourage you to read the proxy statement, the agreement of merger and the related plan of merger carefully.

Your vote is important. We cannot complete the merger unless holders of a majority of all shares of our common stock entitled to vote thereon approve and adopt the agreement of merger and the related plan of merger, which we sometimes refer to in this proxy statement as the merger proposal. Our board of directors recommends that you vote “FOR” approval and adoption of the merger proposal. The failure of any shareholder to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger.

Each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of the merger proposal.

Whether or not you plan to attend the special meeting, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card.

Our board of directors and management appreciate your continuing support of Overnite, and we hope you will approve this exciting transaction.

Sincerely,
Leo H. Suggs Chairman of the Board, Chief Executive Officer and President

Overnite Corporation

1000 Semmes Avenue

Richmond, Virginia 23224

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2005

TO THE SHAREHOLDERS OF OVERNITE CORPORATION:

NOTICE IS HEREBY GIVEN that Overnite Corporation will hold a special meeting of its shareholders on                     ,                     , 2005, at          a.m., Richmond, Virginia time, at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219, to consider the following matters:

•	A proposal to approve and adopt the agreement of merger and the related plan of merger, pursuant to which Olympic Merger Sub, Inc. will merge with and into Overnite Corporation;

•	A grant of authority to the proxyholders to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the agreement of merger and the related plan of merger, if there are not sufficient votes for approval and adoption of the agreement of merger and the related plan of merger at the special meeting; and

•	Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the merger proposal and other important information related to the merger.

We have fixed the close of business on                     , 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were outstanding and entitled to vote                      shares of our common stock. Holders of our common stock are not entitled to appraisal rights under Virginia law in connection with the merger.

Upon the unanimous recommendation of a Special Committee of the Board of Directors comprised of all five of its independent directors, the Board of Directors of Overnite unanimously recommends that you vote “FOR” approval and adoption of the agreement of merger and the related plan of merger.

By Order of the Board of Directors,

Mark. B. Goodwin
Senior Vice President, General Counsel and Secretary

Richmond, Virginia

                    , 2005

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

SHAREHOLDERS OF

OVERNITE CORPORATION

The board of directors of Overnite Corporation provides this proxy statement to you to solicit your vote on the approval and adoption of the agreement of merger and the related plan of merger. Pursuant to the agreement of merger, the parties have agreed to merge Olympic Merger Sub with and into Overnite. If our shareholders approve and adopt the merger proposal, each shareholder will receive $43.25 in cash, without interest thereon, per share of our common stock owned at the time of the merger.

The merger cannot occur unless the holders of a majority of all shares of our common stock entitled to vote thereon approve and adopt the merger proposal. The board of directors has scheduled a special meeting of shareholders to vote on the merger proposal as follows:

, 2005 Richmond, Virginia time Offices of Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219

This document provides you with detailed information about the merger proposal. Please see “Where You Can Find More Information” on page 57 for additional information about Overnite on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to shareholders beginning about                      , 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction contemplated in this proxy statement, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make a proxy solicitation in such jurisdiction. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is                     , 2005.

i

ii

SUMMARY TERM SHEET

This summary term sheet summarizes the material information in the proxy statement, but does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, the proxy statement incorporates by reference important business and financial information about Overnite Corporation. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” on page 57.

The Proposed Merger (see page 43)

•	In the merger, Olympic Merger Sub, Inc., an indirect wholly-owned subsidiary of United Parcel Service, Inc., will merge with and into Overnite Corporation, with Overnite continuing as the surviving corporation.

•	Upon completion of the merger, each issued and outstanding share of our common stock will automatically be cancelled and will be converted into the right to receive $43.25 per share, in cash, without interest thereon, which amount per share we sometimes refer to in this proxy statement as the merger consideration.

•	As a result of the merger, Overnite will cease to be an independent, publicly-traded company and will become an indirect wholly-owned subsidiary of UPS.

The Companies (see page 15)

Overnite. Overnite is a Virginia corporation headquartered in Richmond, Virginia. We are a leading, predominantly non-union provider of less-than-truckload, or LTL, transportation services. Our principal executive offices are located at 1000 Semmes Avenue, Richmond, Virginia 23224, and our telephone number is (804) 231-8000. Unless the context otherwise indicates, the terms “Overnite,” “we,” “us” or “our” mean Overnite and its subsidiaries.

UPS. UPS is a Delaware corporation headquartered in Atlanta, Georgia. UPS is the world’s largest package delivery company and a global leader in supply chain solutions. Its principal executive offices are located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and its telephone number is (404) 828-6059.

Olympic Merger Sub. Olympic Merger Sub is a Virginia corporation formed solely for the purpose of merging with and into Overnite and has not conducted any business activities since its organization. Olympic Merger Sub is an indirect wholly-owned subsidiary of UPS. The executive offices of Olympic Merger Sub are located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. The telephone number at that address is (404) 828-6059.

The Special Meeting (see page 16)

Date, Time and Place of the Special Meeting. The special meeting is scheduled to be held as follows:

Date:	, 2005

Time:	, Richmond, Virginia time

Place:	Offices of Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219

Proposal to Be Considered at the Special Meeting. At the special meeting, you will be asked to vote on a proposal to approve and adopt the agreement of merger and the related plan of merger, which we sometimes refer to in this proxy statement as the merger proposal, pursuant to which Olympic Merger Sub will merge with and into Overnite. A copy of the agreement of merger and the related plan of merger are attached as Annex A and Annex B, respectively. We urge you to read these documents carefully as they are the primary legal documents that govern the merger.

Record Date. Our board of directors has fixed the close of business on                     , 2005, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote                      shares of our common stock, including shares of restricted stock (whether vested or unvested).

Voting Rights; Vote Required for Approval. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote on the merger proposal, considered together, constitutes a quorum for the purpose of considering that matter. Abstentions and “broker non-votes” (as defined below) will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the merger proposal.

If you hold your shares in an account with a broker or bank, which we refer to in this proxy statement as holding your shares in “street name,” you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold your shares of our common stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Required Vote. Under our articles of incorporation, the approval and adoption of the merger proposal requires the affirmative vote of a majority of all shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

As of the record date, our directors and executive officers beneficially owned approximately                      shares of our common stock, including shares of restricted stock (whether vested or unvested), or approximately         % of the shares entitled to vote at the special meeting. It is expected that each of our directors and executive officers will vote the shares of our common stock owned by him or her in favor of the merger proposal.

Voting and Revocation of Proxies. After carefully reading and considering the information contained in this proxy statement, you should vote your shares as soon as possible so that your shares are represented at the special meeting. You may vote your shares by completing, dating and signing your proxy card and mailing it in the enclosed return envelope. You may also vote your shares by telephone by calling 1-866-287-9710 or through the Internet at https://www.proxyvotenow.com/ovnt by 11:59 p.m., Eastern Daylight Time, on                     , 2005. You can also vote in person at the meeting, but we encourage you to submit your proxy card now in any event. Unless you specify to the contrary on your proxy card, all of your shares represented by valid proxies will be voted “FOR” the merger proposal. If a proposal for postponement or adjournment of the special meeting is properly presented at the special meeting, or any postponement or adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such postponement or adjournment. The persons named as proxies will not, however, have the discretion to vote in favor of any postponement or adjournment as to any shares of our common stock that have been voted against the merger proposal.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to exchange your stock certificates for the merger consideration. If you hold your shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal.

Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 1000 Semmes Avenue, Richmond, Virginia 23224, Attention: Corporate Secretary; or

•	by delivering a proxy of a later date by mail in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

•	If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling 1-866-287-9710 or through the Internet at https://www.proxyvotenow.com/ovnt by 11:59 p.m., Eastern Daylight Time, on , 2005. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet.

•	If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

Questions and Additional Information. For additional information regarding the procedure for delivering your proxy see “The Special Meeting—Voting and Revocation of Proxies” and “The Special Meeting—Solicitation of Proxies.” If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, The Altman Group, Inc., toll-free at (800) 591-8236.

What You Will Be Entitled to Receive upon Completion of the Merger (see page 43)

Holders of our common stock will be entitled to receive $43.25 in cash, without interest thereon, in exchange for each share of common stock that they own. After we complete the merger, holders of our common stock will no longer own our common stock and we will become an indirect wholly-owned subsidiary of UPS. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Overnite shareholder and will have no rights as a UPS shareholder. If you hold your shares in certificated form, you will receive the merger consideration after exchanging your stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the completion of the merger. If you hold your shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal. See “The Agreement of Merger — Merger Consideration.”

Treatment of Restricted Stock (see page 43)

Shares of common stock subject to restricted stock awards (whether vested or unvested) outstanding at the effective time of the merger will be converted in the merger into the right to receive $43.25 per share in cash, without interest thereon and less any applicable withholding tax. Holders of restricted shares will receive the merger consideration after exchanging their restricted stock agreements in accordance with the instructions contained in the letter of transmittal to be sent to them shortly after the completion of the merger. See “The Agreement of Merger — Merger Consideration.”

Treatment of Options Outstanding under Our Stock Award Plans (see page 43)

Prior to the effective time of the merger, each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable. All stock options not exercised prior to the effective time of the merger will be cancelled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of

$43.25 per share over the exercise price per share of our common stock subject to such stock option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. Holders of stock options will receive all amounts payable, without interest thereon, as soon as practicable following the effective time of the merger, after exchanging their stock option agreements in accordance with the instructions contained in the letter of transmittal to be sent to them shortly after the completion of the merger. See “The Agreement of Merger — Effect of the Merger on Overnite Stock Award Plans.”

Treatment of Shares Outstanding under Our Employee Stock Purchase Plan (see page 43)

At or subsequent to the effective time of the merger, each participant in our employee stock purchase plan, which we refer to in this proxy statement as the ESPP, in exchange for cancellation of such participant’s rights under the ESPP, will receive an amount in cash determined by multiplying (1) $43.25 by (2) the number of shares of our common stock that could be purchased for such participant under the ESPP based on the total contributions credited to the participant under the ESPP immediately prior to the effective time of the merger and the exercise price of $33.78 under the ESPP, less any withholding taxes. See “The Agreement of Merger — Effect of the Merger on Overnite Stock Award Plans.”

Treatment of Equity Swap Program Shares (see page 44)

At or subsequent to the effective time of the merger, each participant in our equity swap program (i.e., notional shares credited to a participant’s deferred stock account under our executive incentive plan, which we refer to in this proxy statement as ESP Shares), will receive in exchange for the cancellation of the ESP Shares, an amount in cash determined by multiplying (1) $43.25 by (2) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the effective time of the merger, and each ESP Share will thereafter be cancelled. All amounts so payable will be subject to any required withholding of taxes or proof of eligibility for exemption of such withholding of taxes. See “The Agreement of Merger — Effect of the Merger on Overnite Stock Award Plans.”

Market Price and Dividend Data (see page 54)

Our common stock is quoted on The NASDAQ National Market under the symbol “OVNT.” On May 13, 2005, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $29.58 per share. On                     , 2005, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $             per share. See “Market Price and Dividend Data.”

Recommendations of the Special Committee and of Our Board of Directors (see pages 25 and 27)

After careful consideration, upon the unanimous recommendation of a special committee of our board of directors comprised of all five of our independent directors, our board of directors unanimously:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders;

•	approved and adopted the merger proposal; and

•	recommended that our shareholders vote to approve and adopt the merger proposal.

Upon the unanimous recommendation of a special committee of our board of directors, our board of directors unanimously recommends that at the special meeting you vote “FOR” the merger proposal.

For a discussion of the material reasons considered by the special committee in reaching its conclusions, see “The Merger—Reasons for the Recommendation of the Special Committee.” For a discussion of the material reasons considered by our board of directors in reaching its conclusions, see “The Merger—Reasons for the

Merger.” Neither the special committee of the board of directors nor the board of directors assigned relative weight to any of the reasons. In addition, neither the special committee of the board of directors nor the board of directors reached any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of the special committee and the board of directors may have given different weight to different reasons. See “The Merger—Recommendation of Our Board of Directors.”

Opinion of Financial Advisor (see page 28)

On May 14, 2005, Morgan Stanley & Co. Incorporated, which we refer to in this proxy statement as Morgan Stanley, delivered to the special committee and our board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated May 15, 2005, that, as of such date and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the $43.25 in cash per share to be received by the holders of our common stock pursuant to the agreement of merger was fair, from a financial point of view, to those holders.

The full text of Morgan Stanley’s written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex C to this proxy statement. Morgan Stanley’s opinion was directed to our special committee and our board of directors in their consideration of the merger. Morgan Stanley’s opinion is not a recommendation as to how our shareholders should vote with respect to the merger. We urge you to read the opinion carefully and in its entirety.

Interests of Directors and Executive Officers in the Merger (see page 35)

In considering the recommendation of our board of directors that you vote for the merger proposal, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our shareholders generally. These interests include the following:

•	under existing change of control agreements, our executive officers may receive cash payments and other benefits in connection with the completion of the merger;

•	the vesting and exercisability of options to purchase our common stock held by our employees, including the executive officers, will be accelerated in connection with the merger;

•	participants in our long-term incentive plan who received long-term incentive plan awards granted in January 2004, which we refer to in this proxy statement as LTIP Awards, which includes all of our executive officers, will be entitled to elect from the following:

•	at the effective time of the merger, each participant will receive a single cash payment equal to the cash payout under the LTIP Award assuming achievement of the target performance objectives plus an amount determined by multiplying (1) $43.25 by (2) the number of performance shares earned under the LTIP Award assuming achievement of the target performance objectives; or

•

with the consent of a participant, the participant’s LTIP Award will be amended to provide that such participant shall receive a single cash payment equal to the amount described in the following sentence if the participant continues employment with us or UPS (or any affiliate thereof) until the second anniversary of the consummation of the merger (or January 1, 2007, in the case of the LTIP Award held by Mr. Leo H. Suggs, the chairman of our board of directors, chief executive officer and president, if he makes this election) or if the participant’s employment ends before such date, as applicable, on account of death, disability or a termination without cause or a resignation with good reason. The amount payable to such participant will be equal to the maximum cash payout under the LTIP Award assuming achievement of the maximum performance objectives plus an amount determined by multiplying (1) $43.25 by (2) the number of performance shares earned under the LTIP Award assuming achievement of the maximum performance objectives. Any amount payable pursuant to such amendment shall be paid in a single cash payment on the second anniversary of the consummation of the merger or, if such date is not a business day, on the immediately succeeding day (or January 2, 2007, in the case of Mr. Suggs) or if the participant is terminated without cause, resigns with good reason, dies or becomes disabled, payment will be made within two and one-half months after the calendar year in which the event occurs.

•	the vesting of shares of restricted common stock subject to restricted stock agreements that each of our executive officers is a party to with us will be accelerated and all shares of restricted common stock subject to restricted stock awards (whether vested or unvested) will be converted into cash in the merger;

•	upon completion of the merger, our current officers may be officers of the surviving corporation;

•	under existing change of control agreements and our existing supplemental executive retirement plan, a trust will be established for each executive officer and will be funded with a contribution equal to the present value of the executive officer’s benefit under our supplemental executive retirement plan;

•	existing indemnification arrangements and insurance for our directors and officers will be continued if the merger is completed;

•	director and officer’s insurance coverage of our directors and officers for matters occurring prior to the completion of the merger, will be continued by UPS after the merger is completed for a period of six years;

•	under the terms of our existing executive incentive compensation and deferral plan, each outstanding incentive award will be earned in its entirety upon termination of employment if within two years after the completion of the merger the executive officer resigns for good reason or is terminated without cause and for reasons other than the executive’s death or disability; an executive officer will be entitled to receive payment of his investment account following the merger, subject to a 10% early withdrawal penalty and benefits under the executive incentive compensation and deferral plan may be reduced to avoid taxes under Section 4999 of the Internal Revenue Code if the net after-tax benefit to the executive would be increased as a result of such reduction; and

•	(1) each of the members of our special committee will receive $1,000 for each meeting of the special committee, of which there were 10 such meetings; (2) Mr. Foster will receive an additional $3,000 for serving as the chairperson of our special committee; and (3) each of our non-employee directors will receive a cash payment representing the regular quarterly payment of his annual retainer for the quarter in which the merger is completed.

The members of the special committee and our board of directors were aware of these interests and considered them at the time they approved and adopted the merger proposal and made their recommendation to our shareholders. See “The Merger — Interests of Directors and Executive Officers in the Merger.”

In addition, UPS and our executive officers are currently in discussions, which may impact some or all of the foregoing provisions, concerning the cancellation of their change in control agreements and modification or termination of certain other rights or benefits in exchange for entering into retention agreements with us and UPS that would provide incentives for their continued employment and for their entering into certain noncompetition, nonsolicitation and confidentiality covenants with us and UPS. The proposed retention agreements would be effective upon the effective time of the merger and would provide generally for the following:

•	continued employment with us during a 24-month retention period (through January 1, 2007 for Mr. Suggs) at the same base salary and for substantially the same target annual bonus opportunity as was available to them in 2005;

•	restricted shares of Class A common stock of UPS that would vest at the end of the retention period provided that the executive officer remains continuously employed with us (or UPS or another UPS subsidiary) during the retention period or is terminated by us without cause or as a result of death or disability or resigns with good reason;

•	a cash retention payment made in four equal installments over the retention period provided that the executive officer remains continuously employed with us (or UPS or another UPS subsidiary) during the retention period or is terminated by us without cause or as a result of death or disability or resigns with good reason;

•	other benefits that are substantially similar in the aggregate to certain of the benefits provided to the executive officers by us in 2005;

•	indemnification for any excise taxes assessed against the executive officer under Section 4999 of the Internal Revenue Code as a result of the benefits and payments made by us (or UPS or another UPS subsidiary) under the retention agreement or otherwise; and

•	UPS will assume the obligation to pay benefits to the executive officer under our supplemental executive retirement plan.

The executive officers would also agree to certain noncompetition and nonsolicitation covenants during employment and for a period of at least two years after employment terminates and certain confidentiality covenants, and would give up their right to a trust that would be funded with a contribution equal to the present value of their benefit under our supplement executive retirement plan and their right to consent to certain future amendments under our supplemental executive retirement plan.

The members of the special committee of our board of directors and our board of directors were aware that UPS and our executive officers intended to enter into discussions concerning possible amendments to each of their change in control agreements and modifications or termination of certain other rights or benefits and considered this at the time they approved and adopted the merger proposal and made their recommendation to our shareholders. The details of these amendments, including the specific benefits payable to each executive officer in exchange for the modification or termination of rights or benefits to which they are currently entitled under such agreements, were not available to the special committee of our board of directors or our board of directors at the time they approved and adopted the merger proposal and made their recommendation to our shareholders. See “The Merger — Interests of Directors and Executive Officers in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 41)

The merger will be a taxable transaction for all U.S. holders of our common stock. As a result, assuming you are a U.S. taxpayer, the exchange of your shares of our common stock for cash in the merger will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) $43.25 and (2) the adjusted tax basis of your shares of our common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Antitrust Approvals (see page 40)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. We and UPS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 1, 2005, and each party received early termination with respect to those filings on June 10, 2005. See “The Merger — Antitrust Approvals.”

The Agreement of Merger (see page 43)

Conditions to the Merger. The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	The merger proposal must have been approved and adopted by the affirmative vote of the holders of a majority of all shares of our common stock entitled to vote thereon;

•	No legal prohibition to the merger may be in effect;

•	All governmental consents, orders and approvals or pre-closing clearances required for the completion of the merger must be obtained and be in effect, or applicable waiting periods must have terminated or expired;

•	Our representations and warranties in the agreement of merger must be true and correct, except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect (as such term is defined below under “The Agreement of Merger — Material Adverse Effect”);

•	UPS’s representations and warranties in the agreement of merger must be true and correct, except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay UPS’s performance of its obligations under the agreement of merger;

•	We must have no stock options or stock awards outstanding as of the effective time of the merger; and

•	We and UPS must have performed in all material respects all obligations that each is required to perform under the agreement of merger.

Termination of the Agreement of Merger. The agreement of merger may be terminated at any time before the completion of the merger, whether before or after our shareholders have approved and adopted the merger proposal:

•	By mutual consent of us and UPS; or

•	By either us or UPS, if:

•	any final, non-appealable governmental order, decree, ruling or other action prohibits the completion of the merger, except that the party seeking to terminate must have used all commercially reasonable efforts to have such order, decree, ruling or other action vacated;

•	the merger is not completed by November 15, 2005, but such termination right is not available to the party whose failure to fulfill any obligation under the agreement of merger was the primary cause of, or resulted in, the failure to consummate the merger on or before such date; or

•	our shareholders fail to approve and adopt the merger proposal at the special meeting; or

•	By UPS, if:

•	our board of directors takes, or resolves to take, any of the following actions: (a) withdraws or modifies, in a manner adverse to UPS, its approval or recommendation of the merger proposal; (b) causes us to enter into an agreement with respect to another acquisition proposal; or (c) approves or recommends any other acquisition proposal;

•	any event has occurred that would result in the inability of any condition to UPS’s obligations to complete the merger to be satisfied prior to the termination date; or

•	we have breached in any material respect any of our covenants or other obligations under the agreement of merger or any of our representations or warranties (without giving effect to any materiality qualifiers) contained in the agreement of merger, which breach, together with all other such breaches, would be a failure of a condition for UPS to complete the merger, provided, however, that if such breach giving rise to the right of termination is waived by UPS or is capable of being cured by us and is cured by us within 10 business days after UPS delivers written notice of the breach, and we shall have provided reasonable assurance to UPS that such breach will be cured in all material respects on or before the effective time of the merger, then such breach will be deemed cured; or

•	By us, if:

•	any event has occurred that would result in the inability of any condition to our obligations to complete the merger to be satisfied prior to the termination date;

•	UPS has breached in any material respect any of its covenants or other obligations under the agreement of merger or any of its representations or warranties (without giving effect to any materiality qualifiers) contained in the agreement of merger, which breach, together with all other such breaches, would be a failure of a condition for us to complete the merger, provided, however, that if such breach giving rise to the right of termination is waived by us or is capable of being cured by UPS and is cured by UPS within 10 business days after we have delivered written notice of the breach, and UPS shall have provided reasonable assurance to us that such breach will be cured in all material respects on or before the effective time of the merger, then such breach will be deemed cured; or

•	in compliance with our obligations under the agreement of merger, the board of directors withdraws or modifies in a manner adverse to UPS or Olympic Merger Sub its approval or recommendation of the merger proposal and we have entered into a definitive agreement reflecting a superior acquisition proposal; provided that we have paid to UPS a $24.5 million termination fee and the out-of-pocket expenses of UPS and Olympic Merger Sub not to exceed $1.75 million, as described under “The Agreement of Merger — Termination Fees.”

Termination Fees. The agreement of merger provides that, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses. In certain circumstances, our board of directors has the right to terminate the agreement of merger in connection with the receipt of a superior acquisition proposal, as further described in “The Agreement of Merger — Termination of the Agreement of Merger.” In that event, and in certain other specified circumstances, the agreement of merger provides that upon termination we must pay to UPS a termination fee of $24.5 million and the out-of-pocket expenses of UPS and Olympic Merger Sub (including fees and expenses of counsel, accountants, investment bankers, experts and consultants) not to exceed $1.75 million. See “The Agreement of Merger — Termination Fees.”

No Appraisal Rights in the Merger (see page 44)

Under Virginia law, our shareholders are not entitled to exercise appraisal rights in connection with the merger and will only be entitled to receive $43.25 in cash, without interest thereon, for each share of our common stock owned by such holder. See “The Agreement of Merger — Appraisal Rights.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting of shareholders to be held for the purpose of voting on the merger proposal. These questions and answers do not address all questions that may be important to you as an Overnite shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction?

A.	You are being asked to vote to approve and adopt the merger proposal. Pursuant to the merger, Olympic Merger Sub, an indirect wholly-owned subsidiary of UPS, will merge with and into Overnite with Overnite being the surviving corporation and becoming an indirect wholly-owned subsidiary of UPS.

Q.	If the merger is completed, what will I receive for my shares of common stock?

A.	You will receive $43.25 in cash, without interest thereon, for each share of our common stock you own, upon surrender of your shares of our common stock, regardless of whether you hold such shares in certificated or book-entry form, after completion of the merger. As a result of the merger, our common stock will cease to be quoted on The NASDAQ National Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act.

Q.	Why is the board of directors recommending the approval and adoption of the merger proposal?

A.	Upon careful consideration and the unanimous recommendation of a special committee of the board of directors comprised of all five of our independent directors, our board of directors unanimously believes that the merger proposal is advisable, fair to, and in the best interests of Overnite and our shareholders. To review the reasons of the special committee and of our board of directors for recommending approval and adoption of the merger proposal, see pages 25 through 28.

Q.	When is the merger expected to be completed?

A.	We and UPS are working toward completing the merger as quickly as possible. We and UPS expect to complete the merger promptly after we receive approval by our shareholders at the special meeting and receive all necessary regulatory approvals. We currently anticipate that the merger will be completed in the third quarter of 2005. See “The Agreement of Merger — Conditions to the Merger.”

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on , 2005, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned, including shares of restricted stock (whether vested or unvested).

Q.	How many shares need to be represented at the meeting?

A.	The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the record date, , 2005, there were shares of common stock, including shares of restricted stock (whether vested or unvested), outstanding. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q.	What vote is required for our shareholders to approve and adopt the merger proposal?

A.	An affirmative vote of the holders of a majority of all shares of our common stock entitled to vote thereon is required to approve and adopt the merger proposal.

Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in order to vote your shares.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement and the Annexes attached hereto, please vote your shares of our common stock as soon as possible. Please vote your shares by returning the enclosed proxy card or by telephone or through the Internet, even if you plan to attend the special meeting, to ensure that your shares are voted. Your proxy card includes detailed information on how to vote.

In order for your shares to be represented at the special meeting:

•	you can attend the special meeting in person;

•	you can vote by telephone by calling toll-free 1-866-287-9710 on any touch tone telephone by 11:59 p.m., Eastern Daylight Time, on , 2005, or by following the instructions included on your proxy card;

•	you can vote through the Internet by accessing https://www.proxyvotenow.com/ovnt by 11:59 p.m., Eastern Daylight Time, on , 2005, or by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Your proxy card will instruct the persons named on the proxy card to vote your shares of our common stock at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal. If you do not vote, or if you abstain, the effect will be a vote “AGAINST” the merger proposal. Your vote is very important, regardless of the number of shares that you own.

Q.	If my shares are held for me by my broker, will my broker vote those shares for me with respect to the merger proposal?

A.	Generally, your broker will not have the power to vote your shares of common stock with respect to the merger proposal. Your broker will vote your shares with respect to the merger proposal only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares with respect to the merger proposal, using the instructions provided by your broker. If you fail to instruct your broker on how to vote in favor of the merger proposal, it will have the effect of a vote “AGAINST” the merger proposal.

Q.	May I vote in person?

A.	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting by telephone or through the Internet. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the special meeting and vote. Even if you plan to attend the special meeting in person you should still submit your proxy as soon as possible. You will still be able to vote in person if you choose to attend the special meeting.

Q.	May I vote by telephone or through the Internet?

A.

If you are a registered shareholder, you may vote by telephone at 1-866-287-9710, or electronically through the Internet at https://www.proxyvotenow.com/ovnt, and by following the instructions included with your proxy

card. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on                     , 2005. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Q.	What happens if I abstain from voting or do not return my proxy card?

A.	If you abstain from voting or do not vote (either in person or by proxy) it will have the same effect as a vote “AGAINST” the merger proposal. Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Overnite Corporation, 1000 Semmes Avenue, Richmond, Virginia 23224, Attention: Corporate Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone or through the Internet. If you decide to vote by completing, signing, dating, and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date, but transfer your shares after the record date but before the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q.	Can I exercise appraisal rights in the merger?

A.	No. Under Virginia law, our shareholders are not entitled to exercise appraisal rights in connection with the merger and will only be entitled to receive $43.25 in cash, without interest thereon, for each share of our common stock owned by such holder. See “The Agreement of Merger — Appraisal Rights.”

Q.	If I hold my shares in certificated form, should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your stock certificates. You must return your stock certificates as described in those instructions to receive the merger consideration.

Q.	If I hold my shares in book-entry form, what should I do to receive the merger consideration?

A.	If you hold shares of our common stock in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive instructions for exchanging your shares for the merger consideration.

Q.	Should I send in my restricted stock agreement or stock option agreements now?

A.	No. After the merger is completed, you will be sent detailed written instructions for exchanging your restricted stock agreements and stock option agreements for the merger consideration. You must return your restricted stock agreements and stock option agreements as described in those instructions to receive the merger consideration.

Q.	What other matters will be voted on at the special meeting?

A.	At the special meeting the shareholders may (1) grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval and adoption of the merger proposal at the special meeting and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	Where can I find more information about Overnite and UPS?

A.	Overnite and UPS file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 57 of this proxy statement.

Q.	Who can help answer my questions?

A.	If you would like additional copies, without charge, of this proxy statement or have questions about the merger after reading this proxy statement, including the procedures for voting your shares, please call our proxy solicitor, The Altman Group, Inc., toll-free at (800) 591-8236. You may also contact us at Attention: Mike Mahan, Investor Relations, 1000 Semmes Avenue, Richmond, Virginia 23224, Telephone: (804) 231-8852.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement and they may also be made a part of this proxy statement by reference to other documents filed by us with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “strategy,” “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by UPS, identify forward-looking statements. Our forward-looking statements are based on management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause our actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to: whether we are able to complete the merger; effects of the announcement and pendency of the merger on our business; whether we are fully successful in implementing our financial and operational initiatives; industry competition, conditions, performance and consolidation; legislative and/or regulatory developments; the effects of adverse general economic conditions, both within the United States and globally; any adverse economic or operational repercussions from terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts; changes in fuel prices; changes in labor costs; labor stoppages; the outcome of claims and litigation; natural events such as severe weather, floods and earthquakes and other factors described in our filings with the Securities and Exchange Commission.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the filings and reports that we make with the Securities and Exchange Commission as described under “Where You Can Find More Information.”

THE COMPANIES

Overnite

Overnite is a leading, predominantly non-union provider of less-than-truckload transportation services. In addition to our core less-than-truckload service, we provide our customers with a number of additional value-added less-than-truckload services, including expedited and guaranteed delivery, cross-border, assembly and distribution, trade show, government and third party logistics services. We also provide our customers with truckload and dedicated truckload transportation solutions.

We conduct our business primarily through Overnite Transportation Company and Motor Cargo Industries, Inc. Overnite Transportation and Motor Cargo are indirect wholly-owned subsidiaries of Overnite Holding, Inc. Prior to November 5, 2003, Overnite Holding was a direct wholly-owned subsidiary of Union Pacific Corporation. Through a series of transactions with Union Pacific, including the issuance to Union Pacific of 27.5 million shares of our common stock, Overnite Holding became a direct wholly-owned subsidiary of Overnite on November 5, 2003. Immediately thereafter, Union Pacific completed an initial public offering of the 27.5 million shares of our common stock.

Our principal executive offices are located at 1000 Semmes Avenue, Richmond, Virginia 23224. The telephone number at that address is (804) 231-8000.

UPS

UPS is the world’s largest package delivery company and a global leader in supply chain solutions. It was founded in 1907 as a private messenger and delivery service in Seattle, Washington. Today, it delivers packages each business day for 1.8 million shipping customers to 6.1 million consignees in over 200 countries and territories. In 2004, UPS delivered an average of more than 14.1 million pieces per day worldwide. In addition, UPS’s supply chain solutions capabilities are available to clients in 175 countries.

UPS’s total revenue in 2004 was over $36.5 billion. Although UPS’s primary business is the time-definite delivery of packages and documents, it has extended its capabilities in recent years to encompass the broader spectrum of services known as supply chain solutions, such as freight forwarding, customs brokerage, fulfillment, returns, financial transactions and even repairs. It has established a global transportation infrastructure and a comprehensive portfolio of services and integrated solutions. UPS supports these services with advanced operational and customer-facing technology. Its supply chain solutions provide visibility into moving inventory across the global supply chain.

UPS’s principal executive offices are located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. The telephone number at that address is (404) 828-6000.

Olympic Merger Sub

Olympic Merger Sub is a Virginia corporation formed solely for the purpose of merging with and into Overnite and has not conducted any business activities since its organization. Olympic Merger Sub is an indirect wholly-owned subsidiary of UPS. The executive offices of Olympic Merger Sub are located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. The telephone number at that address is (404) 828-6000.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our shareholders.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	, 2005

Time:	, Richmond, Virginia time

Place:	Offices of Hunton & Williams LLP

Proposal to be Considered at the Special Meeting

At the special meeting, you will consider and vote upon the merger proposal.

Record Date

Our board of directors has fixed the close of business on                     , 2005, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were issued and outstanding and entitled to vote                      shares of common stock, including shares of restricted stock (whether vested or unvested).

As of the record date, our directors and executive officers beneficially owned and had the right to vote                      shares of our common stock, including shares of restricted stock (whether vested or unvested), entitling them to exercise approximately         % of the voting power of our common stock.

Voting Rights; Quorum; Vote Required for Approval

Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all shares entitled to vote on the merger proposal, considered together, constitutes a quorum for the purpose of considering the merger proposal. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained and “broker non-votes” (as defined below), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares of our common stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Under our articles of incorporation, approval and adoption of the merger proposal requires the affirmative vote of the holders of a majority of all shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail, by telephone or through the Internet. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. The enclosed proxy card includes detailed information on how to vote by telephone at 1-866-287-9710 or through the Internet at https://www.proxyvotenow.com/ovnt. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on                     , 2005. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or through the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the merger proposal.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 1000 Semmes Avenue, Richmond, Virginia 23224, Attention: Corporate Secretary; or

•	by delivering a proxy of a later date in the manner described in this proxy statement; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling 1-866-287-9710 or through the Internet at https://www.proxyvotenow.com/ovnt by 11:59 p.m., Eastern Daylight Time, on                     , 2005. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal.

Postponements and Adjournments

The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the special meeting. Any proposal to postpone or adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for postponement or adjournment is properly presented at the special meeting, or any postponement or adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such postponement or adjournment. The persons named as proxies will not, however, have discretion to vote in favor of any postponement or adjournment as to any shares of common stock that have been voted against the merger proposal.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have retained The Altman Group, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at an anticipated cost not to exceed $7,000, plus reimbursement of reasonable out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related items. In addition, we will indemnify The Altman Group, Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any of our shareholders at the special meeting. For 10 days prior to the special meeting, this shareholder list will be available for inspection by shareholders, subject to compliance with applicable provisions of Virginia law, during ordinary business hours at our corporate offices located at 1000 Semmes Avenue, Richmond, Virginia 23224.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, The Altman Group, Inc., toll-free at (800) 591-8236.

THE MERGER

Background of the Merger

During a retreat of our board of directors on June 24-25, 2004 to focus on strategic issues, members of our senior management, at the request of our board of directors, made a presentation relating to various strategic alternatives available to our company. These discussions related to opportunities for internal growth as well as the potential for business combinations, including with global transportation companies that might be interested in entering the less-than-truckload, or “LTL,” industry through acquisition. Management highlighted the fact that the entry by FedEx Corporation into the LTL market was dramatically altering the competitive landscape in our industry. At its January 2005 meeting, our board of directors determined to review these strategic issues again at a board meeting scheduled for April 2005.

On February 3, 2005, representatives of Bear, Stearns & Co. Inc., financial advisor to UPS, met in Richmond, Virginia with Messrs. Patrick D. Hanley, our senior vice president and chief financial officer, and Paul H. Hoelting, our vice president and controller, regarding UPS’s possible interest in acquiring Overnite. Bear Stearns indicated that UPS was interested in acquiring a significant LTL transportation capability and intended to approach several LTL companies, including Overnite. Mr. Hanley indicated to Bear Stearns that Mr. Michael L. Eskew, the chairman and chief executive officer of UPS, should call Mr. Leo H. Suggs, our chairman, chief executive officer and president.

On February 8, 2005, Mr. Eskew called Mr. Suggs and indicated that UPS was interested in acquiring a company in the LTL transportation industry and invited Messrs. Suggs and Hanley to meet with UPS senior executives in Atlanta, Georgia, on February 17, 2005.

In mid-February 2005, Mr. Mark B. Goodwin, our senior vice president, general counsel and secretary, contacted Hunton & Williams LLP, our outside counsel, to advise them of the contact from Bear Stearns.

On February 17, 2005, Messrs. Suggs and Hanley met in Atlanta, Georgia with senior executives of UPS to listen to senior executives of UPS discuss the merits of a potential business combination between Overnite and UPS.

On February 18, 2005, UPS delivered a preliminary due diligence request list to Overnite.

On February 21, 2005, we entered into a confidentiality agreement with UPS.

From February 21, 2005 through May 15, 2005, we provided UPS with legal, financial, business and operational information in accordance with the terms of the confidentiality agreement in response to their due diligence requests and engaged in ongoing discussions with UPS and its representatives relating to these areas.

On February 23, 2005, our board of directors convened a special meeting. At that meeting, the board of directors, recognizing that the management directors could have interests in any potential business combination transaction that could be different from our shareholders generally, created a special committee, comprised of all five of the independent members of our board of directors. See “The Merger — Interests of Directors and Executive Officers in the Merger.” The special committee was tasked with considering strategic opportunities for Overnite, including discussions with UPS. Messrs. Thomas N. Allen, Thomas J. Donohue, Jr., Charles H. Foster, Jr., Michael D. Jordan and Harold D. Marshall were appointed to the special committee, and Mr. Foster was appointed chair of the special committee.

From February 28, 2005 through March 23, 2005, representatives of UPS reviewed due diligence information relating to Overnite, including a five-year long-term plan prepared by Overnite’s management, and participated with representatives of Overnite in various conference calls to discuss preliminary due diligence information relating to Overnite.

On March 23, 2005, senior executives of UPS contacted senior executives of Overnite to request a meeting in Richmond, Virginia on March 31, 2005 to discuss the status of the transaction and the outcome of UPS’s preliminary due diligence review of Overnite.

On March 24, 2005, there were multiple discussions among Overnite, Hunton & Williams and Mr. Foster relating to the current status of discussions with UPS and UPS’s request to meet in person with senior executives of Overnite on March 31, 2005.

On March 28, 2005, at the request of Mr. Foster, Mr. Hanley contacted three investment banks, including Morgan Stanley, to request proposals for independent financial advisory services in connection with a potential transaction. Also on March 28, 2005, certain representatives of Overnite and UPS participated in a conference call to review additional due diligence information relating to our business and our financial and operating performance.

On March 31, 2005, senior executives of Overnite and UPS met in Richmond, Virginia, where Overnite executives delivered management presentations concerning Overnite’s business, operations and finances. At this meeting, UPS indicated to Messrs. Suggs and Hanley that it was contemplating a price range for an all cash transaction of $40 to $44 per share and had narrowed its list of potential targets in the LTL industry. Also on March 31, 2005, Overnite received responses for independent financial advisory services from three investment banks, including Morgan Stanley.

On April 1, 2005, Mr. Hanley contacted Mr. Foster to communicate the $40 to $44 price range provided by UPS at the March 31, 2005 meeting.

On April 6, 2005, UPS delivered an additional legal and business due diligence request list to Overnite.

On April 8, 2005, Mr. Foster and other members of the special committee and Messrs. Suggs and Hanley held interviews with representatives of the three investment banks, including Morgan Stanley, to determine which firm the special committee believed would be best qualified to advise and assist the special committee in exploring a sale to UPS in the context of Overnite’s other strategic alternatives.

On April 9, 2005, the special committee convened a meeting. Mr. Hanley was present at the meeting and provided the special committee with an update on Overnite’s discussions with UPS. Mr. Hanley indicated that UPS had advised him that UPS was still considering a small number of LTL acquisition targets, including Overnite. At this meeting, the special committee agreed that the criteria for selection of an independent financial advisor should include:

•	the advisor’s expertise and experience in the LTL industry;

•	the reputation of the advisor;

•	the ability of the advisor to meet the special committee’s requirements and timelines; and

•	consideration of conflicts of interest.

After discussion of the relative merits of each independent financial advisor, and based upon the foregoing criteria, the special committee determined that Morgan Stanley was best qualified to advise and assist the special committee in exploring a possible transaction and was qualified to provide a fairness opinion to the special committee and our board of directors concerning any such possible transaction. Morgan Stanley has widely noted experience in providing mergers and acquisitions advisory services to public companies and, in particular, LTL transportation service providers. The special committee also took steps to confirm that Morgan Stanley had no conflicts of interest with respect to representing the special committee in any transaction involving Overnite. Following discussion, the special committee unanimously selected Morgan Stanley to provide independent financial advisory services in connection with the potential transaction.

On April 9, 2005, Overnite and the special committee executed an engagement letter with Morgan Stanley pursuant to which Morgan Stanley agreed to provide financial advisory services to the special committee in connection with a possible sale, transfer or other disposition, directly or indirectly, of all or a significant portion of the business, assets or securities of Overnite, whether by way of a merger, tender offer or otherwise, and agreed to provide an opinion as to the fairness, from a financial point of view, to Overnite or to the shareholders of Overnite, as the case may be, of the consideration to be received in any such transaction.

Between April 9, 2005 and May 15, 2005, Morgan Stanley, in coordination with Overnite and the special committee:

•	collected, reviewed and organized diligence materials concerning Overnite;

•	assisted in identifying parties that may have been interested in a transaction involving Overnite;

•	assisted in preparing a management presentation for use by certain members of management of Overnite in connection with discussions concerning a transaction involving Overnite and UPS;

•	prepared valuation analyses of Overnite utilizing several customary valuation methodologies;

•	analyzed the purchase price and other terms and conditions of the UPS offer; and

•	assisted the special committee and management in evaluating the relative merits of engaging in a business combination as compared to continuing to operate on a stand-alone basis.

On April 14, 2005, Hunton & Williams, in connection with a discussion of directors’ duties under applicable Virginia law, recommended to Overnite management that the special committee should retain independent counsel.

On April 15, 2005, senior executives of Overnite and UPS met in Richmond, Virginia, and UPS indicated that Overnite was now its primary LTL acquisition target. UPS also expressed a desire to sign an agreement of merger with Overnite by May 11, 2005.

Between April 15, 2005 and April 27, 2005, representatives from UPS and its advisors, including, among others, King & Spalding LLP, its outside counsel, and Bear Stearns, met with representatives of Overnite in Richmond, Virginia to review due diligence information relating to Overnite. This due diligence review included multiple functional meetings, including meetings relating to legal, finance and accounting and sales and marketing matters, and business and operational discussions with Overnite executives, as well as a comprehensive analysis of Overnite’s responses to UPS’s due diligence information requests.

On April 20, 2005, the special committee convened a meeting with representatives of Morgan Stanley, Hunton & Williams and members of senior management in attendance. Representatives of Hunton & Williams led a discussion of Virginia and federal law, the role of the board of directors and of the special committee in an acquisition, reliance on experts and counsel, the importance of independent counsel for the special committee, taking action in the best interest of our shareholders, market checks, breakup fees, fairness opinions, cash merger agreements and proxy submissions, among other relevant considerations. Representatives of Morgan Stanley then discussed with the special committee potential processes and considerations that would facilitate the special committee’s efforts to maximize shareholder value in an acquisition transaction such as the one contemplated. Representatives of Morgan Stanley indicated that UPS had referenced a potential range of prices in an all cash transaction of between $40 to $44 per share. Representatives of Morgan Stanley also discussed with the special committee potential buyers for Overnite, including UPS, and preliminary valuation issues.

On April 20, 2005, the special committee retained McGuireWoods LLP as its counsel. McGuireWoods was retained by the special committee due to McGuireWoods’ expertise and reputation as mergers and acquisitions and securities law counsel.

On April 21, 2005, UPS distributed a draft agreement of merger to Overnite.

On April 22, 2005, Messrs. Suggs, Hanley, Eskew and D. Scott Davis, UPS’s chief financial officer, as well as other senior executives of UPS, met in Atlanta, Georgia, to discuss the potential transaction. Mr. Suggs stressed to Mr. Eskew the importance of maximizing our shareholder value in any potential transaction with UPS. At this meeting, representatives of UPS indicated to Messrs. Suggs and Hanley that UPS’s management was working towards presenting Overnite with a narrower price range for a potential transaction.

On April 24, 2005, Overnite provided further due diligence materials concerning our company to UPS.

On April 25, 2005, the special committee convened a meeting. Representatives of McGuireWoods were present and led a discussion of Virginia and federal law, the role of the special committee in an acquisition, reliance on experts and counsel, the importance of independent counsel for the special committee, taking action in the best interest of our shareholders, market checks, breakup fees, fairness opinions, cash merger agreements and proxy submissions, among other relevant considerations. At the meeting, Mr. Thomas Allen was appointed as vice chairman of the special committee.

On April 27, 2005, Messrs. Suggs, Hanley and Allen met with representatives of UPS to discuss the potential transaction. At the meeting, the representatives of UPS indicated that they were prepared to make an offer at $42 in cash per share, subject to the approval of UPS’s board of directors.

In the afternoon on April 27, 2005, the special committee convened a meeting. Representatives of Morgan Stanley, McGuireWoods, Hunton & Williams, Mr. George J. Matkov, Jr., a member of the board of directors, and Messrs. Suggs, Hanley and Goodwin were present. Mr. Foster led a discussion of the ongoing price negotiations with UPS. Mr. Allen discussed the morning meeting with the representatives of UPS and their proposed offer of $42 in cash per share. Representatives of Morgan Stanley discussed their preliminary valuation analysis. The special committee and representatives of Morgan Stanley also discussed the potential strategic implications to Overnite of not merging with UPS. In addition, Mr. Hanley reviewed with the special committee management’s five-year plan concerning Overnite’s business, operations and finances. The representatives of Morgan Stanley and the members of the special committee discussed management’s five-year plan and forecasts of equity research analysts who report on Overnite. The special committee noted that continuing the strong financial performance of Overnite might require additional strategic acquisitions by Overnite in addition to a continuing favorable national economy. The members of the special committee discussed these assumptions with Messrs. Suggs and Hanley and the representatives of Morgan Stanley.

On the morning of April 28, 2005, the special committee reconvened to further discuss UPS’s offer of $42 in cash per share. After considerable deliberations among the special committee, Morgan Stanley and management, the special committee determined that UPS’s proposal to acquire Overnite at a price of $42 in cash per share was insufficient.

On April 29, 2005, representatives of Morgan Stanley, on behalf of Overnite, contacted Bear Stearns to indicate that UPS’s $42 all cash offer was not acceptable to the special committee. UPS requested additional clarification from Overnite as to the response. In response to this request, Mr. Foster spoke by telephone with a representative of UPS later on April 29, 2005, to express that $42 in cash per share was not acceptable because it needed to reflect additional valuation for the upside potential of the transaction to UPS and specific assets which had not been recognized by UPS as additional value. Mr. Foster suggested that perhaps including UPS stock as a portion of the merger consideration could be a way to bridge the issue of upside potential. The representative of UPS stated that UPS had considered many factors, including the specific asset valuations, and that UPS would hold a regularly scheduled board meeting on May 5, 2005, where he would present and review Overnite’s response along with other strategic alternatives.

On May 2, 2005, the special committee convened a meeting. Representatives of Morgan Stanley, McGuireWoods, Mr. Matkov and Messrs. Suggs, Hanley and Goodwin were present. Mr. Foster discussed his

April 29, 2005 conversation with a UPS representative and led a discussion of the ongoing price negotiations with UPS. Mr. Foster reported that UPS would hold a regularly scheduled board meeting on May 5, 2005. Mr. Foster indicated that he believed UPS would offer more than $42 in cash per share but that it was unlikely to offer more than $44 in cash per share.

On May 5 and 6, 2005, Mr. Foster and a representative from UPS were in contact for further negotiations following UPS’s board meeting. UPS reiterated its $42 in cash per share offer and stated that it would also be willing to do an all stock transaction at a $42 per share valuation. On May 6, 2005, after Mr. Hanley consulted with Mr. Foster and a representative of Morgan Stanley, Mr. Suggs called Mr. Eskew to express his concern over the $42 in cash per share offer. Mr. Eskew reiterated to Mr. Suggs the $42 in cash per share offer. Representatives of Bear Stearns also reiterated on a telephone call with representatives of Morgan Stanley the $42 in cash per share offer.

On May 6, 2005, the special committee convened a meeting to discuss the negotiations with UPS. Representatives of Morgan Stanley and McGuireWoods, Mr. Matkov and members of senior management were present. At the meeting, Mr. Foster reviewed the discussions he had with the representative from UPS on May 5 and 6, 2005. A representative of Morgan Stanley discussed the financial aspects of the UPS offer and indicated that representatives of Bear Stearns reiterated the $42 in cash per share offer. The special committee and its legal and financial advisors discussed the merits of an all cash transaction versus an all stock transaction or part cash and stock transaction. The special committee determined to counteroffer to UPS with an all cash transaction at a price of $44 in cash per share or an all stock transaction at a fixed exchange ratio of 0.6 shares of UPS common stock for each share of Overnite common stock (valued at approximately $42.97 per share of Overnite stock based on the closing trading price of UPS stock on May 5, 2005).

On May 7, 2005, Mr. Foster and a representative of UPS engaged in further negotiations by telephone. Thereafter, the special committee convened a meeting to discuss the negotiations. Representatives of Morgan Stanley, McGuireWoods and members of senior management were present. Mr. Foster reported that UPS increased its offer to $43 in cash per share or some combination of cash and UPS stock, but if Overnite wanted a stock offer, UPS would provide a precise structure and exchange ratio. Representatives of Morgan Stanley discussed the financial and valuation aspects of the $43 in cash per share offer with the special committee. After extensive discussions concerning UPS’s revised offer, the special committee determined to reconvene on May 8, 2005 to discuss a possible counteroffer.

On May 8, 2005, the special committee convened a meeting to discuss negotiations with UPS. Representatives of Morgan Stanley and McGuireWoods, Mr. Matkov and members of senior management were present. The special committee determined to counteroffer to UPS with $43.50 in cash per share or an all stock transaction at a fixed exchange ratio (based on a $43.50 valuation for each share of Overnite common stock). The special committee also determined that any potential termination fee should be limited to between 1%-2% of the aggregate value of the merger consideration.

On May 9, 2005, a representative of Morgan Stanley proposed by telephone to a representative of UPS an acquisition of Overnite by UPS for a purchase price of $43.50 in cash per share or an all stock transaction at a fixed exchange ratio (based on a $43.50 valuation for each share of Overnite common stock) and a termination fee between 1%-2% of the aggregate value of the merger consideration. The representative of UPS proposed a final price of $43.25 in cash per share and a termination fee of approximately 2% of the aggregate value of the merger consideration. The special committee met subsequently that day by teleconference to discuss this proposed offer. Representatives of Morgan Stanley and McGuireWoods, Mr. Matkov and Messrs. Suggs, Hanley and Goodwin participated in the meeting. The special committee determined the proposed purchase price of $43.25 in cash per share to be UPS’s final and best offer. In addition, the special committee agreed that the termination fee would be between 1%-2% of the aggregate value of the merger consideration. The special committee authorized the negotiations to proceed. Morgan Stanley, McGuireWoods and Hunton & Williams then had discussions with Bear Stearns and King & Spalding.

On May 9, 2005, Hunton & Williams distributed a revised draft of the agreement of merger to UPS and King & Spalding, reflecting our initial response to the draft received from UPS on April 21, 2005. The revised draft of the agreement of merger reflected changes requested by Overnite and its legal and financial advisors to the draft agreement of merger distributed by UPS on April 21, 2005.

On May 11, 2005, King & Spalding distributed a revised draft of the agreement of merger to Overnite and Hunton & Williams, and Hunton & Williams distributed a draft disclosure letter to the agreement of merger to UPS and King & Spalding. Overnite and UPS agreed that they and their respective representatives would meet in Richmond, Virginia at the offices of Hunton & Williams on May 12, 2005 to negotiate the terms of the proposed merger.

On May 12, 2005, representatives of Hunton & Williams and McGuireWoods met at the offices of Hunton & Williams in Richmond, Virginia, to discuss our proposed responses to UPS’s revised draft of the agreement of merger.

On May 12 and 13, 2005, representatives of Hunton & Williams, King & Spalding, Overnite and UPS met at the offices of Hunton & Williams in Richmond, Virginia to negotiate the terms of the agreement of merger. During this period, representatives of Hunton & Williams and McGuireWoods met frequently to assess the status of the negotiations and to discuss specific issues related to the proposed merger. In addition, during this period, at the request of McGuireWoods, representatives of Hunton & Williams, McGuireWoods, Overnite, UPS and King & Spalding discussed by telephone UPS’s plans to offer revised compensation and employment arrangements to our executive officers and senior management.

The negotiations during this period included, among other issues, discussions related to conditions to closing the merger and deal protection provisions that would be set forth in the agreement of merger. Among other issues, the parties negotiated the size of the termination fee, the situations in which the termination fee would be payable and the manner in which Overnite could clarify a potential superior proposal by a third party.

On May 13, 2005, the parties reached agreement on a substantially final form of the agreement of merger that would be presented on May 14, 2005 to Overnite’s special committee and board of directors. The parties discussed communications plans, due diligence matters and scheduling issues concerning the transaction.

At 8:00 a.m. on May 14, 2005, the board of directors convened a special meeting. Representatives of Morgan Stanley, Hunton & Williams and McGuireWoods and Mr. Goodwin were present. After the board of directors was informed of the most recent developments, the board recessed and a meeting of the special committee was convened with representatives of Morgan Stanley and McGuireWoods in attendance. The special committee discussed the terms of the draft agreement of merger. At the meeting, Morgan Stanley delivered and discussed its oral opinion, which was subsequently confirmed in a written opinion, dated May 15, 2005, that, based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $43.25 in cash per share to be received by holders of Overnite common stock pursuant to the agreement of merger was fair, from a financial point of view, to those holders. After further discussion, the special committee determined that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders. The special committee unanimously recommended the approval and adoption of the merger proposal to the board of directors and unanimously recommended that our shareholders vote to approve and adopt the merger proposal.

Immediately after the adjournment of the meeting of the special committee, the board of directors of Overnite reconvened. The board of directors discussed the proposed final terms and conditions of the agreement of merger. Representatives of Morgan Stanley and Hunton & Williams participated in these discussions. Mr. Foster, as chairman of the special committee, reported that the special committee had determined that the merger proposal is advisable, fair to, and in the best interests of Overnite and its shareholders and that the special committee had unanimously recommended the approval and adoption of the merger proposal to the board of directors and had unanimously recommended that our shareholders vote to approve and adopt the merger proposal. Morgan Stanley delivered and discussed its oral opinion, which was subsequently confirmed in a written opinion, dated May 15, 2005, that, based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $43.25 in cash per share to be received by holders of Overnite common stock pursuant to the agreement of merger was fair, from a financial point of view, to those holders. Following the board of directors’ review of the proposed final terms of the agreement of merger, the board unanimously determined that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders and unanimously approved and adopted the merger proposal. The board of directors also unanimously recommended that the shareholders vote to approve and adopt the merger proposal.

At the meeting, the board of directors also authorized the appropriate officers of Overnite to execute the agreement of merger and to prepare and cause to be filed with the Securities and Exchange Commission (1) this proxy statement, for the purpose of disclosing the recommendations of the board of directors to the shareholders, and (2) all other reports and statements required to be filed by Overnite with the Securities and Exchange Commission pursuant to the Exchange Act and the Securities Act in connection with the merger.

Throughout the day on May 14 and May 15, 2005, representatives of Overnite, UPS, Hunton & Williams and King & Spalding communicated to finalize the agreement of merger and the disclosure letter related thereto. Subsequently, on May 15, 2005, Overnite, UPS and Olympic Merger Sub executed the agreement of merger.

On May 16, 2005, Overnite and UPS issued a joint press release announcing the execution of the agreement of merger.

On June 9, 2005, the compensation committee of our board of directors approved certain payments to each of the members of our special committee. Each of the members of our special committee will receive $1,000 for each meeting of the special committee, of which there were 10 such meetings. In addition, Mr. Foster will receive an additional $3,000 for serving as the chairperson of our special committee. Each of our non-employee directors will receive a cash payment representing the regular quarterly payment of his annual retainer for the quarter in which the merger is completed.

Recommendation of the Special Committee

After careful consideration, at a meeting held on May 14, 2005, the special committee of our board of directors unanimously:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders;

•	recommended that our board of directors approve and adopt the merger proposal; and

•	recommended that our shareholders vote to approve and adopt the merger proposal.

Reasons for the Recommendation of the Special Committee

In reaching its determinations, the special committee relied on its knowledge of our business and information provided by our officers, as well as the advice of its financial advisors and legal counsel. In making its recommendation and in approving and adopting the merger proposal the special committee considered a number of reasons, including, but not limited to, the following:

•	the recent trading prices of our common stock and that the $43.25 per share to be paid under the merger proposal represents a premium of approximately 46%, or $13.67, over the closing sale price of $29.58 for our common stock on The NASDAQ National Market on May 13, 2005 (the last trading day before the public announcement that Overnite and UPS had entered into the agreement of merger and the related plan of merger) and a premium of approximately 42%, 37%, 30% and 37% over the respective 30-day, 60-day, six-month and one-year average closing prices for our common stock before May 13, 2005;

•	the relatively high recent stock trading prices for publicly-traded less-than-truckload transportation companies in general compared to historical valuation parameters, and the possibility that a downturn in the less-than-truckload transportation industry could occur in the near future;

•	the form of consideration to be paid to our shareholders under the merger proposal is cash and the certainty of value of cash consideration;

•	our prospects if we were to remain independent and the risks inherent in remaining independent, including competitive risks;

•	the likelihood of continued consolidation in the less-than-truckload transportation industry in which we compete;

•	the current status of the less-than-truckload transportation industry in which we compete and the technological and financial resources available to our competitors;

•	the terms and conditions of the agreement of merger, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, the limited ability of the parties to terminate the agreement of merger and the provision for payment of all cash to our shareholders for their shares, with no financing condition;

•	the presentations and views expressed by our management regarding, among other things: (1) our financial condition, results of operations, cash flows, business and prospects, including the prospects of, and uncertainties facing, us if we were to remain independent; (2) the likelihood of achieving maximum long-term value on a stand-alone basis; (3) the strategic alternatives available to us and the associated advantages and disadvantages; and (4) the recommendation by our management to approve the merger proposal;

•	the likelihood that a superior offer from another potential purchaser would be made was insufficient to justify seeking alternative proposals from any potential purchasers and risking not proceeding with the favorable transaction with UPS;

•	Morgan Stanley’s opinion and presentation delivered to the special committee to the effect that, as of May 15, 2005 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $43.25 in cash per share to be received by the holders of our common stock pursuant to the agreement of merger was fair, from a financial point of view, to those holders; Morgan Stanley’s opinion is directed to the special committee of the board of directors and the board of directors of Overnite. Shareholders are urged to read Morgan Stanley’s opinion, which is attached as Annex C to this proxy statement, in its entirety;

•	provisions in the agreement of merger permitting our board of directors, in the exercise of its duties to Overnite and our shareholders under applicable Virginia law, to furnish information and data, and enter into discussions and negotiations, in connection with a superior proposal or potential superior proposal (each as defined in the agreement of merger) and to withdraw its recommendation of approval and adoption of the merger proposal in favor of a superior proposal to our shareholders;

•	provisions in the agreement of merger permitting our board of directors, in the exercise of its duties to Overnite and our shareholders under applicable Virginia law, to terminate the agreement of merger in favor of a superior proposal, provided, that following such termination, we must pay UPS a fee of $24.5 million (representing less than 2% of the total value of the consideration to be paid to shareholders under the agreement of merger) plus UPS’s reasonable out-of pocket expenses not in excess of $1.75 million;

•	UPS’s financial strength and ability to consummate the merger;

•	discussions with and among our senior management, including presentations provided by our senior management, and representatives of Morgan Stanley, Hunton & Williams and McGuireWoods regarding the merger proposal; and

•	the likelihood of obtaining required regulatory approvals.

The special committee did not assign relative weights to the above reasons or determine that any one reason was of particular importance. Rather, the special committee viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the special committee assigned different weights to the reasons.

The special committee recognized that, while the consummation of the merger proposal gives our shareholders the opportunity to realize a premium over the price at which the shares were traded before the public announcement of the merger, completion of the merger eliminates the opportunity for such shareholders to participate in our future growth and profits. The special committee believes that the loss of the opportunity to participate in our growth and profits is reflected in the merger consideration of $43.25 in cash per share. The special committee also recognized that there can be no assurance as to the level of growth or profits we could attain in the future.

Recommendation of Our Board of Directors

After careful consideration, at a meeting held on May 14, 2005, our board of directors unanimously:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders;

•	approved and adopted the merger proposal; and

•	recommended that our shareholders vote to approve and adopt the merger proposal.

Our board of directors recommends that you vote “FOR” merger proposal at the special meeting.

Reasons for the Merger

In unanimously determining that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders, our board of directors considered a number of reasons, including, but not limited to, the following:

•	the determination by the special committee that the merger proposal is advisable, fair to, and in the best interests of, Overnite and our shareholders;

•	Morgan Stanley’s opinion and presentation delivered to our board of directors to the effect that, as of May 15, 2005 and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration of $43.25 in cash per share to be received by the holders of our common stock pursuant to the agreement of merger was fair, from a financial point of view, to those holders; Morgan Stanley’s opinion is directed to the special committee of the board of directors and the board of directors of Overnite. Shareholders are urged to read Morgan Stanley’s opinion, which is attached as Annex C to this proxy statement, in its entirety; and

•	the reasons referred to “The Merger — Reasons for the Recommendation of the Special Committee” as having been taken into account by the special committee.

In its deliberations, our board of directors also recognized the following considerations associated with the merger:

•	that we did not solicit other proposals;

•	the fact that the agreement of merger prohibits us from soliciting other proposals and obligates us to pay to UPS a $24.5 million termination fee and expenses of up to $1.75 million if we terminate the agreement of merger to accept a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our shareholders;

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or the pursuit of our stand-alone business plan;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

•	the conditions to UPS’s obligation to complete the merger and the right of UPS to terminate the agreement of merger in certain circumstances; and

•	the fact that, pursuant to the agreement of merger, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the completion of the merger or termination of the agreement of merger.

During its consideration of the transaction with UPS described above, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different than or in addition to those of our shareholders generally, described under “The Merger—Interests of Directors and Executive Officers in the Merger.”

This discussion of the information and reasons considered and given weight by our board of directors is not intended to be exhaustive, but is believed to address the material information and reasons considered by our board of directors. In view of the number and variety of these reasons, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific reasons and analyses considered in reaching its determination. The determination to approve and adopt the merger proposal was made after consideration of all of the reasons and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different reasons.

Opinion of Our Financial Advisor

Morgan Stanley acted as sole financial advisor to Overnite in connection with the merger. The special committee of our board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience in providing mergers and acquisitions advisory services to public companies and, in particular, less-than-truckload transportation service providers, reputation and knowledge of the business of Overnite. At meetings of Overnite’s special committee and board of directors on May 14, 2005, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on May 15, 2005, that based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by the holders of our common stock pursuant to the agreement of merger was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated May 15, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion is attached as Annex C to this proxy statement. The summary of Morgan Stanley’s fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of its opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the special committee of the board and the board of directors of Overnite, addresses only the fairness from a financial point of view of the consideration to be received by holders of our common stock, pursuant to the agreement of merger, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any of our shareholders as to how such shareholders should vote with respect to the proposed transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of UPS and Overnite;

•	reviewed certain internal financial statements and other financial and operating data concerning Overnite prepared by the management of Overnite;

•	reviewed certain financial forecasts related to Overnite prepared by the management of Overnite;

•	discussed the past and current operations and financial conditions and the prospects of Overnite with senior management of Overnite;

•	reviewed financial forecasts and information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the management of Overnite;

•	discussed the strategic rationale for the merger with management of Overnite;

•	reviewed the pro forma impact of the merger on UPS’s earnings per share and financial ratios;

•	reviewed the reported prices and trading activity for Overnite common stock and UPS common stock;

•	compared the financial performance of each of Overnite and UPS and the prices and trading activity of Overnite common stock and UPS common stock with that of certain other comparable publicly-traded companies comparable with Overnite and UPS and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	participated in discussions and negotiations among representatives of Overnite, UPS and their respective financial and legal advisors;

•	reviewed the draft agreement of merger and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections of Overnite, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Overnite. In addition, Morgan Stanley relied on the assessments by the management of Overnite of the strategic rationale for the merger. Morgan Stanley assumed that the merger will be consummated in accordance with the terms of the agreement of merger. As the Overnite’s special committee and board of directors were aware, Morgan Stanley is not an accounting, legal or tax advisor and for purposes of its opinion it assumed the accuracy and veracity of the advice given by such advisors to Overnite with respect to such issues. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (including any hedge or derivative positions) of Overnite or UPS, nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the merger, no restrictions will be imposed that would have any material adverse effect on Overnite or UPS or on the benefits expected to be derived from the merger. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of May 15, 2005.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest with respect to an acquisition, business combination or other extraordinary transaction involving Overnite.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of May 14, 2005, which was subsequently confirmed in writing on May 15, 2005. Although each financial analysis was provided to Overnite’s special committee and board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Historical Share Price Analysis

Morgan Stanley performed an historical share price analysis to obtain background information and perspective with respect to the relative historical share prices of Overnite and UPS common stock. Consequently, Morgan Stanley reviewed the historical price performance of Overnite common stock from May 12, 2004 through May 12, 2005. For the one-year period ending May 12, 2005, the closing prices per share of Overnite common stock ranged from approximately $24 to $38. Morgan Stanley noted that the closing price of Overnite common stock on May 12, 2005 was $29.33 per share, and that the merger consideration was $43.25 per share.

The following table displays the implied percentage premium of the $43.25 merger consideration as of May 12, 2005 as compared to the average Overnite common stock prices over various periods. The following analysis was performed to provide perspective on the historical trading price of Overnite common stock versus the merger consideration.

	Implied Percentage Premium of the Merger Consideration as Compared to Overnite Common Stock Price Period Ending May 12, 2005:
Consideration Value as of May 15, 2005	May 12, 2005	30 Day Avg.	60 Day Avg.	6 Mo. Avg.	1 Yr. Avg.
$43.25	47%	42%	37%	30%	37%

Analyst Price Targets

Morgan Stanley analyzed the analyst price targets for Overnite to derive an implied value for Overnite. Morgan Stanley gathered the publicly available 12-month price targets for Overnite from Wall Street equity research analysts available as of May 12, 2005. To estimate the current value of Overnite’s common stock, Morgan Stanley discounted the high and low end of these targets by an estimated cost of equity of 10%, yielding a range of prices of approximately $29 to $38 per share of Overnite common stock. Morgan Stanley noted that the merger consideration was $43.25 per share.

Comparable Companies Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value for Overnite by comparing it to similar companies. For purposes of its analysis, Morgan Stanley reviewed certain public market trading multiples for the following 10 public companies which, based on its experience with companies in the trucking industry, Morgan Stanley considered similar to Overnite:

•	Arkansas Best Corp.

•	USF Corp.

•	CNF Inc.

•	Old Dominion Freight Line

•	SCS Transportation Inc.

•	Yellow Roadway Corp.

•	United Parcel Service Inc.

•	Fedex Corp.

•	TNT N.V.

•	Deutsche Post AG

Morgan Stanley reviewed the following selected multiples for Overnite, UPS and each of the comparable companies:

•	the per share price divided by the 2005 and 2006 estimated earnings per share; and

•	the aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments, and sometimes referred to as the “aggregate value”) divided by earnings before interest, taxes, depreciation and amortization, or EBITDA, estimated for 2005 and 2006.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of May 12, 2005. The earnings per share and EBITDA estimates were based on I/B/E/S consensus estimates for 2005 and 2006. For Overnite, the 2005 and 2006 figures are based on the financial projections provided by Overnite for this period.

A summary of the range of the selected market trading multiples of the comparable companies and those multiples calculated for Overnite are set forth below:

Metric	Comparable Companies Reference Range of Multiples	Overnite
Price / 2005 Earnings	9.2x-23.0x	10.8x
Price / 2006 Earnings	8.0x-18.7x	9.9x
Aggregate Value / 2005 EBITDA	3.4x–10.3x	4.7x
Aggregate Value / 2006 EBITDA	3.0x–9.5x	4.2x

Morgan Stanley noted that for purposes of its analysis, the ranges of multiples for the comparable company group were quite large, and, if such ranges were used, would lead to large implied valuation ranges for Overnite. Based on its review of the multiple ranges for the comparable companies, Morgan Stanley selected for its comparable company analysis of Overnite, a representative multiple range based on the per share price divided by 2005 earnings of 11.5x to 15.5x.

Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Overnite common stock of approximately $31 to $42 per share based on the Overnite per share price divided by the estimated 2005 earnings multiple range. Morgan Stanley calculated the per share implied valuation range based on the multiple range for Overnite’s estimated 2005 earnings by multiplying the low and high ends of the multiple range by Overnite’s estimated 2005 earnings and then dividing the resulting product by the number of shares of Overnite common stock outstanding. Morgan Stanley noted that the merger consideration was $43.25.

Although the comparable companies in this analysis were compared to Overnite for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Overnite because of differences between the business mix, labor/union relations, regulatory environment, operations and other characteristics of Overnite and the comparable companies. In evaluating the comparable companies and in selecting the multiple ranges it used in its analysis, Morgan Stanley necessarily made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Overnite, such as the impact of competition on the business of Overnite and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Overnite or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley analyzed Overnite by discounting future estimates of the Overnite share price. For its discounted equity value analysis, Morgan Stanley estimated the Overnite share price in 2009 by applying a multiple of earnings to the 2009 earnings per share estimates from two financial forecasts: (i) estimates provided by Overnite management for fiscal years 2005 through 2008 and (ii) a “Wall Street Case” reflecting projected growth rates and operating ratios consistent with Wall Street analyst views. The multiple of earnings range applied in this analysis was the same as the range used in the comparable company analysis, or 11.5x to 15.5x estimated 2009 earnings per share. Morgan Stanley discounted the 2009 share price estimate using an 10.0% cost of equity, yielding a range of prices from approximately $40 to $53 per share. Morgan Stanley also conducted this analysis using the “Wall Street Case,” which yielded a range of prices from approximately $32 to $44 per share. Morgan Stanley noted that the merger consideration for Overnite common stock was $43.25 per share.

Precedent Transactions Analysis

Morgan Stanley analyzed Overnite relative to the values that have been paid in precedent transactions using two approaches: precedent purchase price multiples and premiums paid in precedent transactions.

Precedent purchase price multiples. Using publicly available information, Morgan Stanley reviewed the implied enterprise values and purchase price multiples in the following eight selected transactions involving LTL carriers in the trucking industry:

Acquiror	Target
• Yellow Corp. *	• USF Corp.
• Yellow Corp.	• Roadway Corp.
• Overnite Corp.	• Motor Cargo Industries, Inc.
• Roadway Corp.	• Arnold Industries, Inc.
• Fedex Corp.	• American Freightways Corp.
• Yellow Corp.	• Jevic Transportation Inc.
• Fedex Corp	• Caliber System, Inc.
• Arkansas Best Corp.	• Worldway Corp.

*	The February 27, 2005 announced merger and the revised merger announced May 2, 2005 were both reviewed.

All multiples for the selected transactions were based on publicly available financial information. Morgan Stanley reviewed enterprise values in the selected transactions as a multiple of the latest 12 months EBITDA. Morgan Stanley then applied a range of selected multiples of the latest 12 months EBITDA derived from the selected transactions to corresponding financial data for Overnite. This analysis indicated an implied per share equity reference range for Overnite of approximately $33 to $41 per share. Morgan Stanley noted that the merger consideration for Overnite common stock was $43.25 per share.

Premiums paid in precedent transactions. Morgan Stanley also analyzed the implied value of Overnite by analyzing the average premium paid for U.S. public targets over the past 15 years. Using data from Thomson Financial, Morgan Stanley estimated that for transactions with an aggregate value of over $100 million, the annual average premia were in the range of 30%—40%. Morgan Stanley applied this precedent transaction premium to the share price of Overnite common stock on May 12, 2005. Morgan Stanley calculated an implied valuation range for Overnite common stock of approximately $38 to $41 per share based on this valuation methodology. Morgan Stanley noted that the merger consideration was $43.25 per share.

Overnite Discounted Cash Flow Analysis

Morgan Stanley also analyzed Overnite using a discounted cash flow analysis. This type of analysis is designed to provide insight into the value of a company as a function of its future cash flows and expenditures. This analysis of Overnite was a five-year discounted after-tax unlevered free cash flow, calculated as of May 12, 2005, and was based on the same financial cases described above. Morgan Stanley estimated a range of terminal values calculated in 2009 based on a last 12 months EBITDA multiple of 4.5x-5.5x. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value based on a discount rate of 10%. Morgan Stanley chose the discount rate utilized in this analysis based upon an analysis of the weighted average cost of capital of Overnite and other comparable companies. Based on these forecasts and assumptions, the discounted cash flow analysis of Overnite yielded an implied valuation range of Overnite common stock of approximately $40 to $48 per share based on Overnite’s financial forecasts and approximately $33 to $39 per share under the Wall Street Case. These share prices were calculated by dividing the resulting value of Overnite’s future cash flow streams less net debt by the number of shares of Overnite common stock outstanding. Morgan Stanley noted that the merger consideration for Overnite common stock was $43.25 per share.

Leveraged Buyout Analysis

Morgan Stanley also analyzed Overnite from the perspective of a potential purchaser that was not a trucking company, but rather was primarily a financial buyer that would effect a leveraged buyout of Overnite. This analysis assumed a leveraged buyout of Overnite’s consolidated businesses, based on the same financial forecasts described above. For purposes of this analysis Morgan Stanley assumed an investor’s desired internal rate of return range of 20%, an initial equity investment of 35% and an exit multiple range of last 12 months’ EBITDA equal to 6.0x—6.5x. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of Overnite common stock of $40 to $43 per share using Overnite’s financial projections. Morgan Stanley noted that the merger consideration for Overnite common stock was $43.25 per share.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Overnite or its common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, Overnite or UPS. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness from a financial point of view of the consideration to be received by holders of shares of Overnite common stock pursuant to the agreement of merger, and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on May 14, 2005, which was confirmed in writing on May 15, 2005, to Overnite’s special committee and board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Overnite common stock might actually trade.

The consideration was determined through arm’s-length negotiations between Overnite and UPS and was approved by Overnite’s special committee and board of directors. Morgan Stanley provided advice to Overnite during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Overnite or that any specific consideration constituted the only appropriate consideration for the merger.

The opinion of Morgan Stanley was one of the many factors taken into consideration by Overnite’s special committee and board of directors in making its determination to approve and adopt the proposed transaction. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Overnite’s special committee and board of directors with respect to the merger consideration or of whether Overnite’s special committee and board of directors would have been willing to agree to a different consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Overnite, UPS and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Overnite and UPS and have received fees for rendering of these services. Morgan Stanley may provide, or seek to provide, financial advice and financing services to the combined company.

Pursuant to an engagement letter dated as of April 9, 2005, Overnite has agreed to pay Morgan Stanley a transaction fee of $7.25 million, of which $100,000 has been paid and the balance of which is contingent, and payable, upon the completion of the merger. Overnite has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Overnite has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Merger Consideration

As of the effective time of the merger, all shares of our common stock, including shares of common stock subject to restricted stock awards (whether vested or unvested) and excluding shares held by UPS or Olympic Merger Sub, will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive $43.25 per share in cash, without interest thereon. Shares held by UPS or Olympic Merger Sub will be cancelled at the effective time of the merger. The price of $43.25 per share was determined through arm’s-length negotiations between UPS and us and each of our respective financial representatives.

Effect of the Merger on Awards Outstanding under Our Stock Option Plans

Prior to the effective time of the merger, each outstanding stock option will automatically accelerate so that each such stock option will become fully exercisable. All stock options not exercised prior to the effective time of the merger will be cancelled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of $43.25 per share over the exercise price per share of our common stock subject to such stock option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. Holders of stock options will receive all amounts payable, without interest thereon, as soon as practicable following the effective time of the merger, after exchanging their stock option agreements in accordance with the instructions contained in the letter of transmittal to be sent to them shortly after the completion of the merger. As of May 15, 2005, there were outstanding options to purchase 388,000 shares of our common stock, all with an exercise price per share that is less than $43.25. See “The Agreement of Merger — Effect of the Merger on Overnite Stock Award Plans.”

Effect of the Merger on Participants in the Employee Stock Purchase Plan

Our employee stock purchase plan, which we refer to in this proxy statement as the ESPP, will terminate at the effective time of the merger and each participant’s rights under the ESPP will be cancelled except as described below. At or subsequent to the effective time of the merger, each participant in the ESPP, in exchange for cancellation of such participant’s rights under the ESPP, will receive an amount in cash determined by multiplying (1) $43.25 by (2) the number of shares of our common stock that could be purchased for such participant under the ESPP based on the total contributions credited to the participant under the ESPP immediately prior to the effective time of the merger and the exercise price of $33.78 under the ESPP, less any withholding taxes. See “The Agreement of Merger — Effect of the Merger on Overnite Stock Award Plans.”

Effect of the Merger on Participants in the Equity Swap Program

At or subsequent to the effective time of the merger, each participant in our equity swap program (i.e., notional shares credited to a participant’s deferred stock account under our executive incentive plan, which we refer to in this proxy statement as ESP Shares), will receive, in exchange for the cancellation of the ESP Shares, an amount determined by multiplying (1) $43.25 by (2) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the effective time of the merger, and each ESP Share will thereafter be cancelled. All amounts so payable will be subject to any required withholding of taxes or proof of eligibility for exemption of such withholding of taxes. See “The Agreement of Merger — Effect of the Merger on Overnite Stock Award Plans.”

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our shareholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval and adoption of the merger proposal. Other than as described under “— New Retention Agreements,” the members of our special committee and our board of directors were aware of these interests and considered them at the time they approved and adopted the merger proposal and made their recommendation to our shareholders.

The following table sets forth the cash proceeds that each of our directors and Messrs. Suggs, Hanley, Mackenzie, Fain and Goodwin, who we refer to in this proxy statement as our named executive officers, could receive at the closing of the merger based on his beneficial ownership as of May 15, 2005:

Interested Party	Shares		Stock Options		Restricted Stock		ESP Shares			LTIP Target Awards(1)		SERP Funding(2)		Total Cash Proceeds Consideration
Thomas N. Allen	$95,496		$26,960		$43,250		$	N/A		$	N/A	$	N/A	$165,706
Thomas J. Donohue, Jr.	62,323		26,960		43,250			N/A			N/A		N/A	132,533
John W. Fain	865		1,455,000		1,297,500			1,384,303			1,101,787		482,592	5,722,047
Charles H. Foster, Jr.	59,599		26,960		43,250			N/A			N/A		N/A	128,641
Mark B. Goodwin	865		970,000		562,250			697,882			598,811		308,524	3,138,332
Patrick D. Hanley	865		1,455,000		1,297,500			756,572			1,101,787		1,172,919	5,784,643
Michael D. Jordan	119,413		26,960		43,250			N/A			N/A		N/A	189,623
Gordon S. Mackenzie	865		1,455,000		1,297,500			727,465			1,101,787		417,292	4,999,909
Harold D. Marshall	59,599		26,960		43,250			N/A			N/A		N/A	128,641
George J. Matkov, Jr.	95,496		26,960		43,250			N/A			N/A		N/A	165,706
Leo H. Suggs	865		2,910,000		3,157,250			3,065,387			2,245,467		2,774,610	14,153,579
Total	$496,251	(3)	$8,406,760	(4)	$7,871,500	(5)		$6,631,609	(6)		$6,149,639		$5,155,937	$34,711,695

(1)	In accordance with the change in control agreements that we entered into with each of our named executive officers, the LTIP is to be paid at target for all of our named executive officers. In addition, each participant may elect to receive his award at the maximum payout, provided the participant continues employment with Overnite or UPS (or any affiliate thereof) for two years following the completion of the merger (or January 1, 2007, in the case of the LTIP Award held by Mr. Suggs, if he makes this election) or if the employment ends before such date, as applicable, on account of death, disability, or a termination without cause or a resignation with good reason. If so elected, the maximum LTIP payout would be as follows: Mr. Suggs: $3,368,200; Mr. Hanley: $1,652,659; Mr. Mackenzie: $1,652,659; Mr. Fain: $1,652,659; and Mr. Goodwin: $898,195.
(2)	Under existing change in control agreements and our supplemental executive retirement plan, a contribution to a grantor trust owned by each of our named executive officers must be paid in connection with the merger. In addition, under existing change in control agreements, our named executive officers would be credited with an additional two years (three years in the case of Mr. Suggs) of service and age credit under our supplemental executive retirement plan, if the named executive officer were terminated by us without cause within nine months before the completion of the merger or were terminated by the surviving corporation without cause or the named executive officer were to resign from the surviving corporation with good reason, in each case, within 24 months after the completion of the merger. The required contribution equals the present value of the named executive officer’s accrued benefit under our supplemental executive retirement plan. With the exception of the additional age and service credit, each named executive officer previously vested in his right to receive his accrued benefit under our supplemental executive retirement plan. Accordingly, the contribution equals the present value of the benefits that would have been payable under our supplemental executive retirement plan regardless of the merger.
(3)	The $496,251 total represents the value of our shares held by our directors and named executive officers based on the value of $43.25 per share. On May 13, 2005, the last full trading day prior to the public announcement of the merger, the total value of these shares was $337,804, based on $29.58, the closing price for our common stock on that date.
(4)

The $8,406,760 total represents the excess of $43.25 per share over the option price per share under options held by our directors and named executive officers. On May 13, 2005, the last full trading day prior to the public announcement of the merger, the total amount by which $29.58, the closing price of our common stock on that date, exceeded the option price per share for these options was $3,599,480.
(5)	The $7,871,500 total represents the value of restricted stock awards held by our directors and named executive officers based on the value of $43.25 per share. On May 13, 2005, the last full trading day prior to the public announcement of the merger, the total value of these restricted stock awards was $5,383,560, based on $29.58, the closing price of our common stock on that date.
(6)	The $6,631,609 total represents the value of ESP Shares held by our named executive officers based on the value of $43.25 per share. On May 13, 2005, the last full trading day prior to the public announcement of the merger, the total value of these ESP Shares was $4,535,561, based on $29.58, the closing price of our common stock on that date.

Under the existing change in control agreements, if (1) we terminate the named executive officer without cause within nine months before the completion of the merger, (2) the surviving corporation terminates the named executive officer’s employment without cause or (3) the named executive officer resigns from the surviving corporation with good cause, in the case of (2) and (3), within 24 months after the completion of the merger, the named executive officers would be entitled to receive the following additional payments: Mr. Suggs: $4,852,687; Mr. Hanley: $1,921,247; Mr. Mackenzie: $1,555,565; Mr. Fain: $1,251,369; and Mr. Goodwin: $1,035,268.

Change in Control Agreements. Effective January 22, 2004, we entered into change in control agreements with each of our named executive officers. The purpose of these agreements was to assure the objective judgment and retain the loyalty of these individuals by giving them assurances of employment security in the event of a change in control of our company. These agreements terminate on December 31, 2006; however, they are extended automatically for an additional 12-month term, as of each anniversary of the effective date of these agreements, unless we give written notice to the named executive officer, no later than the August 1st immediately before the applicable anniversary of the effective date of these agreements, that the term of the agreement will not be extended.

Generally, these executive officers will be entitled to receive the compensation and benefits described in the immediately following paragraph upon the occurrence of any of the following events:

•	if (1) a change in control of our company (as defined in the agreements) occurs during the term of the agreement and (2) within 24 months after the change in control either (x) the company terminates the executive officer’s employment without cause (as defined in the agreements) or (y) the executive officer resigns from our company and the executive officer has good reason (as defined in the agreements) to resign;

•	if (1) during the term of the agreement the company terminates the executive officer’s employment without cause and (2) a change in control occurs within nine months after the executive officer’s termination by the company; or

•	if (1) during the term of the agreement the company terminates the executive officer’s employment without cause and (2) on the date of the executive officer’s termination the company is negotiating with, or is in discussions with, a person regarding a transaction that, if completed, would constitute a change in control.

Upon a termination of the executive officer’s employment in accordance with any of the immediately preceding events, the executive officer is entitled to receive the following:

•	payment of any accrued but unpaid salary from our company through the date that the executive officer’s employment terminates;

•	payment of any bonus that has been earned from our company but that remains unpaid as of the executive officer’s termination of employment;

•	a payment equal to the sum of (1) two times (three times in the case of Mr. Suggs) the executive officer’s base salary as in effect on the date of the executive officer’s termination and (2) two times (three times in the case of Mr. Suggs) the executive officer’s average cash bonus for the three years ending before termination;

•	credit for an additional two years (three years in the case of Mr. Suggs) of service and attainment of an age that is two years (three years in the case of Mr. Suggs) greater than the executive officer’s actual age for purposes of computing the executive officer’s benefit under our supplemental executive retirement plan;

•	continued participation in our medical and insurance plans, programs, and policies on the same terms and for the same benefits as in effect on the date of the executive officer’s termination for a period of two years (three years in the case of Mr. Suggs) following termination; and

•	payment of up to $15,000 for outplacement services.

In addition, in the event of a change in control of our company, regardless of whether the executive officer’s employment terminates or is terminated, the executive officer is entitled to the following:

•	a payment equal to the executive officer’s award opportunity for the current performance cycle in our long-term incentive plan as if the target performance objectives were met;

•	accelerated vesting, exercisability, and transferability of all outstanding options, performance shares, restricted stock (including shares issued under the ESP), and other stock-based compensation awards; and

•	a contribution to a grantor trust owned by the executive officer with a value equal to the present value of the executive officer’s accrued benefit under the supplemental executive retirement plan (such contribution to be paid in the form and at the time prescribed by such plan).

In the event that any payment or benefit provided under the agreements constitutes a “parachute payment” (as defined in the Section 280G(b)(2)(A) of the Internal Revenue Code) and the executive officer incurs a liability under Section 4999 of the Internal Revenue Code as a result of such payment or benefit, the agreements provide that we must pay the executive officer an amount equal to the amount required to hold the executive officer harmless from the application of Sections 280G and 4999 of the Internal Revenue Code. In the event that the executive officer incurs any attorneys’ fees in connection with the enforcement of the executive officer’s rights under the agreements, we are obligated to pay such fees.

New Retention Agreements. In addition, UPS and Messrs. Suggs, Hanley, Mackenzie, Fain and Goodwin are currently in discussions concerning the cancellation of their change in control agreements and modification or termination of certain other rights or benefits in exchange for entering into retention agreements with us and UPS that would provide incentives for their continued employment with us and for their entering into certain noncompetition, nonsolicitation and confidentiality covenants with us and UPS. If these executive officers enter into these retention agreements they will be entitled to the following benefits under the retention agreement instead of the benefits under the change in control agreements and certain other benefits:

•	continued employment with us during a 24-month retention period (through January 1, 2007 for Mr. Suggs) at the same base salary and for substantially the same target annual bonus opportunity as was available to them in 2005;

•	restricted shares of Class A common stock of UPS that would vest at the end of the retention period provided that the executive officer remains continuously employed with us (or UPS or another UPS subsidiary) during the retention period or is terminated by us without cause or as a result of death or disability or resigns with good reason;

•	a cash retention payment made in four equal installments over the retention period provided that the executive officer remains continuously employed with us (or UPS or another UPS subsidiary) during the retention period or is terminated by us without cause or as a result of death or disability or resigns with good reason;

•	other benefits that are substantially similar in the aggregate to certain of the benefits provided to the executive officers by us in 2005;

•	indemnification for any excise taxes assessed against the executive officer under Section 4999 of the Internal Revenue Code as a result of benefits or payments made by us (or UPS or another UPS subsidiary) under the retention agreement or otherwise; and

•	UPS will assume the obligation to pay benefits to the executive officer under our supplemental executive retirement plan.

The executive officers would also agree to certain noncompetition and nonsolicitation covenants during employment and for a period of at least two years after employment terminates and certain confidentiality covenants, and would give up their right to a trust that would be funded with a contribution equal to the present value of their benefit under our supplement executive retirement plan and their right to consent to certain future amendments under our supplemental executive retirement plan.

The following table sets forth the value of the restricted stock award and the cash retention payments under the proposed retention agreements:

Interested Party	Restricted Stock	Cash Payments	Total
John W. Fain	$533,267	$533,268	$1,066,535
Mark B. Goodwin	386,167	386,168	772,335
Patrick D. Hanley	627,350	627,352	1,254,702
Gordon S. Mackenzie	569,167	569,000	1,138,167
Leo H. Suggs	2,012,500	2,013,000	4,025,500
Total	$4,128,451	$4,128,788	$8,257,239

The members of the special committee of our board of directors and our board of directors were aware that UPS and our executive officers intended to enter into discussions concerning possible amendments and modifications or termination of certain other rights or benefits to each of their change in control agreements and considered this at the time they approved and adopted the merger proposal and made their recommendation to our shareholders. The details of these amendments, including the specific benefits discussed above payable to each executive officer in exchange for the modification or termination of rights or benefits to which they are currently entitled under such agreements, were not available to the special committee of our board of directors or our board of directors at the time they approved and adopted the merger proposal and made their recommendation to our shareholders.

LTIP Awards. Participants in our long-term incentive plan who received LTIP Awards, which includes all of our executive officers, will be entitled to elect from the following:

•	at the effective time of the merger, each participant will receive a single cash payment equal to the cash payout under the LTIP Award assuming achievement of the target performance objectives plus an amount determined by multiplying (1) $43.25 by (2) the number of performance shares earned under the LTIP Award assuming achievement of the target performance objectives; or

•

with the consent of a participant, the participant’s LTIP Award will be amended to provide that such participant will receive a single cash payment equal to the amount described in the following sentence if the participant continues employment with Overnite or UPS (or any affiliate thereof) until the second anniversary of the consummation of the merger (or January 1, 2007, in the case of the LTIP Award held by Mr. Suggs, if he makes this election) or if the participant’s employment ends before such date, as applicable, on account of death, disability or a termination without cause or a resignation with good reason. The amount payable to such participant will be equal to the maximum cash payout under the LTIP Award assuming achievement of the maximum performance objectives plus an amount determined by multiplying (1) $43.25 by (2) the number of performance shares earned under the LTIP Award assuming achievement of the maximum performance objectives. Any amount payable pursuant to such amendment shall be paid in a single cash payment on the second anniversary of the consummation of the merger or, if such date is not a business day, on the immediately succeeding day (or January 2, 2007, in the case of Mr. Suggs) or if the participant is terminated without cause, resigns with good reason, dies or becomes disabled, payment will be made within two and one-half months after the calendar year in which the event occurs.

Stock Options. Pursuant to the terms of the agreement of merger, the relevant stock option agreements and the change in control agreements, the vesting of such stock options will be fully accelerated prior to the merger and, as of the completion of the merger, all outstanding options (whether or not currently vested or unvested) will be cancelled in exchange for a cash payment equal to the difference between $43.25 per share and the exercise price per share of such option, multiplied by the number of shares subject to the option, less applicable withholding tax.

Restricted Stock Awards. At the effective time of the merger, in accordance with the agreement of merger, each restricted share (whether vested or unvested) outstanding at the effective time of the merger will be converted into the right to receive $43.25 per share, in cash, without interest thereon and less any applicable withholding tax.

Equity Swap Program Shares. At or subsequent to the effective time of the merger, each of our executive officers who participates in our equity swap program who holds ESP Shares will receive, in exchange for the cancellation of the ESP Shares, an amount determined by multiplying (1) $43.25 by (2) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the effective time of the merger, and each ESP Share will thereafter be cancelled. All amounts so payable will be subject to any required withholding of taxes or proof of eligibility for exemption of such withholding of taxes.

Indemnification and Insurance. Under the agreement of merger, UPS agrees that the existing rights to indemnification of all of our and our subsidiaries’ present and former directors or officers under our or their respective articles of incorporation or bylaws, or under any other indemnification agreement of ours in effect on the date of the agreement of merger, shall survive the merger for a period of six years.

Our existing directors’ and officers’ liability insurance policy has an aggregate liability limit of $55.0 million and the 2005 premium was $924,358. We and UPS agree that, for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect policies of directors’ and officers’ liability insurance comparable to or the same as those currently maintained by us (with at least the same coverage amounts and including terms and conditions that are no less favorable to the directors and officers) to cover all of our and our subsidiaries’ present and former directors and officers with respect to matters occurring prior to the effective time of the merger. UPS’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 250% of the current annual premium paid by us for our existing insurance coverage. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the 250% cap, UPS is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed the 250% cap. In lieu of UPS causing the surviving corporation to maintain the policies described above, UPS may elect to cause us to purchase, immediately prior to the effective time of the merger, a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies, such policy to be effective as of the effective time of the merger. Therefore, the directors and officers shall not, as a result of the merger, receive any amounts of directors’ and officers’ liability insurance coverage that they would not have received had the merger not occurred and had they remained our directors and/or officers.

Positions with Surviving Corporation. Upon completion of the merger, our current executive officers may be the officers of the surviving corporation until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

Special Committee and Non-Employee Director Payments. Each of the members of our special committee will receive $1,000 for each meeting of the special committee, of which there were 10 such meetings. In addition, Mr. Foster will receive an additional $3,000 for serving as the chairperson of our special committee. Each of our non-employee directors will receive a cash payment representing the regular quarterly payment of his annual retainer for the quarter in which the merger is completed.

Financing of the Merger

UPS has informed us that it estimates that approximately $             will be required to complete the purchase of shares of our common stock in the merger. UPS expects to fund this amount through internally available funds. The merger is not conditioned on any financing arrangements.

Effects of the Merger

Subject to the terms and conditions of the agreement of merger and in accordance with Virginia law, at the effective time of the merger, Olympic Merger Sub, an indirect wholly-owned subsidiary of UPS formed for purposes of the merger, will be merged with and into Overnite, and Overnite will survive the merger as a subsidiary of UPS and will continue its corporate existence under Virginia law.

Antitrust Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and UPS file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. We and UPS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice on June 1, 2005, and each party received early termination with respect to those filings on June 10, 2005. At any time before or after completion of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Overnite or UPS. At any time before or after the completion of the merger, and notwithstanding the expiration or early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Overnite or UPS. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and UPS believe that the merger can be effected in compliance with federal and state antitrust laws. Under the terms of the agreement of merger, however, UPS is not required to divest, hold separate or otherwise dispose of any portion of its business or assets. In addition, we may not take any of these actions with respect to our business or assets without obtaining the prior written consent of UPS. We cannot assure you that any such action, if needed, would be taken or that the agreement of merger would not be terminated as a result of the failure to take such action. See “The Agreement of Merger — Efforts to Complete the Merger.”

Special Risks to Consider with Respect to the Merger

You should carefully consider the risks described below with all of the other information included in this proxy statement before voting on the merger proposal. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations.

We may not complete the proposed merger.

The completion of the proposed merger with an indirect wholly-owned subsidiary of UPS requires the approval and adoption of the merger proposal by our shareholders and the satisfaction or waiver of several other closing conditions. Among these is that the representations and warranties provided by us in the agreement of merger must be true and correct as of the date of the agreement of merger and as of the effective time of the merger, other than inaccuracies that individually or in the aggregate would not reasonably be expected to have a materially adverse effect. See “The Agreement of Merger — Material Adverse Effect.”

If the merger is not completed, our stock price would likely decline. The inability to complete the merger may also result in litigation, which could be costly and could divert the attention of management. In addition, our results of operations for 2005 would likely be adversely affected by costs related to merger-related activities.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in our businesses, which could have an adverse effect on our business and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in our businesses. Specifically:

•	current and prospective employees may experience uncertainty about their future roles with the combined company, which might adversely affect our ability to retain key managers and other employees; and

•	the attention of management may be directed toward the completion of the merger.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the agreement of merger and could have an adverse effect on our businesses and financial results.

Our directors and executive officers have interests in the merger in addition to their interests generally as shareholders of Overnite.

You should be aware that our directors and executive officers have interests in the merger in addition to their interests generally as shareholders of Overnite. For a discussion of these interests, see “The Merger — Interests of Directors and Executive Officers in the Merger.” As a result of these interests, our directors and executive officers could be more likely to approve and recommend that shareholders vote in favor of the merger proposal than if they did not have these interests. Our shareholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger proposal.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of U.S. federal income tax consequences of the merger to U.S. shareholders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to shareholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not address the tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

The exchange of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between $43.25 and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a shareholder is entitled under the merger proposal, unless the shareholder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ National Market and will be deregistered under the Exchange Act.

THE AGREEMENT OF MERGER

This section of the proxy statement describes the material provisions of the agreement of merger but does not purport to describe all of the terms of the agreement of merger. The following summary is qualified in its entirety by reference to the complete text of the agreement of merger and the related plan of merger, which are attached as Annex A and Annex B, respectively, to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the agreement of merger and the related plan of merger in their entirety because they are the primary legal documents that govern the merger.

The Merger

The agreement of merger provides for the merger of Olympic Merger Sub with and into Overnite upon the terms, and subject to the conditions, of the agreement of merger and the related plan of merger. As the surviving corporation, we will survive the merger and continue to exist as an indirect wholly-owned subsidiary of UPS. The separate corporate existence of Olympic Merger Sub will terminate as of the effective time of the merger. The merger will be effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia (or at such later date and time specified in the articles of merger filed with the State Corporation Commission of the Commonwealth of Virginia). We expect to complete the merger as promptly as practicable after our shareholders approve and adopt the merger proposal and we receive the required regulatory approvals of the merger.

We or UPS may terminate the agreement of merger prior to the completion of the merger in some circumstances, whether before or after the approval and adoption of the merger proposal by shareholders. Additional details on termination of the agreement of merger are described in “The Agreement of Merger — Termination of the Agreement of Merger.”

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, including shares of restricted stock (whether vested or unvested), will automatically be cancelled and will be converted into the right to receive $43.25 in cash, without interest, per share. After the merger is effective, each holder of a certificate representing any of these shares of our common stock, or of a restricted stock agreement, will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. Each share of our common stock held by UPS or Olympic Merger Sub at the time of the merger will be cancelled without any payment.

Effect of the Merger on Overnite Stock Award Plans

Overnite Stock Options. Prior to the effective time of the merger, each outstanding option to purchase our common stock will automatically accelerate so that each such stock option will become fully exercisable. All stock options not exercised prior to the effective time of the merger will be cancelled in the merger, with the holder of each such stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess of $43.25 per share over the exercise price per share of our common stock subject to such stock option, multiplied by the number of shares of common stock subject to the stock option, less any withholding taxes. Holders of stock options will receive all amounts payable, without interest thereon, as soon as practicable following the effective time of the merger, after exchanging their stock option agreements in accordance with the instructions contained in the letter of transmittal to be sent to them shortly after the completion of the merger.

Overnite Employee Stock Purchase Plan. The ESPP will terminate at the effective time of the merger and each participant’s rights under the plan will be cancelled except as described below. At or subsequent to the effective time of the merger, each participant in the ESPP will receive, in exchange for the cancellation of such participant’s rights under such plan, an amount in cash equal to (1) $43.25 multiplied by (2) the number of shares (and fractional shares) of common stock that could be purchased for the participant under the ESPP based on the total contributions credited to the participant under the ESPP immediately prior to the effective time of the merger and the exercise price of $33.78 under the ESPP. All amounts so payable shall be subject to any required withholding of taxes or proof of eligibility for exemption of such withholding of taxes.

Equity Swap Program. At or subsequent to the effective time of the merger, each participant in our equity swap program who holds ESP Shares will receive, in exchange for the cancellation of the ESP Shares, an amount determined by multiplying (1) $43.25 by (2) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the effective time of the merger, and each ESP Share will thereafter be cancelled. All amounts so payable will be subject to any required withholding of taxes or proof of eligibility for exemption of such withholding of taxes.

LTIP Awards. Participants in our long-term incentive plan who received LTIP Awards, which includes all of our executive officers, will be entitled to elect from the following:

•	at the effective time of the merger, each participant will receive a single cash payment equal to the cash payout under the LTIP Award assuming achievement of the target performance objectives plus an amount determined by multiplying (1) $43.25 by (2) the number of performance shares earned under the LTIP Award assuming achievement of the target performance objectives; or

•	with the consent of a participant, the participant’s LTIP Award will be amended to provide that such participant shall receive a single cash payment equal to the amount described in the following sentence if the participant continues employment with Overnite or UPS (or any affiliate thereof) until the second anniversary of the consummation of the merger (or January 1, 2007, in the case of the LTIP Award held by Mr. Suggs, if he makes this election) or if the participant’s employment ends before such date, as applicable, on account of death, disability or a termination without cause or a resignation with good reason. The amount payable to such participant is equal to the maximum cash payout under the LTIP Award assuming achievement of the maximum performance objectives plus an amount determined by multiplying (1) $43.25 by (2) the number of performance shares earned under the LTIP Award assuming achievement of the maximum performance objectives. Any amount payable pursuant to such amendment shall be paid in a single cash payment on the second anniversary of the consummation of the merger or, if such date is not a business day, on the immediately succeeding day (or January 2, 2007, in the case of Mr. Suggs or if the participant is terminated without cause, resigns with good reason, dies or becomes disabled, payment will be made within two and one-half months after the calendar year in which the event occurs).

Appraisal Rights

Under Virginia law, our shareholders are not entitled to exercise appraisal rights in connection with the merger and will only be entitled to receive $43.25 in cash, without interest thereon, for each share of our common stock owned by such holder.

Directors and Officers

Upon completion of the merger, the directors of Olympic Merger Sub will be the initial directors of the surviving corporation and the officers of Olympic Merger Sub at the time immediately before the merger is completed will be the initial officers of the surviving corporation.

Payment for the Shares

Before the completion of the merger, UPS will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as contemplated by the agreement of merger and will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders on a timely basis.

At the close of business on the day of the completion of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

If you hold your shares of our common stock in certificated form, promptly after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. If you hold shares in certificated form, you should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy. If you hold shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent, UPS or the surviving corporation, post a bond in an amount that the paying agent, UPS or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against those parties in respect of the certificate.

Representations and Warranties

In the agreement of merger, we, UPS and Olympic Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the agreement of merger;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

•	broker’s fees; and

•	information supplied for inclusion in this proxy statement.

In the agreement of merger, UPS and Olympic Merger Sub also made representations and warranties relating to the interim operations of Olympic Merger Sub and UPS’s ownership of Olympic Merger Sub common stock.

We also made representations and warranties relating to, among other things:

•	capital structure;

•	subsidiaries;

•	documents filed with the Securities and Exchange Commission, the accuracy of certain documents filed with the Securities and Exchange Commission since November 5, 2003, our compliance with the Sarbanes-Oxley Act of 2002, that our financial statements fairly present the consolidated financial position of Overnite and the absence of undisclosed liabilities;

•	absence of certain material adverse changes or events since December 31, 2004;

•	litigation;

•	compliance with applicable laws;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	environmental compliance and disclosure matters;

•	officers and employee matters;

•	labor relations;

•	contracts and commitments;

•	inapplicability of state takeover statutes;

•	title to personal properties;

•	real property matters;

•	tax matters;

•	intellectual property matters;

•	contracts and other transactions with affiliates;

•	insurance matters;

•	customer and supplier relations;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	customs matters;

•	governmental contracts matters;

•	discussions relating to an acquisition proposal;

•	notes receivable from any officer, director, shareholder or employee; and

•	the necessary shareholder vote required to approve and adopt the merger proposal.

Conduct of Business Pending the Merger

We have agreed in the agreement of merger that, until the effective time of the merger and unless contemplated, permitted or required by the agreement of merger or UPS otherwise agrees in writing, we will, and will cause our subsidiaries to, operate our business in the ordinary course and in a manner consistent with past practice. In particular, we have agreed as to ourselves and our subsidiaries that we will:

•	use commercially reasonable efforts to preserve intact our business organizations, to keep available the services of our current officers and employees, to preserve our current relationships with customers, suppliers and others with whom we have business relations; and

•	comply in all material respects with applicable laws wherever our businesses are conducted.

In addition, we have agreed that, subject to certain exceptions set forth in the agreement of merger, neither we nor any of our subsidiaries will, unless provided or permitted by the agreement of merger or with the written consent of UPS:

•	other than regularly scheduled quarterly dividends not to exceed $.04 per share of our common stock per fiscal quarter, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of Overnite’s capital stock, except for dividends by a wholly-owned subsidiary of Overnite to Overnite or another wholly-owned subsidiary of the Overnite;

•	split, combine or reclassify any of our capital stock or issue, authorize or propose the issuance of any securities in respect of, in lieu of or in substitution of shares of our capital stock;

•	repurchase or otherwise acquire any shares of our capital stock;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of our capital stock, or any securities convertible into any shares of our capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of our common stock upon the exercise of stock options that were outstanding as of the date of the agreement of merger;

•	take any action that would, or could reasonably be expected to, result in any of the closing conditions to the agreement of merger not being satisfied;

•	amend our articles of incorporation or bylaws or the organizational documents of any subsidiaries;

•	create, assume or incur any indebtedness or guaranty any such indebtedness of another person;

•	make any loans or advances to any other person;

•	mortgage or pledge any of our assets or properties;

•	merge or consolidate with any other entity, or sell any business or assets;

•	change our accounting policies;

•	change employment terms for any of our directors or officers;

•	alter, amend, create or terminate any obligations with respect to compensation, severance, benefits, change of control payments or other payments to employees, directors or affiliates or enter into any new, or amend any existing, employee or consulting agreement;

•	alter, amend, create or terminate any of our current benefit plans;

•	establish, adopt or amend any collective bargaining agreement;

•	amend or cancel, or agree to amend or cancel, certain material contracts;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreements with, any of our officers or directors or any of their affiliates or associates;

•	form or commence the operations of any business;

•	make any material tax election or settle or compromise any tax liability; or

•	pay, discharge, settle or satisfy any litigation, liabilities or obligations.

Efforts to Complete the Merger

We have agreed in the agreement of merger to a number of covenants to complete the merger, including covenants relating to:

•	recommending, through our board of directors, that our shareholders approve and adopt the merger proposal;

•	preparing and filing this proxy statement and mailing it to our shareholders;

•	calling a meeting of our shareholders to vote on the approval and adoption of the merger proposal;

•	soliciting from holders of our common stock entitled to vote on the merger proxies in favor of the merger;

•	providing UPS and its representatives with reasonable access consistent with applicable laws to our personnel, properties, offices and other facilities, books and records prior to the effective time of the merger;

•	supplementing the disclosure schedules attached to the agreement of merger prior to the closing of the merger, for informational purposes only;

•	providing UPS the opportunity to participate in any shareholder litigation against us or our directors relating to the merger;

•	making all contributions to, and fully funding, all of our employee benefit plans prior to the effective time of the merger;

•	using commercially reasonable efforts to cause the holders of stock options and stock awards to agree to the termination and cancellation of such stock options and stock awards immediately prior to the completion of the merger in exchange for the merger consideration; and

•	reaching agreement with UPS with respect to the treatment of our employee benefit plans following the completion of the merger.

The agreement of merger also contains a number of mutual covenants of UPS and Overnite, including covenants relating to:

•	furnishing notice to each other of the occurrence or failure to occur of any event that would cause the representations and warranties in the agreement of merger to be untrue or inaccurate and of any failure to comply with or satisfy any covenant, condition or agreement in the agreement of merger; and

•	cooperating with respect to public statements concerning the transactions contemplated by the merger proposal.

Conditions to the Merger

The parties obligations to complete the merger are subject to the following conditions:

•	the approval and adoption of the merger proposal by the requisite shareholder vote at the special meeting;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the closing of the merger is in effect;

•	all actions by or in respect of or filing with any governmental entity required to permit the consummation of the merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act and any pre-clearance required under the antitrust laws of any applicable jurisdiction); and

•	no governmental entity has enacted, issued, promulgated, enforced or entered any law, executive order, decree or injunction (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the merger.

UPS’s obligation to complete the merger is subject to the following conditions:

•	our representations and warranties contained in the agreement of merger (without giving effect to any materiality qualifiers) are true and correct as of the date of the agreement of merger and as of the effective time of the merger (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect (as such term is defined below under “—Material Adverse Effect”);

•	we have performed in all material respects all obligations required to be performed by us under the agreement of merger;

•	there is no overtly threatened, instituted or pending action, proceeding, application or counterclaim by any governmental entity or before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the merger;

•	there are no stock options or stock awards outstanding as of the effective time; and

•	we have caused to be delivered to UPS resignations of all the directors of Overnite and its subsidiaries effective as of the effective time.

Our obligation to complete the merger is subject to the following conditions:

•	UPS’s and Olympic Merger Sub’s respective representations and warranties contained in the agreement of merger (without giving effect to any materiality qualifiers) are true and correct as of the date of the agreement of merger and as of the effective time of the merger (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by UPS or Olympic Merger Sub of any of its obligations under this agreement of merger or the consummation of the merger or the other transactions contemplated in the agreement of merger; and

•	each of UPS and Olympic Merger Sub has performed in all material respects all obligations required to be performed by it under the agreement of merger at or prior to the closing date of the merger.

Indemnification and Insurance

UPS agrees that the existing rights to indemnification of all of our and our subsidiaries’ present and former directors or officers under our or their respective articles of incorporation or bylaws, or under any other indemnification agreement of Overnite in effect on the date of the agreement of merger, shall survive the merger for a period of six years. In addition, Overnite and UPS agree that, for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect policies of directors’ and officers’ liability insurance comparable to or the same as those currently maintained by us (with at least the same coverage amounts and including terms and conditions that are not materially less favorable to the directors and officers) to cover all of our and our subsidiaries’ present and former directors and officers with respect to matters occurring prior to the effective time of the merger. UPS’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 250% of the current annual premium paid by us for our existing insurance coverage. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the 250% cap, UPS is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed the 250% cap. In lieu of UPS causing the surviving corporation to maintain the policies described above, UPS may elect to cause Overnite to purchase immediately prior to the effective time of the merger a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies, such policy to be effective as of the effective time of the merger.

No Solicitation of Other Offers

We have agreed, prior to the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, we may respond to certain superior proposals. Under the agreement of merger:

•	the term “acquisition proposal” means any offer or proposal with respect to a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving us, or any purchase or other acquisition of 10% or more of our consolidated assets and our subsidiaries or 10% or more of any class of our equity securities or any of our subsidiaries; and

•	the term “superior proposal” means any acquisition proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction which our board of directors determines in its good faith business judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to our shareholders than the merger from a financial point of view (taking into account, among other things, whether, in the good faith business judgment of our board of directors, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the merger proposal that may be proposed by UPS in response to such alternative transaction).

We have agreed that we will not, and will not permit any of our subsidiaries or representatives to, nor will we authorize any of our subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any acquisition proposal; or

•	participate in or knowingly encourage any discussion or negotiation regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, provided that if we receive an acquisition proposal that our board of directors reasonably believes may, upon clarification, constitute a superior proposal, we may communicate in writing (with a copy to UPS) with the person making such acquisition proposal solely to the limited extent necessary to obtain the necessary clarification.

At any time prior to approval and adoption of the merger proposal by our shareholders, our board of directors may furnish information to, and enter into discussions or negotiations with, any person that makes an acquisition proposal that is unsolicited or that did not otherwise result from a violation of the restrictions set forth in the immediately preceding bullet points if (1) our board of directors, after consultation with and having taken into consideration advice of independent outside legal counsel, determines in good faith that such action is likely required in order for our board of directors to comply with its duties to Overnite and our shareholders under applicable Virginia law, (2) we receive from such person a confidentiality agreement that is not less protective to us than the provisions of the confidentiality agreement with UPS, and (3) the acquisition proposal is a superior proposal.

We have agreed to promptly advise UPS orally and in writing of (1) the receipt of any acquisition proposal and any clarification, modification or amendment to such proposal, or any inquiry we reasonably believe could lead to an acquisition proposal, (2) the material terms and conditions of such acquisition proposal or inquiry, (3) the identity of the person making any such acquisition proposal or inquiry and (4) our intention to furnish information to, or enter into discussions or negotiations with such person. We have also agreed to keep UPS informed of the status and details of any such acquisition proposal or inquiry, and to cease and terminate any existing discussions or negotiations with any persons concerning an acquisition proposal.

The agreement of merger provides that neither our board of directors nor any committee of our board will:

•	withdraw, qualify or modify, or propose publicly to withdraw or modify, in a manner adverse to UPS or Olympic Merger Sub, the approval or recommendation by our board of directors or any committee of our board of directors of the merger proposal;

•	approve or recommend, or propose publicly to approve or recommend, any transaction involving an acquisition proposal from a third party; or

•	cause us to enter into any letter of intent, agreement in principle, acquisition agreement, or other similar agreement, which we refer to in this proxy statement as an acquisition agreement, relating to an acquisition proposal from a third party.

Notwithstanding the foregoing, if prior to the approval and adoption of the merger proposal by our shareholders, our board of directors determines in good faith, after receiving a superior proposal in compliance with the agreement of merger and after consultation with and having taken into consideration advice from our independent outside legal counsel with respect to its duties to Overnite and our shareholders under applicable Virginia law that such action is likely required for our board of directors to comply with its duties to Overnite and to our shareholders under applicable Virginia law, our board of directors may inform our shareholders that it no longer believes that the merger is advisable and that it no longer recommends approval and adoption of the merger proposal and may enter into an acquisition agreement with respect to a superior proposal after notifying UPS in writing that it intends to accept a superior proposal. The notice must state the identity of the person making the proposal and the material terms and conditions of such superior proposal and give UPS an opportunity to adjust the terms and conditions of the merger proposal.

Termination of the Agreement of Merger

The parties can terminate the agreement of merger under certain circumstances, including:

•	by mutual written consent of UPS and Overnite;

•	by any of UPS, Olympic Merger Sub or Overnite, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable, but the party terminating must use reasonable efforts to have such order, decree, ruling or action vacated;

•	by any of UPS, Olympic Merger Sub or Overnite, if the merger has not been completed by November 15, 2005, but the right to terminate the agreement of merger shall not be available to any party whose failure to fulfill any obligation under the agreement of merger has been the primary cause of, or resulted in, the failure to consummate the merger on or before such date;

•	by UPS or Olympic Merger Sub in the event that our board of directors takes, or resolves to take, any of the following actions:

•	withdraws or modifies, in a manner adverse to UPS or Olympic Merger Sub, its approval or recommendation of the merger proposal;

•	causes us to enter into an acquisition agreement with respect to an acquisition proposal; or

•	approves or recommends any acquisition proposal;

•	by any of UPS, Olympic Merger Sub or Overnite, if our shareholders do not approve and adopt the merger proposal at the duly held special meeting of the shareholders;

•	by Overnite if (1) any event has occurred that would result in the inability of any condition to our obligations to complete the merger to be satisfied prior to the termination date, (2) UPS or Olympic Merger Sub have breached in any material respect any of their respective obligations under the agreement of merger, or (3) UPS or Olympic Merger Sub have breached any of their respective representations or warranties (without giving effect to any materiality or material adverse effect qualifiers) contained in the agreement of merger, which breach, together with all other such breaches, would be a failure of the first bulleted item listed in our conditions to complete the merger described above, except where (in the case of (2) or (3) above) the breach giving rise to the right of termination is waived by us or is capable of being cured by UPS or Olympic Merger Sub and is cured by UPS or Olympic Merger Sub, as the case may be, within 10 business days after receipt of written notice from us;

•

by UPS or Olympic Merger Sub if (1) any event has occurred that would result in the inability of any condition to UPS’s obligations to complete the merger to be satisfied prior to the termination date, (2) we have breached in any material respect any of our covenants or other obligations under the agreement of merger, (3) we have breached any of our representations or warranties (without giving effect to any materiality or material adverse effect qualifiers) contained in the agreement of merger, which breach, together with all other such breaches, would be a failure of the first bulleted item listed in UPS’s conditions to complete the merger described above, except where (in the case of (2) or (3) above) the breach giving rise to the right of termination is waived by UPS or Olympic Merger Sub, or is capable of being cured by us and is cured by us within 10 business days after receipt of written notice from UPS; or

•	by Overnite if, in compliance with our obligations under the agreement of merger, our board of directors withdraws or modifies in a manner adverse to UPS or Olympic Merger Sub its approval or recommendation of the merger proposal and we have entered into an acquisition agreement with respect to a superior proposal.

Termination Fees

The agreement of merger provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses. The agreement of merger requires, however, that we pay UPS a termination fee of $24.5 million and reimburse UPS for all of its reasonable and documented fees and expenses, including fees and expenses of counsel, accountants, investment bankers, experts and consultants, up to a maximum of $1.75 million, if:

•	UPS or Olympic Merger Sub exercises its right to terminate the agreement of merger because our board of directors takes, or resolves to take, any of the following actions: (1) withdraws or modifies, in a manner adverse to UPS or Olympic Merger Sub, its approval or recommendation of the merger proposal, (2) causes us to enter into an acquisition agreement with respect to an acquisition proposal or (3) approves or recommends any acquisition proposal;

•	we exercise our right to terminate because, in compliance with our obligations under the agreement of merger, our board of directors withdraws or modifies in a manner adverse to UPS or Olympic Merger Sub its approval or recommendation of the merger proposal and we have entered into an acquisition agreement with respect to a superior proposal; or

•	(1) we exercise our right to terminate because the merger was not consummated by November 15, 2005, or (2) any of UPS, Olympic Merger Sub or we exercise our right to terminate because the merger proposal was not approved and adopted by the shareholders at the special meeting, and in either such case, within nine months after the date of such termination, we enter into an agreement relating to, or consummate, an acquisition or an acquisition proposal is consummated.

If we fail to pay UPS any amounts due on termination, we will be required to pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action by UPS, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount due.

Amendment, Extension and Waiver

We and UPS may amend the agreement of merger and the related plan of merger in writing at any time prior to the completion of the merger. However, after the approval and adoption of the merger proposal by our shareholders, no amendment can be made without the further approval and adoption of our shareholders if the effect of the amendment would be to reduce the merger consideration or to change the form thereof or if further approval is otherwise required by applicable law.

Either we or UPS may extend the time for performance of any of the obligations or other acts of the other party under the agreement of merger, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the agreement of merger.

Material Adverse Effect

Several of our representations and warranties contained in the agreement of merger are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. In addition, UPS’s obligation to complete the merger is subject to the condition that our representations and warranties contained in the agreement of merger (without giving effect to materiality or “material adverse effect” qualifications) are true and correct as of the date of the agreement of merger and as of the effective time of the merger, except for such inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a “material adverse effect.” The agreement of merger provides that a “material adverse effect” means, when used in connection with us, that any change, event, circumstance or effect has occurred or been threatened and, when taken together with all other adverse changes, events, circumstances or effects that have occurred or been threatened:

•	is or is reasonably likely to be materially adverse to our business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities), except, to the extent resulting from (1) any changes in general U.S. or global economic conditions or any changes in the industry in which we operate that do not adversely affect us in a materially disproportionate manner compared to similarly situated businesses, (2) any changes to financial or securities markets (including any disruption thereof and any decline in the price of any security, including our common stock, or market index, in each case, in and of itself) that do not adversely affect us in a materially disproportionate manner compared to similarly situated businesses, (3) any changes, events, circumstances or effects resulting from entering into the agreement of merger or the announcement of the merger, including any changes relating to our workforce, and (4) any changes in applicable laws or accounting principles after the date of the agreement of merger that do not adversely affect us in a materially disproportionate manner compared to similarly situated businesses; or

•	prevents or materially delays our performance of our obligations under the agreement of merger or our consummation of the merger or the other transactions contemplated in the agreement of merger.

MARKET PRICE AND DIVIDEND DATA

On October 30, 2003, 27,500,000 shares of our common stock were sold as part of an initial public offering. Our common stock is quoted on The NASDAQ National Market under the symbol “OVNT.” As of January 27, 2005, there were approximately 20,020 shareholders of record of our common stock. The following table sets forth the high and low bid quotations of our common stock for the period indicated as reported on The NASDAQ National Market and the dividend declared per share during such period:

Quarter Ended	High	Low	Dividend
2003
Fourth Quarter	$23.45	$20.15	—
2004
First Quarter	24.10	21.24	$0.04
Second Quarter	30.10	22.77	0.04
Third Quarter	33.25	27.70	0.04
Fourth Quarter	38.67	30.67	0.04
2005
First Quarter	38.47	27.90	0.04
Second Quarter (through June 9, 2005)	42.87	28.41	—

The following table sets forth the closing per share sales price of our common stock, as reported on The NASDAQ National Market on May 13, 2005, the last full trading day before the public announcement of the merger, and on             , 2005, the latest practicable trading day before the printing of this proxy statement:

Date	Closing per Share Sales Price for common stock
May 13, 2005		$29.58
, 2005	$	.

Following the merger, there will be no further market for our common stock and our stock will be delisted from The NASDAQ National Market and deregistered under the Exchange Act.

We paid a regular quarterly dividend on our outstanding common stock during 2004 at a rate of $0.04 per share ($0.16 per share on an annual basis) and intend to continue to pay a regular quarterly dividend on our outstanding common stock during 2005 at a rate of $0.04 per share ($0.16 per share on an annual basis). The declaration and amount of dividends is subject to the discretion of our board of directors and the limitations set forth in the agreement of merger, and will depend upon various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner, as of June 10, 2005, of more than 5% of Overnite’s outstanding voting shares. Under the rules of the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he, she, or it has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security, or otherwise.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	1,412,765	(1)	5.044	%(1)

(1)	Based solely on the information contained in the Schedule 13G filed by FMR Corp. on February 14, 2005.

Directors and Executive Officers

The following table sets forth, as of May 15, 2005, the beneficial ownership of our common stock by all of our directors, our chief executive officer, and our four other most-highly compensated executive officers and all of our directors and executive officers as a group, as determined based on the rules of the Securities and Exchange Commission regarding “beneficial owners” discussed above. The address of each person named below is 1000 Semmes Avenue, Richmond, Virginia 23224.

	Number of Shares with Sole Voting and Investment Power
Name of Beneficial Owner or Number of Persons in Group	Aggregate Number of Shares Beneficially Owned	Options(1)	Number of Shares with Shared Voting and Investment Power	Total Number of Shares	Percent of Class
Thomas N. Allen	2,779	2,000	—	4,779	*
Thomas J. Donohue, Jr.	2,012	2,000	—	4,012	*
John W. Fain	30,020	20,000	—	50,020	*
Charles H. Foster, Jr.	2,625	2,000	—	4,625	*
Mark B. Goodwin	13,020	13,333	—	26,353	*
Patrick D. Hanley	30,020	20,000	—	50,020	*
Michael D. Jordan	3,175	2,000	—	5,175	*
Gordon S. Mackenzie	30,020	20,000	—	50,020	*
Harold D. Marshall	2,325	2,000	—	4,325	*
George J. Matkov, Jr.	3,779	2,000	—	5,779	*
Leo H. Suggs	73,020	40,000	—	113,020	*
Directors and executive officers as a group (13 persons)	196,835	125,333	—	322,168	1.14%

*	Represents less than 1% of the outstanding common stock of the class.
(1)	Reflects the number of shares with respect to which the listed individual has the right to acquire beneficial ownership through the exercise of options at May 15, 2005, or within 60 days thereafter under the Overnite Corporation Stock Incentive Plan.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

When considering a motion to adjourn or postpone the special meeting to a later date for a reasonable business purpose (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on any adjournments or postponements using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger proposal to vote in favor of adjournments or postponements of the special meeting.

SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold a 2006 annual meeting of shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings. Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at our 2006 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 1000 Semmes Avenue, Richmond, Virginia 23224 not later than November 18, 2005 in order for the proposal to be considered for inclusion in our proxy statement.

Our bylaws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to our board of directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day before the first anniversary of the preceding year’s annual meeting. In the event that the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, a shareholder must deliver such notice not earlier than the close of business on the one hundred twentieth day before the annual meeting and not later than the close of business on the later of the ninetieth day before the annual meeting or the tenth day following the day on which we publicly announce the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one hundred twentieth day before such special meeting, and not later than the close of business on the later of the ninetieth day before such special meeting or the tenth day following the day on which we publicly announce the date of the special meeting and the nominees proposed by our board of directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of Overnite capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of Overnite stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to propose such nomination; and

•	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Overnite outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2005 annual meeting was held on April 28, 2005, a shareholder must deliver written notice of a shareholder proposal to be acted upon at the 2006 annual meeting to our corporate secretary not later than the close of business on January 27, 2006, nor earlier than the close of business on December 29, 2005. In the event that the date of our 2006 annual meeting is more than 30 days before or more than 70 days after the first anniversary of our 2005 annual meeting, which was held on April 28, 2005, a shareholder must deliver such notice not earlier than the close of business on the one hundred twentieth day before the annual meeting and not later than the close of business on the later of the ninetieth day before the annual meeting or the tenth day following the day on which we publicly announce the date of the annual meeting.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the annual meeting;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the annual meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in our bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the

Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and before the date of the special meeting:

Overnite Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005
Definitive Proxy Statement	Filed March 28, 2005
Current Reports on Form 8-K	Filed January 31, 2005, May 2, 2005 and May 16, 2005

You may request a copy of the documents incorporated by reference into this proxy statement by writing to or telephoning us. Requests for documents should be directed to:

1000 Semmes Avenue

Richmond, Virginia 23224

Attention: Mike Mahan,

                 Investor Relations

Telephone: (804) 231-8852

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

Annex A

AGREEMENT OF MERGER

AMONG

UNITED PARCEL SERVICE, INC.,

OLYMPIC MERGER SUB, INC.

AND

OVERNITE CORPORATION

DATED AS OF MAY 15, 2005

AGREEMENT OF MERGER

i

ii

Page
Section 9.10.	Non-Survival of Representations and Warranties and Agreements	A-40
Section 9.11.	Fees and Expenses	A-40
Section 9.12.	Notices	A-40

EXHIBITS:

Exhibit A	Plan of Merger
Exhibit B	Articles of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Other Actions

iii

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”), dated as of May 15, 2005, by and among United Parcel Service, Inc., a Delaware corporation (“Parent”), Olympic Merger Sub, Inc., a Virginia corporation (“Sub”) and indirect wholly owned subsidiary of Parent, and Overnite Corporation, a Virginia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent;

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, including the Plan of Merger in the form attached hereto as Exhibit A (the “Plan of Merger”), and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, the Board of Directors of the Company unanimously (i) determined that this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Shareholders (as defined hereafter), (ii) approved and adopted this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, and (iii) recommended approval and adoption of this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, by the Company Shareholders; and

WHEREAS, the respective Board of Directors of Parent and Sub, and United Parcel Service of America, Inc., as the sole shareholder of Sub (“UPSOA”), have each approved and adopted this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section.

(a) “10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) “Acquisition Agreement” has the meaning set forth in Section 6.5(b).

(c) “Acquisition Proposal” has the meaning set forth in Section 6.9.

(d) “ADA” means the Americans with Disabilities Act.

(e) “ADEA” means the Age Discrimination in Employment Act.

(f) “Affiliate” of a party means an “affiliate” of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including at a minimum, all those Persons subject to the reporting requirements of Rule 16(a) under the Exchange Act).

(g) “Agreement” has the meaning set forth in the Preamble.

(h) “Applicable Benefit Laws” means ERISA, the Code and all other Laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States of America, applicable to Employee Benefits Plans.

(i) “Alternative Transaction” has the meaning set forth in Section 6.5(b).

(j) “Associate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(k) “Blue Sky Laws” means state securities or “blue sky” Laws.

(l) “CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

(m) “Certificate” means each certificate representing a share or shares of Company Common Stock.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Combined Group” means (i) any “affiliated group” as defined in Section 1504 of the Code or (ii) any combined or similar reporting group for state, local, foreign or other tax purposes of which the Company or any of the Subsidiaries has been a part.

(p) “Company” has the meaning set forth in the Preamble.

(q) “Company Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, dated as of September 8, 2003.

(r) “Company Benefit Plans” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Subsidiary, or to which the Company or any Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time.

(s) “Company Bylaws” means the bylaws of the Company.

(t) “Company Charter Documents” means, collectively, the Company Bylaws and the Company Articles of Incorporation.

(u) “Company Common Stock” means the Company’s common stock, par value $0.01 per share.

(v) “Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement.

(w) “Company ESPP” has the meaning set forth in Section 2.6(b).

(x) “Company Financial Advisor” means Morgan Stanley & Co. Incorporated.

(y) “Company Financial Statements” means the Company’s consolidated statements of financial position, consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in common shareholders’ equity (including the notes thereto) included in the SEC Reports.

(z) “Company Insurance Policies” means all insurance policies which at any time since the Spin-Off Date named the Company, any Subsidiary, or any of their respective directors, officers or employees as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary since the Spin-Off Date has paid or is or was obligated to pay all or part of the premiums.

(aa) “Company Licensed Software” means all third party software (other than Company Proprietary Software or standard, off-the-shelf third party personal computer or server-based products such as word processing, accounting, spreadsheet programs, or so forth) licensed to the Company and the Subsidiaries.

(bb) “Company Material Adverse Effect” means any change, event, circumstance or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events, circumstances or effects that have occurred or been threatened, (i) is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole or (ii) prevents or materially delays the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein, except, in the case of (i) above, to the extent resulting from (A) any changes in general United States or global economic conditions or any changes in the industry in which the Company operates; provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses; (B) any changes to financial or securities markets (including any disruption thereof and any decline in the price of any security, including the Company Common Stock, or market index, in each case, in and of itself); provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses; (C) any changes, events, circumstances or effects resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby, including any changes relating to the workforce of the Company and its Subsidiaries; and (D) any changes in applicable Law or GAAP or the interpretation thereof after the date of this Agreement; provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses.

(cc) “Company Preferred Stock” means the Company’s preferred stock, par value $0.01 per share.

(dd) “Company Proprietary Software” means all software owned by the Company and the Subsidiaries.

(ee) “Company Restricted Stock Award” means an award of restricted Company Common Stock.

(ff) “Company Shareholder” means any holder of Company Common Stock.

(gg) “Company Software” means the Company Licensed Software together with the Company Proprietary Software.

(hh) “Company Stock” means the Company Common Stock together with the Company Preferred Stock.

(ii) “Company Stock Award Consideration” means the aggregate amounts payable under Sections 2.6(a), 2.6(b) and 2.6(c) and the employer employment tax liability for the Company Stock Award Consideration.

(jj) “Company Stock Award Plans” means any plan or arrangement or agreement relating to stock options, restricted stock, stock appreciation rights, performance shares, restricted stock units, dividend equivalents or other equity based awards of the Company listed in the Company Disclosure Letter, including the Stock Incentive Plan and the Executive Incentive Plan.

(kk) “Company Stock Awards” means all outstanding options or other rights to acquire Company Common Stock, including any stock appreciation rights, restricted stock, performance shares, restricted stock units, dividend equivalents or other equity based awards granted under the Company Stock Award Plans.

(ll) “Company Stock Option” has the meaning set forth in Section 2.6(a)(i).

(mm) “Company Stock Option Consideration” has the meaning set forth in Section 2.6(a)(i).

(nn) “Confidentiality Agreement” means the confidentiality agreement between United Parcel Service General Services Co. and the Company, dated February 21, 2005.

(oo) “Current Company Benefit Plan” has the meaning set forth in Section 4.16(a).

(pp) “Customer Inventory” means the materials, products or other substances held by the Company or any Subsidiary for the account of a customer of the Company or any Subsidiary.

(qq) “Customs” has the meaning set forth in Section 4.26.

(rr) “Effective Time” has the meaning set forth in Section 2.2.

(ss) “Employee/Consulting Agreements” means any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship with respect to any officer, employee or former employee, or consultant or independent contractor who is performing services exclusively for the Company or any Subsidiaries.

(tt) “Employee Benefit Plan” means with respect to any Person each plan, fund, program, arrangement or scheme (collectively, “Plan”), including, but not limited to each Plan maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America (other than a Plan maintained solely to comply with applicable workers’ compensation law, social security law, mandated benefit laws or other similar Laws (in each case, only to the extent the Plan is no more generous than the mandatory minimum requirements under such laws)), in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of the ERISA, determined without regard to whether such Plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, arrangement or scheme.

(uu) “Environmental Laws” means local, state and federal Laws and regulations relating to protection of the environment, pollution control, product registration and management, release, or disposal of Hazardous Materials.

(vv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ww) “ERISA Affiliate” means any Person (whether incorporated or unincorporated), that together with the Company or any Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

(xx) “ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by an ERISA Affiliate or to which such ERISA Affiliate makes or has made, or has, or has had, an obligation to make, contributions at any time.

(yy) “ESP Shares” has the meaning set forth in Section 2.6(c).

(zz) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aaa) “Executive Incentive Plan” means the Company’s Executive Incentive Compensation and Deferral Plan.

(bbb) “FLSA” means the Fair Labor Standards Act.

(ccc) “FMLA” means the Family and Medical Leave Act.

(ddd) “Fund” has the meaning set forth in Section 2.5(a).

(eee) “GAAP” means generally accepted accounting principles in the United States.

(fff) “Governmental Entity” means any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

(ggg) “Government Reports” has the meaning set forth in Section 4.9(a).

(hhh) “Hazardous Materials” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling, storage, treatment or disposal of which by the Company is governed by or subject to any applicable Environmental Law.

(iii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(jjj) “Intellectual Property Rights” means the following and all rights arising out of the following: all copyrights, trade names, trademarks, trade secrets, service marks or patents (or applications therefor) as to which the Company or any Subsidiary claim an ownership interest.

(kkk) “Knowledge of the Company” means the actual knowledge of Leo H. Suggs, Patrick D. Hanley, Gordon S. Mackenzie, John W. Fain, Mark B. Goodwin, Paul A. Hoelting, David W. Barnett, Michael Mahan, M. Parker Myers, Carol D. Miller, Lisa McKnight or Phil Warren following reasonable inquiry of appropriate employees with respect to the referenced matters.

(lll) “Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, as amended, Equal Pay Act, ADEA, ADA, FMLA, WARN, Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

(mmm) “Landlord’s Estoppel Certificate and Consent” has the meaning set forth in Section 4.13(k).

(nnn) “Law” means any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

(ooo) “Leased Real Property” has the meaning set forth in Section 4.13(b).

(ppp) “Licenses” means all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(qqq) “Licensed Rights” means the following and all rights arising out of the following: all United States and foreign patents, trademarks, trade names, service marks and copyrights that are licensed to the Company or any of the Subsidiaries and that are material to the business of the Company and its Subsidiaries.

(rrr) “Litigation” means claims, suits, actions, investigations or indictments, Governmental Entity audits or administrative, arbitration or other proceedings.

(sss) “LTIP Awards” has the meaning set forth in Section 6.16(c).

(ttt) “Merger” has the meaning set forth in the Recitals.

(uuu) “Merger Consideration” has the meaning set forth in Section 2.4(a).

(vvv) “NLRB” means the United States National Labor Relations Board.

(www) “Option Agreements” shall have the meaning set forth in Section 2.6(a)(ii).

(xxx) “OSHA” means the Occupational Safety and Health Administration.

(yyy) “Parent” has the meaning set forth in the Preamble.

(zzz) “Parent Expenses” has the meaning set forth in Section 8.2(b).

(aaaa) “Parent Financial Advisor” means Bear, Stearns & Co. Inc.

(bbbb) “Paying Agent” has the meaning set forth in Section 2.5(a).

(cccc) “Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(dddd) “Plan” has the meaning set forth in Section 1.1(tt).

(eeee) “Plan of Merger” has the meaning set forth in the Recitals.

(ffff) “Proxy Statement” means the proxy statement to be mailed to the Company Shareholders in connection with the Shareholders’ Meeting.

(gggg) “Real Property” has the meaning set forth in Section 4.13(b).

(hhhh) “Representatives” means officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents.

(iiii) “Required Vote” has the meaning set forth in Section 4.31.

(jjjj) “Restricted Stock Agreement” means an agreement evidencing a Company Restricted Stock Award.

(kkkk) “Sarbanes-Oxley Act” has the meaning set forth in Section 4.9(b).

(llll) “SCC” has the meaning set forth in Section 2.2.

(mmmm) “SEC” means the Securities and Exchange Commission.

(nnnn) “SEC Reports” has the meaning set forth in Section 4.9(a).

(oooo) “Securities Act” means the Securities Act of 1933, as amended.

(pppp) “Shareholders’ Meeting” means the meeting of the Company Shareholders to be called to consider this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger.

(qqqq) “Spin-Off Date” means November 5, 2003.

(rrrr) “Stock Incentive Plan” means the Company’s Stock Incentive Plan.

(ssss) “Sub” has the meaning set forth in the Preamble.

(tttt) “Subsequent Determination” has the meaning set forth in Section 6.5(b).

(uuuu) “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with any other Subsidiary of the Company), beneficially or of record owns, directly or indirectly, 50% or more of the capital stock or other equity interests.

(vvvv) “Superior Proposal” has the meaning set forth in Section 6.5(b).

(wwww) “Surviving Corporation” has the meaning set forth in Section 2.1.

(xxxx) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, value-added tax, unclaimed property, employment, payroll, premium, custom, withholding, duty, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

(yyyy) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(zzzz) “Termination Fee” means $24,500,000.

(aaaaa) “UPSOA” has the meaning set forth in the Recitals.

(bbbbb) “VSCA” has the meaning set forth in the Recitals.

(ccccc) “WARN” means the United States Worker Adjustment and Retraining Notification Act.

ARTICLE II.

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the VSCA, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

Section 2.2. Effective Time; Closing. As promptly as practicable, and in any event no later than the date which is two business days after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the State Corporation Commission of Virginia (the “SCC”) and by making all other filings or recordings required under the VSCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the VSCA. The Merger shall become effective upon the issuance of a certificate of merger by the SCC, or at such later time and date as shall be specified in the Articles of Merger (the “Effective Time”). The Closing shall be held on the date of the Effective Time at 10:00 a.m., Eastern Daylight Time, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

Section 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time including shares covered by Company Restricted Stock Awards (whether vested or unvested), but excluding shares cancelled pursuant to Section 2.4(b), shall be cancelled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $43.25 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the Certificate that formerly evidenced such share of Company Common Stock and/or Restricted Stock Agreement in the manner provided in Section 2.5 (the “Merger Consideration”).

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 2.4(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a Certificate and/or Restricted Stock Agreement shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.4(a).

(d) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5. Surrender of Shares of Company Common Stock; Stock Transfer Books.

(a) Not less than five days prior to the Shareholders’ Meeting, Parent shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 2.4 upon surrender of their Certificates and/or Restricted Stock Agreements. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of all of the shares of Company Common Stock outstanding at the Effective Time, including shares covered by Company Restricted Stock Awards (whether vested or unvested), but excluding shares cancelled pursuant to Section 2.4(b) (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 2.5(a). The Paying Agent shall make the payments provided in Section 2.4.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.4, including shares covered by Company Restricted Stock Awards (whether vested or unvested), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates and/or the Restricted Stock Agreements to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and/or the Restricted Stock Agreements pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate and/or the Restricted Stock Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate and/or the Restricted Stock Agreement shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate and each share covered by a Company Restricted Stock Award (whether vested or unvested), and such Certificate and/or Restricted Stock Agreement shall then be cancelled. Until so surrendered, each such Certificate and each Restricted Stock Agreement shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate or any Restricted Stock Agreement with respect to the Merger Consideration payable upon the surrender of any Certificate or Restricted Stock Agreement. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. If any Certificate or Restricted Stock Agreement shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate or Restricted Stock Agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Restricted Stock Agreement, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Restricted Stock Agreement the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.4.

(c) At any time following the day that is one hundred eighty days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Restricted Stock Agreements held by such holder. If any Certificates or Restricted Stock Agreements shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Restricted Stock Agreement would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Sub or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, including shares covered by Company Restricted Stock Awards (whether vested or unvested), shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article II upon the surrender or exchange of Certificates or Restricted Stock Agreements shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate or Restricted Stock Agreement.

(e) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, including shares covered by Company Restricted Stock Awards (whether vested or unvested), such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.

Section 2.6. Company Stock Awards. Parent will, at or subsequent to the Effective Time, cause the Surviving Corporation to make the payments set forth in this Section 2.6.

(a) (i) Each outstanding Company Stock Award that is an option to acquire Company Common Stock (a “Company Stock Option”) shall be cancelled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount equal to the difference between (A) the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Company Stock Option Consideration”). At the Effective Time, all Company Stock Options converted pursuant to this Section 2.6(a) shall no longer be outstanding, and each holder of an Option Agreement shall cease to have any rights with respect thereto, except the right to receive the Company Stock Option Consideration in accordance with this Section 2.6(a)(i).

(ii) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of a Company Stock Option entitled to receive the Company Stock Option Consideration pursuant to Section 2.6(a)(i) a form of letter of transmittal and instructions for use in effecting the surrender of the agreements granting the Company Stock Option (the “Option Agreements”). Upon surrender to the Surviving Corporation of an Option Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Option Agreement shall be entitled to receive in exchange therefor the Company Stock Option Consideration for the Company Stock Options formerly evidenced by such Option Agreement, and such Option Agreement shall then be cancelled. No interest shall accrue or be paid to any beneficial owner of Company Stock Options or any holder of any Option Agreement with respect to the Company Stock Option Consideration payable upon the surrender of any Option Agreement. If any Option Agreement shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Option Agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Option Agreement, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Option Agreement the applicable Company Stock Option Consideration such holder is entitled to receive pursuant to Section 2.6(a)(i).

(b) At the Effective Time, the Surviving Corporation shall pay to each participant in the Company’s employee stock purchase plan (the “Company ESPP”), in exchange for the cancellation of such participant’s rights under the Company ESPP, an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of shares (and fractional shares) of Company Common Stock that could be purchased for the participant under the Company ESPP based on the total contributions credited to the participant under the Company ESPP immediately prior to the Effective Time and an exercise price of $33.78 per share, and each participant’s rights under the Company ESPP shall thereafter be cancelled.

(c) At the Effective Time, the Surviving Corporation shall pay to each participant in the Company’s “Equity Swap Program” (i.e., notional shares credited to the Deferred Stock Account under the Executive Incentive Plan (the “ESP Shares”)), in exchange for the cancellation of the ESP Shares, an amount determined by multiplying (i) the Merger Consideration by (ii) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the Effective Time, and each ESP Share shall thereafter be cancelled.

(d) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Company Stock Award Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock Awards such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Awards in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.

ARTICLE III.

THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. At the Effective Time, the Company Articles of Incorporation shall be amended and restated as set forth on Exhibit B attached hereto, so that they shall be identical to the articles of incorporation of Sub in effect immediately prior to the Effective Time and shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA or the articles of incorporation of the Surviving Corporation.

Section 3.2. Bylaws. At the Effective Time, the Company Bylaws shall be amended and restated as set forth on Exhibit C attached hereto, so that they shall be identical to the bylaws of Sub in effect immediately prior to the

Effective Time and shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA, the articles of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

Section 3.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with applicable Law, (a) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, the Company represents and warrants to Parent and Sub as follows:

Section 4.1. Organization and Standing. The Company Disclosure Letter contains a true, correct and complete list of all of the Company’s directors and officers and its jurisdiction of organization and other jurisdictions in which it is qualified or licensed to do business. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, (b) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company Charter Documents, each as amended to date. The Company Charter Documents are in full force and effect, and the Company is not in violation of any provision therein.

Section 4.2. Authority for Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Vote, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of the Plan of Merger by the Required Vote and the filing of the Articles of Merger with the SCC). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (regardless of whether the issue of enforceability is considered in a proceeding at law or in equity).

(b) At a meeting duly called and held on May 14, 2005, the Board of Directors of the Company unanimously (i) determined that this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) approved and adopted this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, and (iii) recommended approval and adoption of this Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, by the Company Shareholders.

(c) The Company Financial Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders in the Merger is fair to such holders, from a financial point of view. A copy of such opinion is included in the Company Disclosure Letter.

Section 4.3. Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. As of May 13, 2005, (a) 28,250,380 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of Company Preferred Stock are issued and outstanding and (c) 948,657 shares of Company Common Stock were subject to Company Stock Awards outstanding pursuant to the Company Stock Award Plans and 1,800,963 shares of Company Common Stock were reserved and authorized for future issuance pursuant to the Company Stock Award Plans. The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Awards with the exercise prices and period of exercisability, if applicable. Except as set forth above or in the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, including shareholder rights agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the stock of the Company.

Section 4.4. Subsidiaries.

(a) The Company Disclosure Letter contains a true, correct and complete list of each Subsidiary, all formal legal names of each Subsidiary, its type of entity, its directors and officers, its jurisdiction of organization and other jurisdictions in which it is qualified or licensed to do business. Each of the Subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the organizational documents of each Subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no Subsidiary is in violation of any provision therein.

(b) The Company owns beneficially and of record all of the issued and outstanding capital stock or other securities or equity interests of each Subsidiary and does not own an equity interest in any other Person, other than in (i) the Subsidiaries or (ii) any other Person not in excess of 1% of such Person’s outstanding equity interests. Each outstanding share of capital stock or other securities or equity interests of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

Section 4.5. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the Company Charter Documents or equivalent organizational documents of any of the Subsidiaries, (b) subject to Section 4.6, conflict with or violate any Law applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the VSCA, (b) for those required by the HSR Act and any filing required under the antitrust laws or investment notification laws of any applicable jurisdiction, (c) for filings contemplated by Section 4.19 hereof, (d) any applicable requirements of the U.S. Department of Transportation or of any state with respect to the licensing or registration of motor carriers, which consents, approvals, authorizations, permits, filings and notifications are set forth in the Company Disclosure Letter, and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7. Compliance. Each of the Company and the Subsidiaries (a) has been operated in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected and (b) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of the Company or any of the Subsidiaries is bound or affected, except for failures to comply or defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.8. Litigation. There is no Litigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, except for such Litigation that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries, except for such judgments, orders, injunctions, decrees, stipulations or awards that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.9. Reports; Financial Statements.

(a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with any regulatory authority established by Law in a foreign jurisdiction, except for cases where the failure to make such filing would not, individually or in the aggregate, have a

Material Adverse Effect, or with the SEC since the Spin-Off Date (those required to be filed with the SEC are collectively referred to as the “SEC Reports,” and together with any foreign jurisdiction reports, the “Government Reports”), each of which complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, or, in the case of a foreign jurisdiction, the relevant Laws of that jurisdiction, each as in effect on the date so filed. None of the Government Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) All of the Company Financial Statements, in each case, including any related notes thereto, as filed with the SEC or with relevant authorities in foreign jurisdictions, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

(d) There are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the Company Financial Statements, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2005, none of which in the case of clause (iv) are, individually or in the aggregate, reasonably likely to be material to the Company.

(e) The Company has heretofore furnished or made available to Parent and listed in the Company Disclosure Letter a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.10. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, since December 31, 2004, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course and consistent with prior practice and there has not been (a) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary other than the expected payment of the Company’s second quarter dividend of $.04 per share of Company Common Stock on or about June 16, 2005, (c) any material change in accounting methods, principles or practices employed by the Company, or (d) any action of the type described in Section 6.1(b) which had such action been taken after the date of this Agreement would be in violation of such Section.

Section 4.11. Taxes.

(a) Each of the Company and the Subsidiaries has filed all income and other material Tax Returns (determined both individually and in the aggregate) that it was required to file. All Combined Groups have filed all income and other material Tax Returns (determined both individually and in the aggregate) that (i) it was required to file and (ii) for which any Taxes reflected thereon could be assessed against one or more of the Company and the Subsidiaries. All such Tax Returns were correct and complete in all material respects. All material amounts of Taxes owed by any of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid if due or adequately provided for in the Company Financial Statements in accordance with GAAP. None of the Company or any of the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Company and the Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no audit, dispute or claim concerning any material amount of Tax liability of any of the Company or the Subsidiaries or, to the Knowledge of the Company, for which any of such Persons could be held responsible either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors, officers and employees responsible for Tax matters of the Company and the Subsidiaries has knowledge, including after due inquiry of similar such Persons of any Combined Group. The Company Disclosure Letter lists all income and other material Tax Returns filed with respect to any of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that, to the Knowledge of the Company, currently are the subject of audit. The Company and the Subsidiaries have delivered or made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries since January 1, 2003.

(d) None of the Company, any of the Subsidiaries or, to the Knowledge of the Company, any Combined Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency affecting or potentially affecting the Company or any Subsidiary.

(e) None of the Company or any of the Subsidiaries has filed a consent under former Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of the Subsidiaries has made (for any open tax year) any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Sections 280G and 162(m) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 867(c)(1)(A)(ii) of the Code. Each of the Company, the Subsidiaries and any Combined Group has disclosed on its federal income Tax Returns all positions taken therein (with respect to the Company and the Subsidiaries) that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of the Subsidiaries is a party to any Tax allocation or sharing agreement with any Person other than the Company and the Subsidiaries (excluding leases and similar agreements providing for the payment of property or similar Taxes by the lessee or similar user of property). Neither the Company nor any of the Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any Law), as a transferee or successor, by contract, or otherwise (excluding leases and similar agreements providing for the payment of property or similar Taxes by the lessee or similar user of property).

(f) An election under Section 338(h)(10) of the Code was filed with respect to a qualified stock purchase of the Company and its Subsidiaries (other than Motor Cargo Industries, Inc. and its subsidiaries) for federal tax purposes, and the Section 338(h)(10) election is effective for state income tax purposes in all jurisdictions where state income tax returns are filed by the Company or such Subsidiaries. Neither the Company nor any Subsidiary has knowledge through any of its officers or employees responsible for Tax matters of any basis or claim on which such election could be held to be invalid. In connection with the transaction giving rise to such election, the Company (i) entered into a tax allocation agreement that is currently binding on all of the parties thereto and (ii) performed such valuations as it deemed prudent in connection with effecting such election. The Company has provided true, correct and complete copies of all such documentation to Parent and its representatives.

Section 4.12. Title to Personal Property. Except as set forth in the 10-K, the Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their tangible personal properties and assets reflected in the 10-K or acquired after December 31, 2004 (other than assets disposed of since December 31, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for (i) such as which secure indebtedness and which are properly reflected in the 10-K and (ii) such other liens, encumbrances and restrictions, if any, that would not, individually or in the aggregate, have a Company Material Adverse Effect. The tangible personal property and assets of the Company and the Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries either own, or have valid leasehold interests in, all tangible personal properties and assets used by them in the conduct of their respective businesses, except where the absence of such ownership or leasehold interest could not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.13. Real Property.

(a) Except as set forth in the 10-K, the Company and the Subsidiaries have good and marketable fee simple title to, or a valid leasehold interest in, all of their real properties reflected in the 10-K or acquired after December 31, 2004, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after December 31, 2004, provided that the obligations secured by such liens are not delinquent; and (iv) such other title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or a Subsidiary as of April 30, 2005 (collectively, the “Real Property”) and a true and correct list of all real property presently leased by each of the Company and the Subsidiaries (collectively, the “Leased Real Property”) identifying with respect to each lease of such Leased Real Property the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. The Company or a Subsidiary is the lessee under each of the leases for the Leased Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the lease for each Leased Real Property is in full force and effect and neither the Company nor any Subsidiary has sent or received any written notice of any uncured default under any of the leases of Leased Real Property to which it is party. Neither the Company nor any Subsidiary has breached or is in default under any covenant, agreement, term or condition of or contained in any lease of Leased Real Property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach, except for such breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, the consummation of the transactions provided for herein will not create or constitute a default under any real property lease covering the Leased Real Property that requires payments by the Company or any Subsidiary in excess of $250,000 per year.

(c) All improvements on the Real Property and the Leased Real Property conform to all applicable state and local Laws or use restrictions, and the applicable property is zoned for the various purposes for which the Real Property and the Leased Real Property and improvements thereon are presently being used, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has received any written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any of the Real Property or the Leased Real Property, except where such adverse claims would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of any of the Real Property or the Leased Real Property which prohibits the current use of the Real Property or the Leased Real Property in any material respect.

(f) All licenses, permits and approvals required for the occupancy and operation of the Real Property and the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect, except where the failure to obtain such licenses, permits and approvals or the failure to be in full force or effect would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any Subsidiary has received written notices of violations in connection with such items.

(g) Neither the Company nor any Subsidiary has in its possession any studies or reports which indicate any material defects in the design or construction of any of the improvements on the Real Property or the Leased Real Property.

(h) No Person, other than Parent, has any right, option, right of first refusal or any other contract or agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any material portion of each parcel of the Real Property or the Leased Real Property.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Real Property or the Leased Real Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Real Property or the Leased Real Property. As of the date hereof, all due and payable taxes, water charges and sewer charges affecting the Real Property have been paid, except where the failure to pay any such taxes, water charges and sewer charges would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) The Company has complied in all material respects with all applicable Laws and restrictions pertaining to and affecting the Real Property which relate to such subdivision, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) Company shall use commercially reasonable efforts to obtain, or cause the applicable Subsidiary to obtain, and deliver to Parent at lease five business days prior to Closing, a “Landlord’s Estoppel Certificate and Consent” in form reasonably acceptable to Parent and the Company from the lessor under each of the leases for the Leased Real Property.

Section 4.14. Environmental Compliance and Disclosure.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Subsidiaries (i) possesses, and is in compliance with all permits, licenses and governmental authorizations and has filed all notices that are required under Environmental Laws applicable to the Company and the Subsidiaries, and (ii) is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained therein or contained in any Environmental Law, or in any order, decree, plan, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any governmental agency or any third party and (ii) to the Knowledge of the Company, there is no fact that could reasonably be expected to result in a claim against the Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Hazardous Materials have ever been, are being, or are threatened to be spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations.

(d) Neither the Company nor any Subsidiary has entered into or agreed to, or does it contemplate entering into any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e) Neither the Company nor any Subsidiary is subject to any administrative or judicial proceeding pursuant to and neither the Company nor any Subsidiary has been alleged to be in violation of applicable Environmental Laws or regulations, either now or any time since the Spin-Off Date, other than violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received written notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned, leased, or otherwise operated upon by the Company or any Subsidiary) and (ii) there is no basis for any such notice and none is threatened or foreseen.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has paid any fines, penalties or assessments since the Spin-Off Date pursuant to any Environmental Law.

(h) None of the owned or leased real property, improvements and equipment of the Company and the Subsidiaries contain any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers on or under any such real property, improvements or equipment, except where the presence of asbestos, PBCs, underground storage tanks, open or closed pits, sumps or other containers would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) None of the Company and the Subsidiaries has imported, manufactured, stored, used, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws, except where the failure to so comply would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Officers and Employees. Except as set forth in the SEC Reports, none of the Company and the Subsidiaries is a party to or bound by any Employee/Consulting Agreement, that obligates the Company or any

Subsidiary to pay in excess of $50,000 in any twelve month period under any circumstance. The Company has provided to Parent true, correct and complete copies of each Employee/Consulting Agreement so disclosed. None of the Company and the Subsidiaries has received a claim from any Governmental Entity to the effect that the Company or any Subsidiary has improperly classified any Person as an independent contractor. To the Knowledge of the Company, none of the Company and the Subsidiaries has made any oral commitments to any officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement. All officers and management level employees of the Company and the Subsidiaries listed in Section 4.15 of the Company Disclosure Letter are active on the date hereof.

Section 4.16. Employee Benefit Plans.

(a) The Company Disclosure Letter contains a true and complete list of each Company Benefit Plan currently sponsored, maintained or contributed to by the Company or any Subsidiary, including each “multiemployer pension plan”, as defined in Section 3(37) of ERISA, to which the Company or any Subsidiary contributes or has an obligation to contribute and any Company Benefit Plan covering current or former employees, consultants or independent contractors whose principal workplace is or was outside the United States of America, (a “Current Company Benefit Plan”).

(b) With respect to each Current Company Benefit Plan identified on the Company Disclosure Letter, the Company has heretofore delivered or made available to Parent true and complete copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, the most recent actuarial reports, funding and financial information returns and statements, current material contracts with any parties providing services or insurance to such plan, current plan summaries or summary plan descriptions, the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code.

(c) The Company and the Subsidiaries have maintained (or caused to be maintained) all employee data necessary to administer each Current Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in a form that, with reasonable modification, could be utilized by Parent to calculate benefits.

(d) No Company Benefit Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan a “multiemployer pension plan”, as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Company, any Subsidiary, nor a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. Neither the Company nor any Subsidiary has terminated or withdrawn from or sought a funding waiver with respect to, and no fact exists that could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver with respect to, any Company Benefit Plan that is subject to Title IV of ERISA. Neither the Company nor any Subsidiary has incurred, and no fact exists that reasonably could be expected to result in, liability to the Company or a Subsidiary as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan or a plan that is subject to Title IV of ERISA maintained by a predecessor in interest of the Company or any Subsidiary.

(e) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in material compliance with all Applicable Benefit Laws. None of the Company and the Subsidiaries has incurred, and no facts exist which reasonably could be expected to result in, any liability to the Company or any Subsidiary with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including without limitation, any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course under the Current Company Benefit Plans identified in the Company Disclosure Letter), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) To the Knowledge of the Company, no fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that the form of the Company Benefit Plan satisfies Section 401(a) of the Code.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest of any of them for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only for the period of coverage required under such Law.

(h) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with the terms of the Company Benefit Plan and Applicable Benefit Law. The liabilities of each Current Company Benefit Plan are either fully insured, fully funded by assets held in a segregated account or trust or fully reserved as a liability on the books of the Company or applicable Subsidiary in accordance with GAAP, considering each such plan as material for purposes of applying GAAP reserve requirements.

(i) The Company or a Subsidiary has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company or such Subsidiary.

(j) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or (iii) increase the amount of compensation due any such individual.

(k) There is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan and, to the Knowledge of the Company, there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.

Section 4.17. Labor Relations.

(a) None of the employees of the Company or any Subsidiary have been, or currently are, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including, without limitation, the NLRB or any other Governmental Entity.

(b) None of the employees of the Company or any Subsidiary have been, or currently are, a signatory to, or have had, or currently have, the terms of their employment set by, a collective bargaining agreement with any trade union, labor organization or group.

(c) Each collective bargaining agreement set forth in the Company Disclosure Letter is in full force and effect, and no such collective bargaining agreement is being renegotiated.

(d) Since January 1, 2002, no representation election petition or application for certification has been filed by employees of the Company or any Subsidiary or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or, to the Knowledge of the Company, other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company or any Subsidiary has occurred, is in progress or is threatened.

(e) There is not pending any (i) charge of an unfair labor practice, (ii) investigation of a charge alleging any unfair labor practice, (iii) complaint alleging any unfair labor practice, filed or initiated with or brought by the NLRB or any other Governmental Entity or (iv) any threatened labor board proceeding of any kind, including any such against the Company or any Subsidiary or any of their supervisory employees or any trade union, labor union, employee organization or labor organization claiming to represent the employees of the Company or any Subsidiary; neither the Company nor any Subsidiary, nor any of their supervisory employees has engaged in any unfair labor practice of any kind, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the Knowledge of the Company, has been threatened, against the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) Since January 1, 2002, no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of the Company or any Subsidiary has occurred, is in progress or has been, to the Knowledge of the Company, threatened.

(h) No breach of contract and/or denial of fair representation claim has been filed, or is pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or any trade union, labor union, employee organization or labor organization representing the employees of the Company or any Subsidiary.

(i) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, Service Contract Act or any other Labor Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) No discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other Labor Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) If the Company or any Subsidiary is a federal or state contractor obligated to develop and maintain an affirmative action plan, to the Knowledge of the Company, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been threatened or filed or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress.

(l) No citation has been issued by OSHA against the Company or any Subsidiary and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or any Subsidiary has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under OSHA or any other applicable Labor Law relating to occupational safety and health, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m) No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(n) No investigation or citation of the Company or any Subsidiary has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Company, threatened under federal or foreign immigration Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(o) Neither the Company nor any Subsidiary has taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(p) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any Subsidiary and its respective employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under any applicable Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q) Each of the Company and the Subsidiaries has maintained and currently maintains insurance the Company deems adequate as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(r) Each of the Company and the Subsidiaries is in compliance with all applicable Labor Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(s) Neither the Company nor any Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(t) Each of the Company and the Subsidiaries has paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any Subsidiary has been subject to any special or penalty assessment under such legislation which has not been paid, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18. Contracts and Commitments. The Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (a) all contracts or agreements which limit or restrict the Company, any Subsidiary or any officer or, to the Knowledge of the Company, any key employee of the Company or any Subsidiary from engaging in any line of business conducted by the Company or any Subsidiary in any jurisdiction, (b) all franchising agreements, (c) any contract or agreement with any material agent used to supplement the Company’s transportation network which is not terminable without penalty on sixty calendar days’ or less notice, (d) any joint venture or partnership agreement or other similar agreement, (e) any contract pursuant to which the Company or any Subsidiary provides for the indemnification or holding harmless of any current or former officer, director or employee of the Company or any Subsidiary, (f) agreements or arrangements for the purchase or sale of any assets (other than in the ordinary course of business) with an individual value in excess of $150,000 or an aggregate value in excess of $750,000, (g) agreements, contracts or indentures relating to the borrowing of money by the Company or any Subsidiary, (h) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contract; (i) all licensing agreements in connection with which Company and the Subsidiaries have made or received payments, or are obligated to make or entitled to receive payments, in excess of $100,000; and (j) other than contracts identified in the Company Disclosure Letter pursuant to Section 4.16 or (a) through (i) of this Section 4.18, all other contracts, agreements or commitments, including customer contracts, involving payments made by or to the Company or a Subsidiary of $1,000,000 or more per year and not terminable without penalty on sixty calendar days’ or less notice. Except as set forth in an exhibit attached to the SEC Reports or in the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to any agreement, arrangement or commitment which is material to the businesses of the Company and the Subsidiaries taken as a whole. The Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of the Subsidiaries is in default under any such agreement, arrangement or commitment which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

Section 4.19. Proxy Statement, Etc. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading; or, when first mailed to the Company Shareholders, or, at the time of the Shareholders’ Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable Law and any applicable rules or regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Sub which is incorporated by reference in the Proxy Statement.

Section 4.20. Intellectual Property.

(a) The Company Disclosure Letter sets forth a true and complete list of (i) the Intellectual Property Rights and (ii) the Licensed Rights. The Company represents and warrants that, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) the Company and the Subsidiaries have good and marketable title to the Intellectual Property Rights; (B) the Company and the Subsidiaries possess licenses or other valid rights to use the Licensed Rights; (C) the Intellectual Property Rights are free and clear of any liens, claims, other than any claim as to the validity of any pending application for patent, trademark, service mark, trade name or copyright protection, which claim is made to the authority issuing such protection, which claims are set forth in the Company Disclosure Letter, or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange; (D) the Licensed Rights are free and clear of any liens, claims, encumbrances or royalties arising from the action of Company or any of the Subsidiaries; provided that the Licensed Rights may be subject to royalties payable by Company or its Subsidiaries to the entity granting such Licensed Rights to Company or its Subsidiaries, the method by which royalties are calculated appearing in the document or attachments thereto granting such Licensed Rights to Company or its Subsidiaries; and (E) the Intellectual Property Rights and the Licensed Rights are all those rights pertaining to patents, copyrights, trademarks, service marks, trade names, trade secrets, databases, and Company Software that are necessary to the conduct of the business of each of the Company, the Subsidiaries and the Company’s Affiliates as presently conducted. The validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (x) have not been questioned in any prior Litigation; (y) are not being questioned in any pending Litigation; and (z) to the Knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the business of each of the Company and the Subsidiaries, as presently conducted, does not infringe and, to the Knowledge of the Company, has not been alleged to infringe any patents, trademarks, trade names, service marks or copyrights or misappropriate any trade secret rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights, except where such losses or impairments would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.

(b) The Company Disclosure Letter lists all of the material Company Proprietary Software. The Company has developed the Company Proprietary Software through its own efforts, as described in Section 4.20(d), and for its own account, and the Company and the Subsidiaries have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for such mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances that would not, individually or in the aggregate have a Company Material Adverse Effect. The use of the

Company Licensed Software and the use of the Company Proprietary Software by the Company or its Subsidiaries does not breach any terms of any license or other contract between the Company or any Subsidiary and any third party, except for such breaches that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to the Company Licensed Software, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company Proprietary Software does not infringe any patent, copyright, trademark, trade name or service mark or misappropriate any trade secret of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

(d) The Company Proprietary Software was: (i) developed by the employees of the Company and the Subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company or any Subsidiary as assignee that have conveyed to the Company or such Subsidiary ownership of the intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company or any Subsidiary in connection with acquisitions in which the Company or any Subsidiary obtained representations, warranties and indemnities that the Company reasonably deemed appropriate from the transferring party relating to the title to such Company Proprietary Software. Neither the Company nor any Subsidiary has received written notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e) Neither the Company nor any Subsidiary has granted rights in Company Software to any third party.

Section 4.21. Insurance Policies. The Company Disclosure Letter contains a complete and correct list of the Company Insurance Policies. The Company has delivered or made available to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company or any of the Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. With respect to each Company Insurance Policy, the Company Disclosure Letter specifies (a) the insurer, (b) the amount of and nature of coverage, (c) the risk insured against, (d) the deductible amount (if any) and (e) the date through which coverage will continue by virtue of premiums already paid. The Company and the Subsidiaries have, and, all times since the Spin-Off Date, have had, in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, the Company believes constitutes reasonable coverage against all risks customarily insured against by corporations comparable in size and operations to the Company and the Subsidiaries. Neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years. Neither the Company nor any Subsidiary is required to maintain pursuant to any agreement or otherwise, and does not maintain, insurance with respect to any Customer Inventory. With respect to each Company Insurance Policy, (i) neither the Company nor any Subsidiary has received written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto; (ii) the policy is legal, valid, binding, enforceable and in full force and effect; (iii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms through the Closing and following the consummation of the transactions contemplated herein; (iv) neither the Company, any Subsidiary, nor any other party to any Company Insurance Policy is in breach or default (including with respect to the payment of premiums or giving of notices), and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (v) no party has repudiated any provision thereof; (vi) there are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability; and (vii) there exists no claim under such insurance policy that has not been properly filed by the Company or any Subsidiary, except in the case of clauses (ii) through (vii) above as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.22. Notes Receivable. There are no notes receivable of the Company or any Subsidiary owing by any director, officer, shareholder or employee of the Company or any Subsidiary, other than notes receivable of the Company or any Subsidiary owing by any non-officer employee of the Company or any Subsidiary issued in the ordinary course of business consistent with past practice.

Section 4.23. Transactions with Affiliates. Except as set forth in the SEC Reports (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Subsidiaries), no director, officer or other Affiliate or Associate of the Company or any Subsidiary or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons) has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of, the Company or any Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for, or relating to, indebtedness of the Company or any Subsidiary; or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

Section 4.24. Customer and Supplier Relations. Since December 31, 2004, no customer of the Company or any Subsidiary has cancelled, terminated, or made any threat to cancel or otherwise terminate its contract, or to decrease its usage of the Company’s or any Subsidiary’s services or products that would result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice that, and, to the Knowledge of the Company, there is not, any current customer or supplier may terminate or materially alter its business relations with the Company or any Subsidiary, either as a result of the transactions contemplated herein or otherwise, that would result in a Company Material Adverse Effect.

Section 4.25. Ethical Practices. The Company and each Subsidiary is (and has been at all times) in compliance with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, -1 and -3). None of the Company, any Subsidiary or any Representative thereof has offered or given, and, no Person has offered or given on its behalf, anything of value to: (a) any foreign official, any foreign political party or official thereof or any candidate for political office; or (b) any Person, while knowing that all or a portion of such thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office for the purpose of the following: (i) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, inducing such foreign official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official, or candidate, or securing any improper advantage or (ii) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.

Section 4.26. Customs Matters. Since January 1, 2002, neither the Company nor any of the Subsidiaries has acted as an “importer of record,” as that term is defined in 19 U.S.C. § 1484, on import entry documentation required by the U.S. Bureau of Customs and Border Protection (“Customs”). The Company and each Subsidiary possesses all Licenses required to conduct their respective businesses in accordance with the Laws enforced by Customs, including 19 U.S.C. § 1623, 19 U.S.C. § 1641 and 19 C.F.R. § 111, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. All such Licenses are currently in full force and effect and no misrepresentations were made by the Company or any Subsidiary of any material fact in obtaining them, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No administrative or judicial proceedings have been instituted or, to the Knowledge of the Company, threatened or are contemplated by Customs against the Company or any Subsidiary seeking fines, forfeitures, liquidated damages, or penalties or the modification, revocation, or suspension of any License required to conduct their respective businesses in accordance with the Laws enforced by Customs, except for such administrative or judicial proceedings that if resolved adversely to the Company or any Subsidiary would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Subsidiary is in material compliance with all Laws enforced by Customs.

Section 4.27. Government Contracts.

(a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for any Governmental Entity, nor, to the Knowledge of the Company, has any suspension or debarment action been commenced. There is no valid basis for the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts for any Governmental Entity.

(b) Neither the Company nor any Subsidiary has, with respect to any contracts or subcontracts for any Governmental Entity and within the preceding three years, received a cure notice or show cause notice advising the Company or any Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such contract or subcontract.

(c) Neither the Company nor any Subsidiary nor any of their principals (as defined in the Federal Acquisition Regulation) has, within the preceding three years, been convicted or had a civil judgment rendered against it for (i) commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing a federal, state or local government contract or subcontract; (ii) violation of federal or state antitrust statutes relating to the submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property.

(d) Neither the Company nor any Subsidiary has any contract disputes pending before any contracting office, agency or instrumentality of any Governmental Entity.

Section 4.28. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

Section 4.29. Antitakeover Statutes. Each of the Company and the Board of Directors of the Company has taken all action required to be taken by it to exempt this Agreement and the transactions contemplated hereby from, and this Agreement, the Plan of Merger and the transactions contemplated hereby are exempt from, the requirements of, any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including the provisions of Articles 14 and 14.1 of the VSCA.

Section 4.30. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.31. Vote Required. The affirmative vote of holders of a majority of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement, the Plan of Merger and the Merger (the “Required Vote”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND SUB

Each of Parent and Sub represents and warrants to the Company as follows:

Section 5.1. Organization and Standing. Each of Parent, Sub and UPSOA (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Sub.

Section 5.2. Authority for Agreement. Such Person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such Person of this Agreement, and the consummation by each such Person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of the Plan of Merger and the filing of the Articles of Merger with the SCC). UPSOA, as the sole shareholder of Sub, has approved this Agreement, the Plan of Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such Person enforceable against such Person in accordance with its terms subject, as to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (regardless of whether the issue of enforceability is considered in a proceeding at law or in equity).

Section 5.3. No Conflict. The execution and delivery of this Agreement by such Person does not, and the performance of this Agreement by such Person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the certificate of incorporation or articles of incorporation, as applicable, or bylaws of such Person, (b) conflict with or violate any Law applicable to such Person or by which any property or asset of such Person is bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligation, or result in the creation of a lien or other encumbrance on any property or asset of such Person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Person is a party or by which such Person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such Person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.4. Required Filings and Consents. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the VSCA, (b) for those required by the HSR Act and any filing required under the antitrust laws or investment notification laws of any applicable jurisdiction, (c) for applicable requirements, if any, required by the U.S. Department of Transportation or any state with respect to the licensing or registration of motor carriers, (d) for filings contemplated by Section 4.19 and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.5. Information Supplied. None of the information supplied or to be supplied by such Person for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading; or, when first mailed to Company Shareholders or, unless promptly corrected at any time during the pendency of the Shareholders’ Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such Person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing document.

Section 5.6. Brokers. Except for the Parent Financial Advisor, there is no broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission payable by such Person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

Section 5.7. Ownership of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Sub (a) has not conducted, and will not prior to the Effective Time conduct, any business and (b) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Merger. As of the Effective Time, only shares of Sub common stock will be issued and outstanding. All of such shares shall be owned directly by UPSOA.

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of the Business Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time unless Parent shall otherwise agree in writing and except as contemplated, permitted or required by this Agreement, (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries has business relations, in each case consistent with past practice and (iii) the Company and the Subsidiaries will comply in all material respects with all applicable Laws wherever their respective businesses are conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

(b) Without limiting the generality of Section 6.1(a) above, and except as expressly provided or permitted by this Agreement or set forth in the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time the Company shall not, nor shall the Company permit any of the Subsidiaries to, without the prior written consent of Parent (i) other than regularly scheduled quarterly dividends not to exceed $.04 per share of Company Common Stock per fiscal quarter, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, including Company Preferred Stock, or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement, (v) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied; (vi) amend the Company Charter Documents and the organizational documents of the Subsidiaries; (vii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (viii) make any loans or advances to any other Person other than loans or advances between any Subsidiaries of the Company or between the Company and any of the Subsidiaries and other than loan or advances made in the ordinary course of business consistent with past practices; (ix) except in the ordinary course of business, mortgage or pledge any of its assets or properties; (x) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $500,000 or greater, other than the sale of obsolete assets in the ordinary course of business; (xi) change its accounting policies except as required by applicable Laws or GAAP; (xii) make any change in employment terms for any of its directors or officers; (xiii) alter, amend, create or terminate any obligations, other than those incurred or entered into in the ordinary course of business, with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Company or the Subsidiaries or enter into any new, or amend any existing Employee/Consulting Agreement; provided that any new, or amendments to existing, Employee/Consulting Agreements may be entered into with non-officers in the ordinary course of business; (xiv) alter, amend, create or terminate any Current Company Benefit Plan except those required by Law or as contemplated in Section 6.16; (xv) establish, adopt or amend any collective bargaining agreement; (xvi) other than with respect to letters of credit and bonds listed in Section 4.18 of the Company Disclosure Letter, amend or cancel or agree to the amendment or cancellation of any contract set forth in Section 4.18 of the Company Disclosure Letter, (xvii) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors; (xviii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xix) make any material tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $100,000 in the aggregate; or (xx) pay, discharge, settle or satisfy any Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $150,000 more than amounts, if any, reserved on the Company Financial Statements.

Section 6.2. Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Sub, upon reasonable notice, reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Sub with all financial, operating and other data and information as Parent or Sub, through its Representatives, may reasonably request. The Company shall furnish to Parent and Sub monthly financial and operating data and information within fifteen days following the end of each calendar month. Parent will remain subject to the terms of the Confidentiality Agreement.

(b) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure by such party (or Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement. Neither the supplementation of the Company Disclosure Letter nor any disclosure after the date hereof of the untruths of any representation and warranty made in this Agreement shall operate as a cure of (i) the failure to disclose information, nor (ii) any untrue representation or warranty made herein.

Section 6.4. Further Assurances.

(a) Subject to the terms and conditions of this Agreement, upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VII. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use commercially reasonable efforts to take all such action. In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any filing required under the antitrust laws of any applicable jurisdiction with respect to the transactions contemplated hereby.

(b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 6.5. Board Recommendations.

(a) In connection with the Merger and the Shareholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 6.5(b), recommend to the holders of the Company Common Stock to approve the Plan of Merger and this Agreement and use commercially reasonable efforts to obtain the necessary approvals by the Company Shareholders of the Plan of Merger and this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

(b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 6.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Sub, the approval or recommendation of such Board of Directors of the Company or any committee thereof of the Plan of Merger, this Agreement or any other transaction contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an “Alternative Transaction”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of this Agreement and the Plan of Merger by the Company Shareholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with Section 6.9 and after consultation with and having taken into consideration advice from independent outside legal counsel with respect to its duties to the Company and the Company Shareholders under applicable Virginia law, that such action is likely required for the Board of Directors of the Company to comply with its duties to the Company and the Company Shareholders under applicable Virginia law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company Shareholders that it no longer believes that the Merger is advisable and that it no longer recommends approval of the Plan of Merger (a “Subsequent Determination”) and may enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the fifth business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the Person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such five business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Shareholders without a Subsequent Determination. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith business judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Company Shareholders than the Merger from a financial point of view (taking into account, among other things, whether, in the good faith business judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction).

(c) Nothing contained in this Section 6.5 shall prohibit the Company from taking and disclosing to the Company Shareholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Shareholders if, in the good faith business judgment of the Board of Directors of the Company, after consultation with independent outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 6.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Plan of Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

Section 6.6. Shareholder Litigation. Unless and until the Agreement is terminated in accordance with Section 8.1 hereof, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 6.7. Indemnification.

(a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries as provided in the

Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to two hundred fifty percent (250%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred fifty percent (250%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of current annual premiums. In lieu of Parent causing the Surviving Corporation to maintain the policies as described above, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies, such policy to be effective as of the Effective Time.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

(d) The rights of each current and former officer, director, employee or agent under this Section 6.7 shall be in addition to any rights of such Person under the Company Charter Documents or under Virginia Law. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each present and former director, officer, employee and agent of the Company or its Subsidiaries, their heirs and their representatives.

(e) From and after the Effective Time, Parent shall unconditionally guarantee the timely performance of all obligations of the Surviving Corporation under this Section 6.7.

Section 6.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required in order to comply with Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. Notwithstanding anything to the contrary contained in this Section 6.8, either party may respond to questions from employees or stockholders or inquiries from financial analysts and media representatives that is consistent with and no more expansive than then-existing public disclosures.

Section 6.9. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of the Subsidiaries to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or knowingly take any other action to facilitate the submission of any Acquisition Proposal or (b) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided that if the Company receives an Acquisition Proposal that the Board of Directors reasonably believes may, upon clarification, constitute a Superior Proposal, the Company may communicate in writing (with a copy to Parent) with the Person making such Acquisition Proposal solely to the limited extent necessary to obtain the necessary clarification; provided, however, that prior to the approval of the Plan of Merger and this Agreement by the Company Shareholders the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any Person that makes an Acquisition Proposal that is unsolicited or that did not otherwise result from a breach of this Section 6.9, if, and to the extent that, (i) the Board of Directors of the Company, after consultation with and having taken into consideration advice of independent outside legal counsel, determines in its good faith business judgment that such action is likely required for the Board of Directors of the Company to comply with its duties to the Company and the Company Shareholders under applicable Virginia law, (ii) prior to taking such action, the Company receives from such Person an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person; provided that such confidentiality agreement with respect to an Acquisition Proposal shall not be any less protective to the Company than the provisions of the Confidentiality Agreement and (iii) the Acquisition Proposal is a Superior Proposal. The Company shall provide prompt (but in any event by the following day) oral and written notice to Parent of (A) the receipt of any such Acquisition Proposal and any clarification, modification or amendment to an Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, (C) the identity of such Person making any such Acquisition Proposal or inquiry and (D) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer or proposal with respect to a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any purchase or other acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries or 10% or more of any class of equity securities of the Company or any of its Subsidiaries.

Section 6.10. Shareholders’ Meeting.

(a) The Company shall (i) cause the Shareholders’ Meeting to be duly called and held as soon as practicable following the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger and (ii) take all action necessary in accordance with applicable Law and the Company Charter Documents to duly call, give notice of, and convene the Shareholders’ Meeting.

(b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Common Stock entitled to vote at the Shareholders’ Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the VSCA, the Company Charter Documents or this Agreement to effect the Merger.

Section 6.11. Proxy Statement.

(a) The Company will as promptly as practicable following the execution of this Agreement file the Proxy Statement with the SEC and will use commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Shareholders at the earliest practical time. The Company will notify the Parent promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Shareholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (ii) if at any time prior to the Shareholders’ Meeting, any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company will, upon learning of such event, promptly prepare and file and, if required, mail such amendment or supplement to the Company Shareholders; provided, however, that prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon.

(b) The Company hereby represents that the Company Financial Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company, consented to the inclusion of references to its opinion in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

Section 6.12. Shareholder Lists. The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Sub with such additional information, including, without limitation, updated listings and computer files of the Company Shareholders, mailing labels and security position listings, and such other assistance as Parent, Sub or their agents may reasonably request.

Section 6.13. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Sub under this Agreement.

Section 6.14. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and the Subsidiaries to be effective upon the Effective Time. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

Section 6.15. Company Stock Awards. As promptly as practicable following the date hereof, the Company shall use commercially reasonable efforts to cause all of the holders of Company Stock Awards to agree to the termination and expiration of their Company Stock Awards immediately prior to the consummation of the Merger in exchange for the Company Stock Award Consideration described in Section 2.6.

Section 6.16. Employee Matters.

(a) Company Benefit Plan Contributions. Prior to the consummation of the Merger, the Company shall (or shall cause the applicable Subsidiary to) (i) make all contributions under any Current Company Benefit Plan, including any employer matching and profit sharing contributions, required for periods ending on or before the consummation of the Merger or (ii) with respect to each Current Company Benefit Plan that is not fully funded or fully insured, fully reserve as a liability on the books of the Company or applicable Subsidiary in accordance with GAAP, considering each such plan as material for purposes of applying GAAP reserve requirements, all liabilities for benefits accrued under such plan as of the consummation of the Merger.

(b) Other Actions. Parent and the Company agree to take those actions identified on Exhibit D attached hereto.

(c) Long-Term Incentive Plan Awards. The long-term incentive plan awards granted on January 21, 2004 (the “LTIP Awards”) shall be paid in accordance with Section 6.16(c)(i) or, with the consent of the participant, shall be amended prior to the consummation of the Merger to provide for payment in accordance with Section 6.16(c)(ii).

(i) Subject to the provisions of Section 6.16(c)(ii), each LTIP Award shall be paid to each participant on the consummation of the Merger on account of achieving the target performance objectives. Each participant shall be deemed to have earned the number of performance shares scheduled to be earned on account of achieving the target performance objectives. Each participant shall be deemed to have earned the cash payment scheduled to be earned on account of achieving the target performance objectives. Each participant shall receive a single sum payment equal to the cash payout under the LTIP Award assuming achievement of the target performance objectives plus an amount determined by multiplying (x) the Merger Consideration by (y) the number of performance shares earned under the LTIP Award assuming achievement of the target performance objectives. The amount payable under this Section 6.16(c)(i) shall be paid in a single cash payment at the Effective Time.

(ii) With the consent of a participant, the participant’s LTIP Award shall be amended to provide: (A) that such participant shall be deemed to have earned the cash payment scheduled to be earned on account of achieving the maximum performance objectives, (B) that such participant shall be deemed to have earned the number of performance shares scheduled to be earned on account of achieving the maximum performance objectives, and (C) that such participant shall receive a single sum payment equal to the amount described in the following sentence if the participant continues employment with the Company or Parent (or any affiliate thereof) until the second anniversary of the consummation of the Merger (or January 1, 2007, in the case of the LTIP Award held by Leo Suggs if he consents to the application of this Section 6.16(c)(ii)) or if the participant’s employment ends before such date, as applicable, on account of death, disability or a termination without Cause or a resignation with Good Reason. The amount payable to such participant is equal to the maximum cash payout under the LTIP Award assuming achievement of the maximum performance objectives plus an amount determined by multiplying (x) the Merger Consideration by (y) the number of performance shares earned under the LTIP Award assuming achievement of the maximum performance objectives. Any amount payable pursuant to such amendment shall be paid in a single cash payment on the second anniversary of the consummation of the Merger or, if such date is not a business day, on the immediately succeeding day (or January 2, 2007, in the case of Leo Suggs). For purposes of the amended LTIP Awards and this Section 6.16(c)(ii), the terms “Cause” and “Good Reason” shall have the same meaning as set forth in the Stock Incentive Plan.

(d) Information. Prior to the consummation of the Merger, the Company shall provide Parent, if available from existing records of the Company or any Subsidiaries, the following:

(i) a schedule that contains a true and complete list of (A) all of the officers of the Company and each Subsidiary as of the date hereof, specifying their position, annual rate of compensation, tax withholding status, date of birth, date of hire, social security number, home address, work location, length of service, vacation days, employee benefit coverages selected and such other information as is reasonably requested by the Purchaser for each of them, (B) all of the employees (whether full-time, part-time or otherwise) of the Company and each Subsidiary as of the date hereof, specifying their position, status, annual salary, tax withholding status, hourly wages, date of birth, date of hire, social security number, home address, work location, length of service, vacation days, employee benefit coverages selected and such other information as is reasonably requested by the Parent for each of them and (C) all individuals who provide services exclusively to the Company or any Subsidiary as consultants or independent contractors as of the date hereof, specifying the nature of the services performed and the consulting or other independent contractor fees and any other information reasonably requested by the Purchaser; and

(ii) true, correct and complete copies of each written consent by an officer to background checks or drug testing by the Company or any Subsidiary and any arbitration agreements or confidentiality agreements between the Company or any Subsidiary and an officer, employee or former employee of the Company or any Subsidiary.

ARTICLE VII.

CONDITIONS

Section 7.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) This Agreement and the Plan of Merger shall have been approved and adopted by the Required Vote;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

(c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act and any pre-closing clearance required under the antitrust laws of any applicable jurisdiction); and

(d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, executive order, decree or injunction (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

Section 7.2. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Effective Time (except for representations and warranties which are as of a specific date, in which event, they shall be true and correct as of such date), except for such inaccuracies in such representations or warranties as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to Closing; and (iii) the Company shall have delivered to Parent and Sub a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 7.2(a) is satisfied in all respects, duly executed by an authorized officer of the Company;

(b) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger;

(c) There shall be no Company Stock Awards outstanding as of the Effective Time; and

(d) The Company shall have caused to be delivered to Parent resignations of all the directors of the Company and the Subsidiaries effective as of the Effective Time.

Section 7.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Sub in this Agreement (without giving effect to any materiality or material adverse effect qualifications) shall be true and correct as of the date of this Agreement and as of the Effective Time (except for representations and warranties which are as of a specific date, in which event, they shall be true and correct as of such date), except for such inaccuracies in such representations or warranties as, individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the performance by Parent or Sub of any of its obligations under this Agreement, the consummation of the Merger or the other transactions contemplated herein;

(b) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing; and

(c) Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.3(a) and (b) is satisfied in all respects, duly executed by an authorized officer of each of Parent and Sub.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders:

(a) By mutual written consent of duly authorized representatives of Parent and the Company;

(b) By any of Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c) By any of Parent, Sub or the Company if the Merger shall not have been consummated on or before November 15, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d) By Parent or Sub if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Plan of Merger or this Agreement, (ii) causes the Company to enter into an Acquisition Agreement with respect to an Acquisition Proposal, (iii) shall have approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

(e) By any of the Company, Parent or Sub, if this Agreement and the Plan of Merger shall fail to be approved and adopted by the Required Vote at the Shareholders’ Meeting;

(f) By Parent or Sub, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Sub, (ii) the Company shall breach in any material respect any of its covenants or other obligations hereunder or (iii) the Company shall breach any representation or warranty hereunder (without giving effect to any materiality or Company Material Adverse Effect qualifications) and such breach of a representation or warranty, together with all other such breaches, would entitle Parent or Sub not to consummate the transactions contemplated hereby under Section 7.2(a). The foregoing notwithstanding, if in the case of clauses (ii) or (iii), the breach giving rise to the right of termination is capable of being cured, the Parent or Sub may not exercise its right of termination with respect to such breach, unless within ten days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Sub and the Company shall not have provided reasonable assurance to Parent and Sub, in the reasonable discretion of Parent and Sub, that such breach will be cured in all material respects on or before the Effective Time;

(g) By the Company, if (i) any of the conditions set forth in Section 7.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Sub shall breach in any material respect any of their respective obligations hereunder or (iii) Parent or Sub shall breach any representation or warranty hereunder (without giving effect to any materiality or material adverse effect qualifications) and such breach of a representation or warranty, together with all other such breaches, would entitle the Company not to consummate the transactions contemplated hereby under Section 7.3(a). The foregoing notwithstanding, if in the case of clauses (ii) or (iii), the breach giving rise to the right of termination is capable of being cured, the Company may not exercise its right of termination with respect to such breach unless within ten days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Sub, as the case may be, shall not have provided reasonable assurance to the Company, in the reasonable discretion of the Company, that such breach will be cured in all material respects on or before the Effective Time; or

(h) By the Company if, in compliance with its obligations under Sections 6.5 and 6.9, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Plan of Merger or this Agreement and (ii) the Company shall have entered into an Acquisition Agreement with respect to a Superior Proposal.

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith be terminated and have no further effect, except as specifically provided in this Section 8.2 and in Sections 9.10 and 9.11, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b) If (i) Parent or Sub exercises its right to terminate this Agreement under Section 8.1(d) or (ii) the Company exercises its right to terminate this Agreement under Section 8.1(h), the Company shall pay to Parent within five business days of Parent’s demand thereof, the sum of (A) all reasonable documented fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent in connection with the Merger or related to the authorization, preparation, negotiation, financing, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”) up to a maximum amount of $1,750,000 and (B) the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger.

(c) If within nine months after termination of this Agreement either by the Company pursuant to Section 8.1(c) or by any party pursuant to Section 8.1.(e), the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a Person other than Parent or Sub, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent the Parent Expenses and the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Section 8.3. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Plan of Merger by the Company Shareholders, no amendment may be made without the further approval of the Company Shareholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or if otherwise required by the VSCA.

Section 8.4. Waiver. At any time prior to the Effective Time, whether before or after the Shareholders’ Meeting, any party hereto, by action taken by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1. No Third Party Beneficiaries. Other than the provisions of Section 6.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto.

Section 9.2. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement (including, but not limited to conditions to Closing) neither party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement or the Company Disclosure Letter. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 9.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Sub or Parent of any of its respective obligations hereunder.

Section 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Law thereof.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at Law or in equity.

Section 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Section 6.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Section 8.2 and in this Article IX shall survive the termination of this Agreement indefinitely.

Section 9.11. Fees and Expenses. Except as provided in Section 8.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.12. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by UPS Next Day Air (with evidence of delivery and postage and other fees prepaid) as follows:

To Sub
or Parent:	55 Glenlake Parkway, NE
Atlanta, Georgia 30328-3498
Attention: Mergers & Acquisitions Department
and Legal Department

and to:	King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303-1763
Attention: Michael J. Egan
Janet E. Taylor

To the Company:	1000 Semmes Avenue
Richmond, Virginia 23224
Attention: General Counsel

with a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Attention: Allen C. Goolsby
David M. Carter

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first business day after delivery to a UPS customer service representative if sent by UPS Next Day Air.

IN WITNESS WHEREOF, the Company, Parent and Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OVERNITE CORPORATION

By:	/s/ LEO H. SUGGS
Name:	Leo H. Suggs
Title:	CEO & President

UNITED PARCEL SERVICE, INC.

By:	/s/ THOMAS W. DELBROOK
Name:	Thomas W. Delbrook
Title:	Assistant Treasurer

OLYMPIC MERGER SUB, INC.

By:	/s/ THOMAS W. DELBROOK
Name:	Thomas W. Delbrook
Title:	Assistant Treasurer

Annex B

PLAN OF MERGER

merging

OLYMPIC MERGER SUB, INC.,

a Virginia corporation

with and into

OVERNITE CORPORATION,

a Virginia corporation

1. Merger. Olympic Merger Sub, Inc., a Virginia corporation (the “Merged Corporation”) and an indirect wholly owned subsidiary of United Parcel Service, Inc., a Delaware corporation (“Parent”), shall, upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Overnite Corporation, a Virginia corporation (the “Company”). As a result of the Merger, the separate corporate existence of the Merged Corporation shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

2. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merged Corporation shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Merged Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

3. Articles of Incorporation and Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated as set forth on Annex A attached hereto, so that they shall be identical to the articles of incorporation of the Merged Corporation in effect immediately prior to the Effective Time and shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA or the articles of incorporation of the Surviving Corporation.

(b) At the Effective Time, the Bylaws of the Company shall be amended and restated so that they shall be identical to the bylaws of the Merged Corporation in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA, the articles of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

4. Board of Directors. The directors of the Merged Corporation immediately prior to the Effective Time shall be the directors of Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

5. Officers. The officers of the Merged Corporation immediately prior to the Effective Time shall be the officers of Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

6. Manner and Basis of Converting Shares of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Merged Corporation, the Company or the holders of any of the following securities:

(a) Each share of common stock, $.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time including shares covered by an award of restricted Company Common Stock (“Company Restricted Stock Awards”) (whether vested or unvested), but excluding shares cancelled pursuant to Section 6(b), shall be cancelled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $43.25 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock (“Certificate”) and/or an agreement evidencing a Company Restricted Stock Award (“Restricted Stock Agreement”) in the manner provided in Section 7 (the “Merger Consideration”).

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or the Merged Corporation shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 6(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a Certificate and/or Restricted Stock Agreement shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 6(a).

(d) Each share of common stock, par value $0.01 per share, of the Merged Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

7. Surrender of Shares of Company Common Stock; Stock Transfer Books.

(a) Not less than five days prior to the Shareholders’ Meeting, Parent shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 6 upon surrender of their Certificates and/or Restricted Stock Agreements. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of all of the shares of Company Common Stock outstanding at the Effective Time, including shares covered by Company Restricted Stock Awards (whether vested or unvested), but excluding shares cancelled pursuant to Section 6(b) (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 7(a). The Paying Agent shall make the payments provided in Section 6.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 6, including shares covered by Company Restricted Stock Awards (whether vested or unvested), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates and/or the Restricted Stock Agreements to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and/or the Restricted Stock Agreements pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate and/or the Restricted Stock Agreement together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate and/or the Restricted Stock Agreement shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate and each share covered by a Company Restricted Stock Award (whether vested or unvested), and such Certificate and/or Restricted Stock Agreement shall then be cancelled. Until so surrendered, each such Certificate and each Restricted Stock Agreement shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate or any Restricted Stock Agreement with respect to the Merger Consideration payable upon the surrender of any Certificate or Restricted Stock Agreement. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. If any Certificate or Restricted Stock Agreement shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate or Restricted Stock Agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Restricted Stock Agreement, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Restricted Stock Agreement the applicable Merger Consideration such holder is entitled to receive pursuant to Section 6.

(c) At any time following the day that is one hundred eighty days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Restricted Stock Agreements held by such holder. If any Certificates or Restricted Stock Agreements shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Restricted Stock Agreement would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Merged Corporation or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, including shares covered by Company Restricted Stock Awards (whether vested or unvested), shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to Section 6 upon the surrender or exchange of Certificates or Restricted Stock Agreements shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate or Restricted Stock Agreement.

(e) Parent, the Merged Corporation, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any holder of shares of Company Common Stock, including shares covered by Company Restricted Stock Awards (whether vested or unvested), such amounts that Parent, the Merged Corporation, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Merged Corporation, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Merged Corporation, the Surviving Corporation or the Paying Agent.

8. Company Stock Awards. Parent will, at or subsequent to the Effective Time, cause the Surviving Corporation to make the payments set forth in this Section 8.

(a) (i) Each outstanding Company Stock Award that is an option to acquire Company Common Stock (a “Company Stock Option”) shall be cancelled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount equal to the difference between (A) the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Company Stock Option Consideration”). At the Effective Time, all Company Stock Options converted pursuant to this Section 8(a) shall no longer be outstanding, and each holder of an agreement granting a Company Stock Option (“Option Agreement”) shall cease to have any rights with respect thereto, except the right to receive the Company Stock Option Consideration in accordance with this Section 8(a)(i).

(ii) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of a Company Stock Option entitled to receive the Company Stock Option Consideration pursuant to Section 8(a)(i) a form of letter of transmittal and instructions for use in effecting the surrender of Option Agreements. Upon surrender to the Surviving Corporation of an Option Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Option Agreement shall be entitled to receive in exchange therefor the Company Stock Option Consideration for the Company Stock Options formerly evidenced by such Option Agreement, and such Option Agreement shall then be cancelled. No interest shall accrue or be paid to any beneficial owner of Company Stock Options or any holder of any Option Agreement with respect to the Company Stock Option Consideration payable upon the surrender of any Option Agreement. If any Option Agreement shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Option Agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Option Agreement, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Option Agreement the applicable Company Stock Option Consideration such holder is entitled to receive pursuant to Section 8(a)(i).

(b) At the Effective Time, the Surviving Corporation shall pay to each participant in the Company’s employee stock purchase plan (the “Company ESPP”), in exchange for the cancellation of such participant’s rights under the Company ESPP, an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of shares (and fractional shares) of Company Common Stock that could be purchased for the participant under the Company ESPP based on the total contributions credited to the participant under the Company ESPP immediately prior to the Effective Time and an exercise price of $33.78 per share, and each participant’s rights under the Company ESPP shall thereafter be cancelled.

(c) At the Effective Time, the Surviving Corporation shall pay to each participant in the Company’s “equity swap program” (i.e., notional shares credited to the deferred stock account under the Executive Incentive Plan (the “ESP Shares”)), in exchange for the cancellation of the ESP Shares, an amount determined by multiplying (i) the Merger Consideration by (ii) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the Effective Time, and each ESP Share shall thereafter be cancelled.

(d) Parent, the Merged Corporation, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Company Stock Award Consideration otherwise payable pursuant to this Plan of Merger to any holder of shares of Company Stock Awards such amounts that Parent, the Merged Corporation, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Merged Corporation, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of Company Stock Awards in respect of which such deduction and withholding was made by Parent, the Merged Corporation, the Surviving Corporation or the Paying Agent.

9. Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Agreement” means the Agreement of Merger, dated as of May 15, 2005, among Parent, the Merged Corporation and the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Company Shareholder” means any holder of Company Common Stock.

(d) “Company Stock Awards” means all outstanding options or other rights to acquire Company Common Stock, including any stock appreciation rights, restricted stock, performance shares, restricted stock units, dividend equivalents or other equity based awards granted under the Company Stock Award Plans.

(e) “Company Stock Award Consideration” means the aggregate amounts payable under Sections 8(a), 8(b) and 8(c) and the employer employment tax liability for the Company Stock Award Consideration.

(f) “Company Stock Award Plans” means any plan or arrangement or agreement relating to stock options, restricted stock, stock appreciation rights, performance shares, restricted stock units, dividend equivalents or other equity based awards of the Company, including the Stock Incentive Plan and the Executive Incentive Plan.

(g) “Executive Incentive Plan” means the Company’s Executive Incentive Compensation and Deferral Plan.

(h) “Governmental Entity” means any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

(i) “Law” means any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

(j) “Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(k) “Shareholders’ Meeting” means the meeting of the Company Shareholders to be called to consider the Agreement, this Plan of Merger and the transactions contemplated herein, including the Merger.

(l) “Stock Incentive Plan” means the Company’s Stock Incentive Plan.

(m) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, value-added tax, unclaimed property, employment, payroll, premium, custom, withholding, duty, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

Annex A

ARTICLES OF INCORPORATION

OF

OLYMPIC MERGER SUB, INC.

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

1.

The name of the corporation is Olympic Merger Sub, Inc. (the “Corporation”).

2.

The number of shares the Corporation is authorized to issue is 1,000 shares, all which shall be shares of common stock, par value $0.01 per share.

3.

The name of the Corporation’s initial registered agent is CT Corporation System, a foreign stock corporation authorized to transact business in the Commonwealth of Virginia.

4.

The Corporation’s registered office address, which is identical to the business office address of the initial registered agent, is 4701 Cox Road, Suite 301, Glen Allen, Virginia, 23060-6802. The registered office is physically located in the county of Henrico.

5.

The names and addresses of the directors of the Corporation are:

D. Scott Davis	55 Glenlake Parkway, NE, Atlanta, Georgia 30328
Michael L Eskew	55 Glenlake Parkway, NE, Atlanta, Georgia 30328
Allen E. Hill	55 Glenlake Parkway, NE, Atlanta, Georgia 30328

6.

The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Virginia Stock Corporation Act as from time to time in effect.

A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty, as a director, except for those specific breaches and acts or omissions with respect to which the Virginia Stock Corporation Act expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification or repeal of this paragraph shall not adversely affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation’s bylaws. The modification or repeal of this paragraph shall not adversely affect the right of indemnification of any director of officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

Annex C

1585 Broadway

New York, NY 10036

May 15, 2005

Special Committee of the Board and

Board of Directors

Overnite Corporation

1000 Semmes Avenue

Richmond, VA 23224

Members of the Special Committee of the Board and the Board of Directors:

We understand that Overnite Corporation (“Overnite” or the “Company”), United Parcel Service, Inc. (“UPS”) and Olympic Merger Sub, Inc., an indirect wholly owned subsidiary of UPS (“Merger Sub”), have entered into an Agreement of Merger, substantially in the form of the draft dated May 14, 2005 (the “Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (“Transaction”). Pursuant to the Transaction, Overnite will become a wholly owned subsidiary of UPS and each outstanding common share, par value $0.01 per share (the “Overnite Common Stock”), of Overnite, other than shares held in treasury or held by UPS or Merger Sub, will be converted into the right to receive $43.25 in cash without interest. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Overnite Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of UPS and Overnite, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Overnite prepared by the management of Overnite;

(iii) reviewed certain financial forecasts related to Overnite prepared by the management of Overnite;

(iv) discussed the past and current operations and financial conditions and the prospects of Overnite with senior management of Overnite;

(v) reviewed financial projections and information relating to certain strategic, financial and operational benefits anticipated from the Transaction prepared by the management of Overnite;

(vi) discussed the strategic rationale for the Transaction with senior management of Overnite;

(vii) reviewed the pro forma impact of the Transaction on UPS earnings per share and financial ratios;

(viii) reviewed the reported prices and trading activity for Overnite Common Stock and UPS common stock;

(ix) compared the financial performance of Overnite and UPS and the prices and trading activity of the Overnite Common Stock and the UPS common stock with that of certain other publicly-traded companies comparable with Overnite and UPS and their securities;

(x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(xi) participated in discussions and negotiations among representatives of Overnite and UPS and their financial and legal advisors;

(xii) reviewed the draft Agreement and certain related documents; and

(xiii) considered such other factors and performed such other analyses as we have deemed appropriate.

C-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts of Overnite, including financial projections and information regarding certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Overnite. In addition, we have relied on the assessments by the management of Overnite of the strategic rationale for the Transaction. We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement. As you know, we are not an accounting, legal or tax advisor and for purposes of our opinion we have assumed the accuracy and veracity of the advice given by such advisors to Overnite with respect to such issues. We have not made any independent valuation or appraisal of the assets or liabilities (including any hedge or derivative positions) of Overnite or UPS, nor have we been furnished with any such appraisals. In addition, we have assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the Transaction, no restrictions will be imposed that would have any material adverse effect on Overnite or UPS or on the benefits expected to be derived from the Transaction. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.

We have acted as financial advisor to the Special Committee and the Board of Directors of Overnite in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transaction. In the ordinary course of our business, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates may from time to time trade in the securities or any commodity or currency or the indebtedness of Overnite and UPS and commodities or currencies for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness or commodity or currency for any such account. In addition, Morgan Stanley and its affiliates may from time to time act as a counterparty to either Overnite and UPS and have received compensation for such activities. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Overnite and UPS and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent except that a copy of this opinion may be included in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Transaction.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Overnite Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ NELSON S. WALSH
Nelson S. Walsh Managing Director

C-2

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

OVERNITE CORPORATION

This Proxy is solicited by the Board of Directors of Overnite Corporation for the Special Meeting of Shareholders on                             , 2005.

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Messrs. Leo H. Suggs, Mark B. Goodwin and                                 , and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in Overnite Corporation (the “Company”) entitled to vote at the special meeting of shareholders of the Company on                                 , 2005, and at any adjournments or postponements thereof, as indicated on the reverse side. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote all shares of stock of the Company standing in the name of the undersigned shareholder.

This proxy when properly executed will be voted in the manner directed by the shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2 and according to the discretion of the proxy holders on any other matter that may properly come before the special meeting and any and all adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

See Reverse Side	See Reverse Side

OVERNITE CORPORATION

PROXY

You can submit your proxy by mail, by telephone or through the Internet.

Please use only one of the following three methods:

BY MAIL Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555

BY TELEPHONE

(Available until 11:59 p.m., Eastern Daylight Time, on                     , 2005)

Call toll-free 1-866-287-9710 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

THROUGH THE INTERNET

(Available until 11:59 p.m., Eastern Daylight Time, on                 , 2005)

Access website at

https://www.proxyvotenow.com/ovnt to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

☒ Please mark your vote as in this example.

1.	The proposal to approve and adopt the Agreement of Merger, dated as of May 15, 2005, by and among United Parcel Service, Inc., a Delaware corporation, Olympic Merger Sub, Inc., a Virginia corporation and an indirect wholly-owned subsidiary of United Parcel Service, Inc., and Overnite Corporation, and the related plan of merger, pursuant to which Olympic Merger Sub, Inc. will merge with and into Overnite Corporation;

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

2.	The proposal to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval of the Agreement of Merger and the related plan of merger if there are not sufficient votes for approval of the Agreement of Merger and the related plan of merger at the special meeting;

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS

Even if you expect to attend the special meeting in person, please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated                             , 2005.

Please date and sign below. Only one of several joint owners need sign. When signing in a representative capacity, please give full title. Please sign here exactly as the name is printed hereon.

(date)	(signature)

(signature)